Exhibit 2.1

STRICTLY PRIVATE & CONFIDENTIAL	EXECUTION COPY

PURCHASE AGREEMENT

among

HBMA HOLDINGS LLC,

STRUCTHERM HOLDINGS LIMITED,

HANSON AMERICA HOLDINGS (4) LIMITED,

HANSON PACKED PRODUCTS LIMITED,

LSF9 STARDUST HOLDINGS LLC

and,

solely for the purposes of Section 9.08 and Article XI,

HEIDELBERGCEMENT AG

Dated as of December 23, 2014

EXHIBITS

A	NAM Transition Services Agreement

B	UK Transition Services Agreement

C	NAM Cement Supply Agreement

D	UK Aggregates Supply Agreement

E	UK Cement Supply Agreement

F	UK Assignment Agreement

SCHEDULES

1.01(a)	Standalone Costs

1.01(b)	Sellers’ Knowledge

2.06	Accounting Principles

5.05	Retained Names and Marks

v

PURCHASE AGREEMENT, dated as of December 23, 2014 (this “Agreement”), among HBMA HOLDINGS LLC, a Delaware limited liability company (the “US Seller”), STRUCTHERM HOLDINGS LIMITED, an English private limited company (the “UK Seller”), HANSON AMERICA HOLDINGS (4) LIMITED, an English private limited company (the “CDN Seller”), HANSON PACKED PRODUCTS LIMITED (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL”, and together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”) and LSF9 STARDUST HOLDINGS LLC, a Delaware limited liability company (the “Purchaser”), and, solely for the purposes of Section 9.08 and Article XI hereto, HEIDELBERGCEMENT AG, an Aktiengesellschaft organized in Germany (“Seller Parent”).

WHEREAS, the US Seller owns all of the issued and outstanding shares (the “HBA Shares”) of capital stock of Hanson Brick America, Inc., a Michigan corporation (“HBA”), and all of the membership interests (the “HP&P Interests”) of Hanson Pipe & Precast LLC, a Delaware limited liability company (“HP&P USA”);

WHEREAS, the UK Seller owns all of the issued share capital (the “HBP Shares”) of Hanson Building Products Limited (formerly known as Pimco 2945 Limited), an English private limited company (“HBP”);

WHEREAS, the CDN Seller owns all of the issued and outstanding shares (the “HP&P Shares”) of Hanson Pipe & Precast, Ltd., an Ontario corporation (“HP&P Canada”), and all of the issued and outstanding shares (the “HBL Shares”, and together with the HBA Shares, the HP&P Interests, the HBP Shares and the HP&P Shares, the “Shares”) of Hanson Brick Ltd., an Ontario corporation (“HBL”, and together with HBA, HP&P USA, HBP and HP&P Canada, the “Companies”);

WHEREAS, HPPL and HBP are parties to the UK Loan Notes (as defined below), pursuant to which HPPL has loaned to HBP £405 million in aggregate, copies of which have been provided to the Purchaser (the aggregate principal amount outstanding thereunder on the Closing Date, the “UK Loan Amount”);

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares and all of HPPL’s right, title and interest in the UK Loan Notes (as defined below), upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Sellers’ willingness to enter into this Agreement, Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership (the “Guarantor”), has provided a limited guarantee (the “Limited Guarantee”) to the Sellers with respect to certain of the Purchaser’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” mean the accounting principles, methods and policies to be applied in the preparation of (a) the notice delivered pursuant to Section 2.03(b), (b) the Initial Closing Statement and (c) the Final Closing Statement, which are set forth on Schedule 2.06.

“Action” means any claim, action, suit, arbitration, mediation, litigation, audit, investigation or proceeding by or before any Governmental Authority.

“Adjusted EBITDA” means the audited consolidated net income (loss) of the Purchaser (which will consist solely of the combined net income (loss) of the Companies and the Company Subsidiaries), adjusted to add back or deduct, as the case may be (in each case, without duplication and in respect of the Companies and the Company Subsidiaries only): (i) results from discontinued operations, (ii) interest expense and interest income; (iii) income taxes; (iv) depreciation; (v) amortization (including impairment); (vi) restructuring charges recorded under GAAP, (vii) fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement; (viii) profit or loss on sale of property, plant and equipment; (ix) extraordinary gains and losses, (x) consulting, management, advisory fees or analogous fees paid to any of Affiliate of the Purchaser, including Hudson Advisors; and (xi) any standalone costs greater than $50 million (which represents the sum of the $38 million in standalone costs anticipated by the Sellers and an additional $12 million in standalone costs anticipated by the Purchaser), it being agreed that “standalone costs” for purposes of this definition will consist of the categories of costs described in Schedule 1.01(a). Adjusted EBITDA shall further exclude (A) all effects of purchase accounting with respect to the transactions contemplated by this Agreement and (B) all effects arising from the direct or indirect acquisition by the Purchaser of, and the subsequent operation of, any business or third Person.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the NAM Cement Supply Agreement, the NAM Transition Services Agreement, the UK Aggregates Supply Agreement, the UK Cement Supply Agreement, the UK Transition Services Agreement and the UK Assignment Agreement.

“Business” means the business of designing, developing, manufacturing, distributing, marketing and selling concrete and clay building products, as operated by Seller Parent and its Affiliates in North America (excluding the Canadian provinces of Manitoba, Saskatchewan, Alberta and British Columbia) and the United Kingdom on the date hereof, provided that the Business shall not include any of the businesses described on Section 5.18(a) of the Disclosure Schedule.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Heidelberg, Germany.

“Canadian Collective Agreement” means the collective bargaining agreement between HBL and the bargaining agent covering certain Employees in the Province of Ontario.

“Canadian Pension Plans” means: (a) Pension Plan for the Employees of Hanson Pipe & Precast, Ltd., Ontario Registration No. 0961086 (the “HP&P Canada Pension Plan”); (b) Pension Plan For Non-Bargaining Employees of Hanson Brick Limited, Ontario Registration No. 0551655; and (c) subject to Section 6.07, Pension Plan for Unionized Employees of Hanson Brick Limited, Ontario Registration No. 0976787 Canada (the “Union Pension Plan”, and together with (b), the “HBL Pension Plans”).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments), determined in accordance with the Accounting Principles.

“Change of Control Payments” means all unpaid change of control, bonus, retention, incentive and other analogous payments due under any Contract or plan that are payable by a Company or a Company Subsidiary to any officer, director or employee of any Company or Company Subsidiary as a result of or in connection with the consummation of the transactions contemplated by this Agreement, together with any unpaid employer-paid portion of any payroll Taxes related thereto; provided, however, that (a) in no event shall any “double-trigger” payments that are triggered in part by the consummation of the transactions contemplated by this Agreement and in part by an action of the Purchaser after the Closing be considered a “Change of Control Payment”, and (b) in no event shall any payments made pursuant to any offer letter or any other employment agreement, bonus plan or other analogous agreement or plan entered into by the Purchaser or its Affiliates be considered a “Change of Control Payment.”

“Closing Date Net Indebtedness Amount” means the amount equal to (a) the aggregate outstanding Indebtedness of the Companies and the Company Subsidiaries (excluding (x) intercompany indebtedness among the Companies and the Company Subsidiaries and (y) the UK Loan Amount) minus (b) the aggregate amount of Cash of the Companies and the Company Subsidiaries, in each case calculated as of 11:59 p.m. E.S.T. on the Closing Date but without giving effect to (i) any incurrence of Indebtedness by any of the Companies or the Company Subsidiaries at or following the Closing, (ii) any contribution of Cash to any of the Companies or the Company Subsidiaries by or at the direction of the Purchaser or any of its Affiliates, or any distribution of Cash by any of the Companies or the Company Subsidiaries to or at the direction of the Purchaser or any of its Affiliates, in either case at or following the Closing or (iii) any use of Cash by any of the Companies or the Company Subsidiaries on the Closing Date other than in the ordinary course of business consistent with past practice).

“Closing Date Payment” means an amount equal to the portion of the Purchase Price payable on the Closing Date minus Estimated Transaction Expenses, minus Estimated Change of Control Payments, and further adjusted as follows: (a)(i) if the Estimated Closing Date Working Capital Amount is equal to the Target Closing Date Working Capital Amount, the

Closing Date Payment shall not be adjusted; (ii) if the Estimated Closing Date Working Capital Amount is greater than the Target Closing Date Working Capital Amount, the Closing Date Payment shall be increased by the amount of such difference; and (iii) if the Target Closing Date Working Capital Amount is greater than the Estimated Closing Date Working Capital Amount, the Closing Date Payment shall be reduced by the amount of such difference; and (b)(i) if the Estimated Closing Date Net Indebtedness Amount is equal to zero, the Closing Date Payment shall not be adjusted; (ii) if the Estimated Closing Date Net Indebtedness Amount is a positive number, the Closing Date Payment shall be reduced by the amount of the Estimated Closing Date Net Indebtedness Amount; or (iii) if the Estimated Closing Date Net Indebtedness Amount is a negative number, the Closing Date Payment shall be increased by the absolute value of the amount of the Estimated Closing Date Net Indebtedness Amount.

“Closing Date Working Capital Amount” means the amount equal to (a) the total assets of the Companies and the Company Subsidiaries specified as “Current Assets” in Schedule 2.06 minus (b) the total liabilities of the Companies and the Company Subsidiaries specified as “Current Liabilities” in Schedule 2.06, in each case calculated as of 11:59 p.m. E.S.T. on the Closing Date but without giving effect to the impact of any actions taken by any of the Companies and the Company Subsidiaries after the Closing other than in the ordinary course of business consistent with past practice.

“Code” means the United States Internal Revenue Code of 1986, as amended through to the date hereof.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all licenses of Intellectual Property to a Company or a Company Subsidiary from any third party, excluding Shrink-Wrap Agreements.

“Company Severance Plans” means the Lehigh Hanson U.S. Severance Plan and the Hanson Quarry Products Redundancy Policy.

“Competition Act” means the Competition Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“Consolidated Tax Returns” shall mean any Tax Returns with respect to Consolidated Taxes.

“Consolidated Taxes” shall mean all federal, national, supranational, state, provincial, local or similar Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include any of the Companies or the Company Subsidiaries, on the one hand, and any of the Sellers or their Affiliates (other than the Companies and the Company Subsidiaries), on the other hand.

“Contract” means any legally binding contract, agreement, instrument, license, sublicense, lease, sublease, commitment, or sales or purchase order.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, or by contract.

“Conveyance Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer or gains or similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority as a result of, or payable or collectible or incurred in connection with, this Agreement, including the sale of the Shares.

“Deferred Revenue” means deferred revenue, as such term is understood under GAAP, of the Companies and Company Subsidiaries.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Earnout Amount” means an amount equal to: (a) the result of (i) the Adjusted EBITDA for the calendar year ended December 31, 2015 (as derived from the 2015 Financial Statements and the books and records of the Purchaser and its Subsidiaries) minus (ii) $212.2 million, multiplied by (b) 8.70; provided that if the Earnout Amount is a positive amount that is greater than $100 million, the Earnout Amount shall mean an amount equal to $100 million. If the Earnout Amount would be a negative number, it shall be deemed to be zero.

“Employee” means each individual who, as of the applicable date of determination, is an employee of a Company or a Company Subsidiary.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, charge (whether legal or equitable and whether fixed or floating), agreement for sale, estate contract, mortgage lien, other lien, encumbrance, equitable interest, right of possession, use lease, tenancy, license, encroachment, covenant, infringement, order, option, right of first refusal, preemptive right, legend, defect, exception, imperfection of title, condition or restriction of any nature (including any restriction upon the transfer of any asset, any restriction upon the receipt of any income derived from any asset, any restriction upon the use of any asset and any restriction upon the possession, exercise or transfer of any other attribute of ownership of any asset); provided that any non-exclusive license of, option to license on a non-exclusive basis, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, any Intellectual Property shall not be considered an Encumbrance.

“Environmental Law” means any Law, consent decree or judgment, in each case, in effect as of the date hereof, relating to (a) pollution or the protection of the environment, (b) human exposure to any Hazardous Material or (c) human health and safety, to the extent related to the handling of or exposure to any Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Taxes” means (a) Taxes imposed on any of the Companies or the Company Subsidiaries for any Pre-Closing Tax Period, and (b) Taxes attributable to a Pre-Closing Tax Period for which a Company or a Company Subsidiary is held liable under Section 1.1502-6 of the Regulations (or any similar provision of national, supranational, state, provincial, local or similar Law) by reason of such Person being included in any consolidated, affiliated, combined or unitary group with a Seller at any time before the Closing Date or as a transferee or successor for any Tax of any Person other than the Companies and the Company Subsidiaries; provided, however, that Excluded Taxes shall not include (i) Taxes resulting from any act, transaction or omission of any of the Purchaser, the Companies, the Company Subsidiaries or their respective Affiliates occurring after the Closing, or (ii) fifty percent (50%) of any Conveyance Taxes.

“Final Closing Statement” means (a) the Initial Closing Statement, if the US Seller delivers a Notice of Acceptance or fails to deliver a Notice of Disagreement by the Objection Deadline Date, or (b) the Initial Closing Statement as modified in accordance with Section 2.06(d), if the US Seller timely delivers a Notice of Disagreement.

“Final Determination” means, with respect to any Taxes for a Taxable Period, (a) a closing or settlement agreement entered into with a taxing authority establishing the amount of such Taxes, or (b) a final decision of a court of competent jurisdiction with respect to such Taxes that is non-appealable or in respect of which the period for appeal has lapsed.

“Final Earnout Statement” means (a) the Initial Earnout Statement, if the US Seller delivers a Notice of Acceptance or fails to deliver a Notice of Disagreement by the Objection Deadline Date, or (b) the Initial Earnout Statement as modified in accordance with Section 2.08(d), if the US Seller timely delivers a Notice of Disagreement.

“Final Purchase Price Amount” means an amount equal to (a) the portion of the Purchase Price payable on the Closing Date minus the Closing Transaction Expenses, and minus the Closing Change of Control Payments, (b)(i) if the Closing Date Net Indebtedness Amount set forth in the Final Closing Statement is greater than the Estimated Closing Date Net Indebtedness Amount, minus the amount of such difference, or (ii) if the Estimated Closing Date Net Indebtedness Amount is greater than the Closing Date Net Indebtedness Amount set forth in the Final Closing Statement, plus the amount of such difference, and (c)(i) if the Closing Date Working Capital Amount set forth in the Final Closing Statement is greater than the Estimated Closing Date Working Capital Amount, plus the amount of such difference, or (ii) if the Estimated Closing Date Working Capital Amount is greater than the Closing Date Working Capital Amount set forth in the Final Closing Statement, minus the amount of such difference.

“Financing Sources” means the Lenders and the other parties to the Debt Commitment Letters, any fee letters, engagement letters, joinder agreements, credit agreements, purchase agreements (other than this Agreement), indentures or other definitive agreements executed in connection with the Debt Commitment Letters or the Debt Financing, together with their Affiliates and such Persons’ and their Affiliates’ respective direct or indirect current, former or future directors, officers, employees, partners, attorneys, controlling persons, managers, advisors, agents and representatives and their respective successors and assigns.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect and applied consistently throughout the periods involved.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence and/or which govern its internal affairs.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or municipal government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, in each case, whether U.S. or non-U.S.

“Government Official” means any Person employed by or that is an agent of any Governmental Authority or any political party or that is a candidate for Governmental Authority office, or the family member of any of these.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, investigation or award entered by or with any Governmental Authority.

“Hazardous Material” means any material or substance that is regulated under Environmental Law as hazardous or toxic to the environment or human health, including any asbestos, polychlorinated biphenyls, petroleum, or petroleum byproducts or breakdown products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means: (a) (i) all indebtedness for borrowed money, and all obligations evidenced by notes, bonds, debentures or other similar interests, (ii) any accrued but unpaid interest on any of the foregoing and (iii) any cost or penalty associated with repaying or prepaying any such indebtedness, and any guarantee thereof; (b) (i) all obligations of a lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (ii) all liabilities for the deferred and unpaid purchase prices of property, assets or services (without duplication of any amounts that are trade payables in accordance with the Accounting Principles), (iii) all amounts drawn under surety bonds or letters of credit, (iv) any accrued and unpaid interest on the foregoing items, (v) Deferred Revenue, (vi) all bank liabilities (outstanding checks and overdrafts), and (vii) all outstanding obligations under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (c) all obligations of the type referred to in clauses (a) and (b) of any third Person of which a Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (d) all obligations of the type referred to in clauses (a) through (c) of any third Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) up to the value of such Encumbrance on any property or asset of a Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as the case may be.

“Individual Agreements” means the employment agreements, compensation guarantees, individual severance arrangements, retention or transaction bonus agreements and other similar agreements or arrangements for Continuing Employees for which any Continuing Employee, Company or Company Subsidiary, or, following the Closing, the Purchaser or any of its Affiliates, has outstanding rights or obligations as of or following the Closing.

“Initial Closing Statement” means a statement setting forth the Purchaser’s determination of (a) the Closing Date Working Capital Amount, (b) the Closing Date Net Indebtedness Amount, (c) actual Transaction Expenses (“Closing Transaction Expenses”), (d) actual Change of Control Payments (“Closing Change of Control Payments”) and (e) the Purchase Price as adjusted to reflect the foregoing, prepared, in the case of clauses (a) and (b), in accordance with the Accounting Principles.

“Intellectual Property” means: U.S. and non-U.S. (a) patents; (b) trademarks, service marks, trade names, trade dress, trade names, company names, other identifiers of source and Internet domain names, together with the goodwill associated exclusively therewith; (c) published and unpublished works of authorship, copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing in (a) – (c); (e) trade secrets; and (f) and all other intellectual property rights.

“Inventory” means raw materials and consumables, work-in-process, finished goods and goods for resale to customers by any Company or Company Subsidiary.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order, requirement or rule of law (including common law) of any Governmental Authority.

“Lease” means any lease, sublease, license, concession or other right to occupy real property, including all assignments and amendments thereto.

“Leased Real Property” means the real property leased, subleased, licensed or operated by a Company or a Company Subsidiary as tenant, or which any Company or Company Subsidiary has a right or option to use or occupy, together with, to the extent leased, subleased, licensed or occupied by such Company or Company Subsidiary, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of such Company or Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property that a Company or a Company Subsidiary is licensed to use pursuant to the Company IP Agreements.

“Material Adverse Effect” means any event, circumstance, change or effect that (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, the Companies and the Company Subsidiaries taken as a whole or (ii) materially and adversely affects or materially delays the ability of the Sellers to consummate the transactions contemplated by this Agreement or to perform their respective obligations under the Ancillary Agreements; provided, however, that, in the case of clause (i) only, none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates (including legal and regulatory changes); (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States, the United Kingdom or Canada, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects attributable to the execution or announcement of the execution of this Agreement, or the pendency of the transactions contemplated hereby; (e) any event, circumstance, change or effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (f) earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions, explosions or fires or other natural disasters; (g) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; and (h) the failure by the Business to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (provided that the events, circumstances, changes and effects that caused or contributed to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that in the case of clauses (a) through (h) the impact of such event, circumstance, change or effect is not materially disproportionately adverse to the Business, taken as a whole, relative to other Persons in the industries in which the Business operates (and the extent of such materially disproportionate impact shall not be disregarded).

“Neutral Accountant” means an internationally recognized accounting firm reasonably acceptable to the Sellers and the Purchaser.

“Objection Deadline Date” means the date forty-five (45) days after delivery by the Purchaser to the US Seller of (a) the Initial Closing Statement or (b) the Initial Earnout Statement, as applicable.

“Owned Intellectual Property” means all Intellectual Property owned by a Company or a Company Subsidiary.

“Owned Real Property” means the real property in which a Company or a Company Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of such Company or Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrances” means: (a) statutory liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable and for which reserves have been established in accordance with GAAP; (c) any Encumbrances that is set forth in any title policies, endorsements, title commitments, title certificates and/or title reports, or opinions of title that have been made available to the Purchaser relating to any of the Companies’ or the Company Subsidiaries’ interests in real property; (d) any interest or title of a lessor under any Lease; (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, in each case, which individually or in the aggregate do not materially impair the present use of the properties or assets of any Company or Company Subsidiary and which are not violated in any material respect by the current use of the Owned Real Property or the Leased Real Property; (f) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office which do not materially interfere with the present use of the properties or assets of any Company or Company Subsidiary and which are not violated in any material respect by the current use of the Owned Real Property or the Leased Real Property; (g) matters which would be disclosed by an accurate survey or inspection of the Leased Real Property or the Owned Real Property which do not materially impair the occupancy or current use of such property which they encumber; and (h) all other Encumbrances set forth on the Disclosure Schedule.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization or Governmental Authority.

“Pre-Closing Environmental Matter” means (a) any noncompliance with or violation of any applicable Environmental Law by any Company or any Company Subsidiary to the extent it exists or occurs prior to the Closing Date, (b) any release of any Hazardous Material on or prior to the Closing Date that requires any cleanup, removal, remediation, or remedial or corrective action (“Remedial Action”) pursuant to Environmental Law (i) at any Owned Real Property or Leased Real Property, (ii) at any real property formerly owned or leased by any Company or any Company Subsidiary, (iii) at any third-party disposal site to which any Company or any Company Subsidiary sent such Hazardous Material for treatment, storage or disposal prior to the Closing Date, or (iv) by the Company or any Company Subsidiary, including, in the case of (i), (ii), (iii) and (iv), any post-Closing migration of such Hazardous Material, (c) any exposure to any Hazardous Material on or prior to the Closing Date at any Owned Real Property, Leased Real Property or at any real property formerly owned or leased by any Company or any Company Subsidiary, or (d) any exposure to any Hazardous Material included in any product sold by any Company or any Company Subsidiary on or prior to the Closing Date.

“Pre-Closing Tax Period” shall mean any Taxable Period (or the portion of any Straddle Period) ending on or before the Closing Date.

“Post-Closing Tax Period” shall mean any Taxable Period (or the portion of any Straddle Period) beginning after the Closing Date.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser contained in Sections 4.01 and 4.08.

“Purchase Price Bank Account” means a bank account or bank accounts to be designated by the Sellers in a written notice to the Purchaser at least two (2) Business Days prior to the Closing Date, specifying the portion of the Purchase Price payable to each such account, or such other bank account as may be designated by the Sellers in a written notice to the Purchaser following the Closing.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Receivables Program Agreements” means the: (a) Amendment and Restatement of the December 2012 Agreement Relating to the Master Receivables Purchase Agreement, dated December 21, 2012, among Cadman (Black Diamond), Inc., Cadman (Rock), Inc., Cadman (Seattle), Inc., Cadman, Inc., Calaveras Materials Inc., Calaveras-Standard Materials, Inc., Campbell Concrete & Materials LLC, Commercial Aggregates Transportation and Sales, LLC, Continental Florida Materials Inc., Ferndale Ready Mix & Gravel, Inc., Hanson Aggregates BMC, Inc., Hanson Aggregates Davon LLC, Hanson Aggregates LLC, Hanson Aggregates Mid-Pacific, Inc., Hanson Aggregates Midwest LLC, Hanson Aggregates New York LLC, Hanson Aggregates Pacific Southwest, Inc., Hanson Aggregates Pennsylvania LLC, Hanson Aggregates Southeast LLC, Hanson Aggregates WRP, Inc., Hanson Brick East, LLC, Hanson Hardscape Products LLC, Hanson Micronesia Cement, Inc., Hanson Permanente Cement of Guam, Inc., HP&P USA, Hanson Pressure Pipe, Inc., Hanson Roof Tile, Inc., Hanson Structural Precast, Inc., Lehigh Cement Company LLC, Lehigh Northwest Cement Company, Lehigh Southwest Cement Company, Material Service Corporation, Mission Valley Rock Co., PCAz Leasing, Inc., Sherman Industries LLC, South Valley Materials, Inc., Standard Concrete Products, Inc. and Lehigh Hanson Receivables LLC, as amended from time to time; (b) Amendment and Restatement of the July 2014 Agreement Relating to the Onward Receivables Purchase Agreement, dated July 18, 2014, between Landesbank Hessen-Thüringen Girozentrale, Lehigh Hanson Receivables LLC, and HeidelbergCement AG, as amended from time to time; (c) side letter, dated as of December 21, 2012, from Coface S.A. to Cadman (Black Diamond), Inc., Cadman (Rock), Inc., Cadman (Seattle), Inc., Cadman, Inc., Calaveras Materials Inc., Calaveras-Standard Materials, Inc., Campbell Concrete & Materials LLC, Commercial Aggregates Transportation and Sales, LLC, Continental Florida Materials Inc., Ferndale Ready Mix & Gravel, Inc., Hanson Aggregates BMC, Inc., Hanson Aggregates Davon LLC, Hanson Aggregates LLC, Hanson Aggregates Mid-Pacific, Inc., Hanson Aggregates Midwest LLC, Hanson Aggregates New York LLC, Hanson Aggregates Pacific Southwest, Inc., Hanson Aggregates Pennsylvania LLC, Hanson Aggregates Southeast LLC, Hanson Aggregates WRP,

Inc., Hanson Brick East, LLC, Hanson Hardscape Products LLC, Hanson Micronesia Cement, Inc., Hanson Permanente Cement of Guam, Inc., HP&P USA, Hanson Pressure Pipe, Inc., Hanson Roof Tile, Inc., Hanson Structural Precast, Inc., Lehigh Cement Company LLC, Lehigh Northwest Cement Company, Lehigh Southwest Cement Company, Material Service Corporation, Mission Valley Rock Co., PCAz Leasing, Inc., Sherman Industries LLC, South Valley Materials, Inc., Standard Concrete Products, Inc. and Lehigh Hanson Receivables LLC, as amended from time to time; (d) Master Receivables Purchase Agreement, dated as of 1 September 2014, between SEB AG, Hanson Quarry Products Europe Ltd., HeidelbergCement AG, HBP, HPPL, Midland Quarry Products Ltd. and Castle Cement Ltd, as amended from time to time; (e) side letter, dated 1 September 2014, among Coface S.A., Hanson Quarry Products Europe Ltd., HBP, HPPL, Midland Quarry Products Ltd. and Castle Cement Ltd, as amended from time to time; and (f) MRPA Fee letter, dated as of 1 September 2014, among SEB AG, Hanson Quarry Products Europe Ltd, HeidelbergCement AG, HBP, HPPL, Midland Quarry Products and Castle Cement Ltd., as amended from time to time.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller Fundamental Representations” means the representations and warranties of the Sellers contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.25.

“Sellers’ Knowledge”, “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual knowledge of the individuals identified on Schedule 1.01(b) after reasonable inquiry by each such individual.

“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses concerning generally commercially available software, in each case, with an annual licensing fee of less than $100,000.

“Straddle Period” means any Taxable Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a party hereto, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a managing member or general partner, (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Closing Date Working Capital Amount” means $262,500,000.

“Tax” or “Taxes” means any and all income, capital, capital gains, franchise, windfall profits, transfer, stamp, property, excise, net worth and similar taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (but excluding any Conveyance Taxes).

“Taxable Period” means a taxable year or any other period of time which forms the basis on which any periodic Liability for Tax is determined under any applicable statute, rule or regulation.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority, or provided for under applicable Law, with respect to Taxes or Conveyance Taxes.

“Transaction Expenses” means all out-of-pocket fees and expenses incurred and unpaid by any Companies or any Company Subsidiaries in connection with the process of selling the Companies, the Company Subsidiaries or the Business, including the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the preparation of the Business for an initial public offering, including any such out-of-pocket fees and expenses that are (a) brokers’, finders’ and similar fees, (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, printers, auditors and other experts, and (c) fees and expenses of the foregoing character of any third party (including any direct or indirect stockholder of any Company or Company Subsidiary) that are paid or reimbursed by any Companies or any Company Subsidiaries or that any Company or any Company Subsidiary is obligated to pay or reimburse.

“UK Assignment Agreement” means an assignment agreement, in the form attached hereto as Exhibit F.

“UK Loan Notes” means: (a) the first note due 31 August 2016 in the principal amount of £10 million, dated 1 September 2014, between HBP and HPPL; (b) the second note due 31 August 2016 in the principal amount of £10 million, dated 1 September 2014, between HBP and HPPL; (c) the first note due 31 August 2016 in the principal amount of £100 million, dated 1 September 2014, between HBP and HPPL; (d) the second note due 31 August 2016 in the principal amount of £100 million, dated 1 September 2014, between HBP and HPPL; (e) the first note due 31 August 2016 in the principal amount of £20 million, dated 1 September 2014, between HBP and HPPL; (f) the second note due 31 August 2016 in the principal amount of £20 million, dated 1 September 2014, between HBP and HPPL; (g) the third note due 31 August 2016 in the principal amount of £20 million, dated 1 September 2014, between HBP and HPPL;

(h) the fourth note due 31 August 2016 in the principal amount of £20 million, dated 1 September 2014, between HBP and HPPL; (i) the note due 31 August 2016 in the principal amount of £5 million, dated 1 September 2014, between HBP and HPPL; (j) the first note due 31 August 2016 in the principal amount of £50 million, dated 1 September 2014, between HBP and HPPL; and (k) the second note due 31 August 2016 in the principal amount of £50 million, dated 1 September 2014, between HBP and HPPL.

“UK Pension Plan” means the Hanson Industrial Pension Scheme governed by a trust deed dated April 6, 2006.

“Unresolved Objections” means the objections set forth on a Notice of Disagreement delivered to the Purchaser pursuant to Section 2.06 or Section 2.08 that remain unresolved following discussions of the US Seller and the Purchaser pursuant to Section 2.06(d)(i) or Section 2.08(d).

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“2015 Financial Statements”	2.08(a)
“Acquisition Financing”	4.05(b)
“Agreement”	Preamble
“Allocation”	7.08
“Alternate Debt Financing”	5.07(a)(iii)
“Barclays”	4.05(b)
“Business Group Employees”	5.18(b)
“Canadian Pension Assignee”	6.07(a)(i)
“CDN Seller”	Preamble
“Claims”	5.13(c)
“Closing”	2.03(a)
“Closing Date”	2.03(a)
“Closing Failure Fee”	11.01(b)
“Closing Overpayment”	2.06(e)(ii)
“Closing Underpayment”	2.06(e)(i)
“Collective Bargaining Agreements”	3.17(a)
“Companies”	Recitals
“Company Plans”	3.16(a)
“Company Subsidiary”	3.04(c)
“Competing Business”	5.18(a)
“Confidentiality Agreement”	5.03(a)
“Continuing Employee”	6.01
“Controlled Affiliate”	5.18(a)
“CP&P JV”	3.24
“Credit Support Instruments”	5.10
“CS”	4.05(b)
“D&O Indemnified Person”	5.15(a)

Definition	Location
“DB”	4.05(b)
“Debt Commitment Letters”	4.05(b)
“Debt Financing”	4.05(b)
“Disputed Items”	2.06(c)
“Earnout Period”	5.19(a)
“Eligibility Requirements”	6.08
“Equity Commitment”	4.05(b)
“Equity Financing”	4.05(b)
“Estimated Closing Date Net Indebtedness Amount”	2.03(b)
“Estimated Closing Date Working Capital Amount”	2.03(b)
“Estimated Change of Control Payments”	2.03(b)
“Estimated Transaction Expenses”	2.03(b)
“Excluded Transaction”	5.18(c)
“Existing Stock”	5.05(c)
“External Counsel”	5.08(c)
“Financial Statements”	3.07(a)
“Financing Commitments”	4.05(b)
“General Survival Date”	9.01
“Guarantor”	Recitals
“HBA”	Recitals
“HBA Common Shares”	3.04(a)
“HBA Preferred Shares”	3.04(a)
“HBA Shares”	Recitals
“HBA Voting Preferred Shares”	3.04(a)
“HBL”	Recitals
“HBL Pension Plans”	1.01
“HBL Shares”	Recitals
“HBP”	Recitals
“HBP Shares”	Recitals
“HPPL”	Preamble
“HP&P Canada”	Recitals
“HP&P Canada Pension Plan”	1.01
“HP&P Interests”	Recitals
“HP&P Shares”	Recitals
“HP&P USA”	Recitals
“HP&P USA LLC Agreement”	2.05(a)(ii)
“Initial Earnout Statement”	2.08(a)
“Lenders”	4.05(b)
“Limited Guarantee”	Recitals
“Loss”	9.02
“Marketing Period”	5.07(a)(iv)
“Material Contracts”	3.19(a)
“Most Cost-Effective Manner”	9.09(a)
“NAM Cement Supply Agreement”	5.12
“NAM Transition Services Agreement”	5.11

Definition	Location
“New Debt Commitment Letter”	5.07(a)(iii)
“Non-Recourse Parties”	11.01(f)
“Non-U.S. Employee Plan”	3.16(d)
“Notice of Acceptance”	2.06(c)
“Notice of Disagreement”	2.06(c)
“Permits”	3.12
“Plans”	3.16(a)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Purchaser Pension Plan”	6.07
“Purchaser Related Parties”	5.08(c)
“Purchaser Released Matters”	5.13(d)
“Purchaser Released Party”	5.13(d)
“Purchaser Releasing Party”	5.13(d)
“Receivables Program”	5.13(b)
“Refund”	7.02(a)
“Remedial Action”	1.01
“Replacement Bonus Plan”	6.06
“Required Information”	5.07(b)(v)
“Resigning Directors and Officers”	2.04(d)
“Retained Names and Marks”	5.05(a)
“Retention Period”	5.02(b)
“Seller Indemnified Party”	9.03
“Seller Parent”	Preamble
“Seller Plans”	3.16(a)
“Seller Related Parties”	5.08(c)
“Seller Released Matters”	5.13(c)
“Seller Released Party”	5.13(c)
“Seller Releasing Party”	5.13(c)
“Sellers”	Preamble
“Shares”	Recitals
“Shared Contract”	5.14
“Straddle Contest”	7.03(e)
“Surviving Agreements”	5.13(a)
“Tax Contest”	7.03(b)
“Tax Indemnification Event”	7.03(a)
“Terminated Agreements”	5.13(a)
“Termination Date”	10.01(c)
“Third-Party Claim”	9.05(b)
“UK Seller”	Preamble
“UK Aggregates Supply Agreement”	5.12
“UK Cement Supply Agreement”	5.12
“UK Flexible Apportionment Arrangement”	6.11
“UK Loan Amount”	Recitals
“UK Transition Services Agreement”	5.11
“Union Pension Plan”	1.01
“US Seller”	Preamble

SECTION 1.03. Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “the date hereof”, when used in this Agreement, refer to the date of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day; and

(ix) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars, or the United Kingdom, and “£” refers to pound sterling.

(b) Notwithstanding anything to the contrary contained in the Disclosure Schedule, in this Agreement or in any Ancillary Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedule as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Disclosure Schedule. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II.

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares and the UK Loan Notes. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Shares and all of HPPL’s right, title and interest in the UK Loan Notes, free and clear of all Encumbrances.

SECTION 2.02. Purchase Price. Subject to any adjustments pursuant to Section 2.06 and payable as set forth in this Article II, the purchase price for the Shares and the assignment of the UK Loan Notes, shall be $1,400,000,000 of which $100,000,000 shall be payable (if ever) on the terms and subject to the conditions set forth in Section 2.08 (the “Purchase Price”).

SECTION 2.03. Closing. i) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and assignment of the UK Loan Notes contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m. New York time on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) so long as such date is no earlier than the earlier of (i) any Business Day during the Marketing Period as may be specified by the Purchaser on no less than three (3) Business Days’ prior written notice to the Sellers and (ii) three (3) Business Days after the final day of the Marketing Period, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b) No later than three (3) Business Days prior to the scheduled Closing Date, the Sellers shall deliver to the Purchaser, together with reasonably detailed supporting information, a written statement setting forth the Sellers’ good faith estimate, applying the Accounting Principles, of (i) the Closing Date Working Capital Amount (the “Estimated Closing

Date Working Capital Amount”), (ii) the Closing Date Net Indebtedness Amount (the “Estimated Closing Date Net Indebtedness Amount”), (iii) the Transaction Expenses (“Estimated Transaction Expenses”) and (iv) the Change of Control Payments (“Estimated Change of Control Payments”).

(c) In addition, no later than five (5) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to the Purchaser:

(i) (A) a list of the payees of the Estimated Transaction Expenses, and (B) written invoices and associated wire instructions from each payee of such Estimated Transaction Expenses identifying the full amount of such payee’s Estimated Transaction Expenses; and

(ii) a list of the payees of all Estimated Change of Control Payments.

SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) (i) stock certificates evidencing the HBA Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; (ii) evidence of the transfer of the HP&P Interests by the US Seller to the Purchaser in the books and records of HP&P USA; (iii) transfers in respect of the HBP Shares duly executed by the UK Seller in favor of the Purchaser accompanied by the existing share certificates; and (iv) share certificates evidencing the HP&P Shares and the HBL Shares, duly endorsed in blank or accompanied by share transfer powers duly executed in blank;

(b) counterparts of each Ancillary Agreement, duly executed by each Company and each Seller that is a party thereto;

(c) a receipt for the Closing Date Payment;

(d) letters of resignation by each of the Persons set forth on Section 2.04(d) of the Disclosure Schedule (the “Resigning Directors and Officers”), pursuant to which such Persons shall resign as a director, manager, officer or holder of similar office in respect of one or more of the Companies and the Company Subsidiaries, as applicable, effective as of the Closing;

(e) a certificate of a duly authorized officer of each Seller certifying as to the matters set forth in Section 8.03(a) and Section 8.03(c);

(f) a certificate from the US Seller certifying, in accordance with section 1.1445-2(b)(2) of the Regulations, that it is not a “foreign person” for purposes of Section 897 of the Code; and

(g) An Internal Revenue Service Form 8023 with respect to the Section 338(h)(10) election required by Section 7.08 signed by an authorized representative of the “common parent” of the “selling consolidated group” within the meaning of such Form 8023, in a form reasonably acceptable to the Purchaser.

SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall:

(a) deliver to the Sellers:

(i) the Closing Date Payment by wire transfer in immediately available funds to the Purchase Price Bank Account;

(ii) an addendum or amendment, as appropriate, to the Limited Liability Company Agreement of HP&P USA (the “HP&P USA LLC Agreement”), duly executed by the Purchaser, pursuant to which the Purchaser will become the sole member and sole manager of HP&P USA under the HP&P USA LLC Agreement;

(iii) counterparts of each Ancillary Agreement to which the Purchaser is a party, duly executed by the Purchaser;

(iv) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.02(a); and

(v) if applicable, the deliverable set forth in Section 5.10(b)(vi); and

(b) pay, on behalf of the Companies and the Company Subsidiaries,

(i) the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, in accordance with the information delivered to the Purchaser pursuant to Section 2.03(c)(i); and

(ii) the amount payable to each Person who is owed a portion of the Estimated Change of Control Payments in accordance with the information delivered to the Purchaser pursuant to Section 2.03(c)(ii).

SECTION 2.06. Adjustment of the Purchase Price.

(a) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the US Seller the Initial Closing Statement, accompanied by reasonably supporting detail.

(b) Throughout the period following the Closing Date until the determination of the Final Closing Statement, the Purchaser, the Companies and the Company Subsidiaries shall permit the US Seller and its Representatives reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice, to the relevant financial books and records of the Purchaser, the Companies and the Company Subsidiaries for the purposes of the review and objection right contemplated herein, together with reasonable access to the individuals responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of the US Seller and its Representatives related thereto.

(c) The US Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that it accepts the Initial Closing Statement (“Notice of Acceptance”) or a detailed statement describing its objections to the Initial Closing Statement (“Notice of Disagreement”). If the US Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”). Any component of the calculations set forth in the Initial Closing Statement that is not the subject of a timely delivered Notice of Disagreement shall be final and binding upon the parties hereto, unless the resolution of any Disputed Item affects an undisputed component of the Initial Closing Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be considered a “Disputed Item” to the extent affected by such resolved Disputed Item.

(d) The Disputed Items shall be resolved as follows:

(i) The US Seller and the Purchaser shall first use their reasonable efforts to resolve such Disputed Items.

(ii) Any resolution by the US Seller and the Purchaser as to such Disputed Items shall, upon confirmation in writing by such parties, be final and binding upon the parties hereto.

(iii) If the US Seller and the Purchaser do not reach a resolution of all Disputed Items within thirty (30) days after delivery of such Notice of Disagreement, the US Seller and the Purchaser shall, within ten (10) days following the expiration of such thirty (30)-day period, engage the Neutral Accountant to resolve any Unresolved Objections. If one or more Unresolved Objections are submitted to the Neutral Accountant for resolution, the US Seller and the Purchaser shall enter into a customary engagement letter, and, to the extent necessary, each party hereto shall waive and cause its Affiliates to waive any then-existing conflicts with the Neutral Accountant and shall cooperate with the Neutral Accountant in connection with its determination pursuant to this Section 2.06. Within fifteen (15) Business Days after the Neutral Accountant has been retained, the US Seller, on the one hand, and the Purchaser, on the other hand, shall furnish, at its own expense, respectively, to the Neutral Accountant and the other party a written statement of its or their positions with respect to each Unresolved Objection. Within ten (10) Business Days after the expiration of such fifteen (15) Business Day period, each such party may deliver to the Neutral Accountant and to each other party its response to the other’s position on each Unresolved Objection. With each submission, each such party shall furnish to the Neutral Accountant such information and documents as may be requested by the Neutral Accountant and may also furnish to the Neutral Accountant such other information and documents as such party deems relevant, in each case with copies being given to the other such party or parties substantially simultaneously. The Neutral Accountant shall, at its discretion or at the written request of the US Seller or the Purchaser, conduct a conference concerning the Unresolved Objections and the US Seller or the Purchaser shall have the right to present additional documents, materials and other information and to have present its Representatives at such conference. No party hereto or its Representatives shall be permitted to engage in any ex-parte communications (whether written or oral) with the Neutral Accountant.

(iv) The Neutral Accountant shall be instructed to resolve only the Unresolved Objections and shall be instructed not to investigate any other matter independently. In resolving any Unresolved Objection, the Neutral Accountant may not assign a greater or lesser value to any Unresolved Objection than that assigned to such Unresolved Objection by the Purchaser or the US Seller in the Initial Closing Statement or the Notice of Disagreement, as applicable. The US Seller and the Purchaser shall request that the Neutral Accountant (A) make a final determination of the Closing Date Working Capital Amount, the Closing Date Net Indebtedness Amount, the Closing Transaction Expenses and the Closing Change of Control Payments within forty (40) Business Days from the date the Unresolved Objections were submitted to the Neutral Accountant and (B) provide a reasonably detailed basis for its determination in respect of each Unresolved Objection.

(v) The resolution by the Neutral Accountant of the Unresolved Objections, absent fraud, intentional misconduct or manifest error, shall be final and binding upon the parties hereto. The parties hereto agree that the procedures set forth in this Section 2.06 for resolving disputes with respect to the Initial Closing Statement, the Closing Date Working Capital Amount, the Closing Date Net Indebtedness Amount, the Closing Transaction Expenses and the Closing Change of Control Payments shall be the sole and exclusive method for resolving any such disputes.

(vi) The fees and disbursements of the Neutral Accountant shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of Unresolved Objections so submitted to the Neutral Accountant are unsuccessfully disputed by each such party (as finally determined by the Neutral Accountant) bears to the total amount of the Unresolved Objections so submitted, as determined by the Neutral Accountant in its final determination. In acting under this Agreement, the Neutral Accountant shall be entitled to the privileges and immunities of an arbitrator.

(e) The Final Closing Statement shall be final and binding upon the parties hereto for the purposes of this Agreement upon the earliest to occur of: (i) the delivery by the US Seller of the Notice of Acceptance or the failure of the US Seller to deliver the Notice of Disagreement by the Objection Deadline Date; (ii) the resolution of all Disputed Items by the US Seller and the Purchaser pursuant to Section 2.06(d)(ii); and (iii) the resolution of all Unresolved Objections pursuant to Section 2.06(d)(iv) by the Neutral Accountant. Within five (5) Business Days after the Final Closing Statement becomes final and binding upon the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

(i) If the Final Purchase Price Amount as shown on the Final Closing Statement exceeds the Closing Date Payment (such difference, the “Closing Underpayment”), the Purchaser shall pay an amount equal to such Closing Underpayment to the Purchase Price Bank Account.

(ii) If the Final Purchase Price Amount as shown on the Final Closing Statement is less than the Closing Date Payment (such difference, the “Closing Overpayment”), the Sellers shall pay to the Purchaser an amount equal to such Closing Overpayment to a bank account designated in writing by the Purchaser (such designation to be made within two (2) Business Days after the Final Closing Statement becomes or is deemed final).

(f) No party hereto shall be entitled to be indemnified for any Loss that is reflected in the Final Closing Statement as a liability. No amount with respect to a matter shall be included more than once in the calculation of the Closing Date Working Capital Amount or the Closing Date Net Indebtedness Amount. Amounts to be paid pursuant to Section 2.06(d) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by CitiBank as its prime rate, calculated on the basis of a year of 365 days and the actual number of days elapsed.

SECTION 2.07. Withholding and Deduction Acknowledgment. The Purchaser and the Sellers acknowledge and expressly agree that under applicable Law as of the date hereof, if the US Seller delivers at Closing the certificate required by Section 2.04(f), the Purchaser will not withhold or deduct any federal, national, supranational, state, provincial, local or similar Tax in connection with or as a result of any payment to be made to the US Seller or CDN Seller pursuant to this Agreement. With respect to payments to be made to the UK Seller, the Purchaser is unaware of any basis for withholding as of the date of this Agreement and does not currently intend to withhold. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to the UK Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable domestic or foreign Tax Law. To the extent that any such amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

SECTION 2.08. Earnout. The Sellers shall be eligible to receive the Earnout Amount from the Purchaser on the terms set forth in this Section 2.08.

(a) The Purchaser shall use its reasonable best efforts to deliver to the Sellers as promptly as practicable after December 31, 2015 (and, in any event, no later than April 14, 2016) true and complete copies of the audited consolidated balance sheets of the Purchaser for the fiscal year ended as of December 31, 2015, and the related audited consolidated statements of income, equity and cash flows (the “2015 Financial Statements”) and a written statement setting forth the Purchaser’s calculation, together with reasonable supporting detail, of the Earnout Amount (the “Initial Earnout Statement”). For purposes of this Section 2.08, Adjusted EBITDA will be calculated in accordance with the accounting principles and practices used by the Companies prior to the date hereof; provided that revenue recognition of the Companies and the Company Subsidiaries will be calculated in accordance with the updated revenue recognition principles (percentage of completion) of the Companies to the extent those updated principles are used in preparation of the 2015 Financial Statements.

(b) Throughout the period following receipt by the US Seller of the Initial Earnout Statement until the determination of the Final Earnout Statement, the Purchaser, the Companies and the Company Subsidiaries shall permit the US Seller and its Representatives reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice, to the relevant financial books and records of the Purchaser, the Companies and the Company Subsidiaries for the purposes of the review and objection right contemplated herein, together with reasonable access to the individuals responsible for the preparation of the Initial Earnout Statement and the 2015 Financial Statements (including the independent auditors of the Companies) in order to respond to the inquiries of the US Seller and its Representatives related thereto.

(c) The US Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that it accepts the Initial Earnout Statement (which shall be a Notice of Acceptance for purposes of this Section 2.08), or a detailed statement describing its objections to the Initial Earnout Statement (which shall be a Notice of Disagreement for purposes of this Section 2.08). If the US Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (and such matters shall be Disputed Items for purposes of this Section 2.08). Any component of the calculations set forth in the Initial Earnout Statement that is not the subject of a timely delivered Notice of Disagreement shall be final and binding upon the parties hereto, unless the resolution of any such Disputed Item affects an undisputed component of the Initial Earnout Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be considered a “Disputed Item” to the extent affected by such resolved Disputed Item.

(d) The dispute resolution procedures of Section 2.06(d) shall apply to the Final Earnout Statement, mutatis mutandis.

(e) The Final Earnout Statement shall be final and binding upon the parties hereto for the purposes of this Agreement upon the earliest to occur of: (i) the delivery by the US Seller of a Notice of Acceptance or the failure of the US Seller to deliver a Notice of Disagreement by the Objection Deadline Date with respect to the Initial Earnout Statement; (ii) the resolution of all Disputed Items by the US Seller and the Purchaser pursuant to Section 2.08(d); and (iii) the resolution of all Unresolved Objections pursuant to Section 2.08(d) by the Neutral Accountant. Within five (5) Business Days after the Final Earnout Statement becomes final and binding upon the parties hereto, if the Earnout Amount is a positive amount, then the Purchaser shall pay to the Sellers an amount equal to the Earnout Amount by wire transfer of immediately available funds to the Purchase Price Bank Account.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Purchaser, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

SECTION 3.01. Organization, Authority and Qualification of the Sellers. Each Seller is (to the extent such concepts are recognized under applicable Law) duly organized,

validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which it is a party. The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party, the performance by each such Seller of its obligations hereunder and thereunder and the consummation by each such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller, and, to the extent applicable, its equity holders. This Agreement has been, and upon their execution each Ancillary Agreement to which a Seller is a party shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery of this Agreement by the Purchaser, and of each Ancillary Agreement to which a Seller is party by the other parties thereto) this Agreement constitutes, and upon their execution each Ancillary Agreement to which a Seller is a party shall constitute, legal, valid and binding obligations of each such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.02. Organization, Authority and Qualification of the Companies and the Company Subsidiaries. Each Company and each Company Subsidiary is (to the extent such concepts are recognized under applicable Law) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Person and to carry on the business of such Person as it has been and is currently conducted. Each Company and each Company Subsidiary is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Upon their execution each Ancillary Agreement to which a Company or a Company Subsidiary is a party shall have been duly executed and delivered by each such Company or Company Subsidiary, and (assuming due authorization, execution and delivery by the other parties thereto) upon their execution each such Ancillary Agreement shall constitute legal, valid and binding obligations of each such Company or Company Subsidiary, enforceable against such Company or Company Subsidiary in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.03. Ownership of the Shares and the UK Loan Notes. The HBA Shares and the HP&P Interests are owned of record and beneficially by the US Seller free and clear of all Encumbrances. The HBP Shares are owned legally and beneficially by the UK Seller free and clear of all Encumbrances. The HP&P Shares and the HBL Shares are owned of record and beneficially by the CDN Seller free and clear of all Encumbrances. HPPL is the legal and beneficial owner of the UK Loan Notes and all of the rights and obligations to be assigned to the Purchaser pursuant to the UK Assignment Agreement, free and clear of all Encumbrances. Upon delivery to the Purchaser at the Closing of certificates for the Shares and associated instruments of transfer, and the Purchaser’s performance of its obligations in Section 2.05, the Purchaser will acquire legal and beneficial ownership of the Shares, free and clear of any Encumbrances other than Encumbrances created by or at the direction of the Purchaser or any of its Affiliates.

SECTION 3.04. Capitalization; Subsidiaries. (a) The authorized capital stock of HBA consists of 515,000 shares, consisting of 200,000 shares of preferred stock, par value $100 per share (the “HBA Preferred Shares”), 300,000 shares of voting preferred stock, par value $100 per share (the “HBA Voting Preferred Shares”) and 15,000 shares of common stock, par value $100 per share (the “HBA Common Shares”), of which 186,940 HBA Preferred Shares, 156,520 HBA Voting Preferred Shares, and 10,000 HBA Common Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The authorized capital of HP&P USA consists of membership interests, of which a percentage interest of 100% is issued and outstanding and is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. The authorized capital of HBP consists of 89,627 ordinary shares, £1 nominal value per share, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The authorized capital of HP&P Canada consists of an unlimited number of Class B common shares and an unlimited number of common shares, and 1,000 Class B common shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The authorized capital of HBL consists of an unlimited number of Class B common shares, common shares and preference shares, and 1,000 Class B common shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The Shares constitute all of the issued and outstanding capital of the Companies.

(b) Except for the Shares, no Company has issued or granted, nor agreed to issue or grant any: (i) capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of such Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. Each outstanding Share is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of any Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of such Company.

(c) Section 3.04(c) of the Disclosure Schedule lists the legal name of each Subsidiary of a Company (each such Person so listed, a “Company Subsidiary”) and sets forth opposite such Company Subsidiary’s name: (i) its jurisdiction of formation; (ii) the number and type of its issued equity interests; and (iii) the holders of such equity interests. All equity interests in the Company Subsidiaries that are owned, directly or indirectly, by a Company or another Company Subsidiary are validly issued, fully paid-in and free and clear of any Encumbrances. Except for the shares listed in Section 3.04(c) of the Disclosure Schedule, no Company Subsidiary has issued or granted, nor agreed to issue or grant any: (w) capital stock or other equity or ownership interest; (x) option, warrant or interest convertible into or exchangeable or exercisable for capital stock or other equity or ownership interests; (y) stock appreciation right, phantom stock, interest in the ownership or earnings of such Company Subsidiary or other equity equivalent or equity-based award or right; or (z) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. There are no outstanding obligations of any Company Subsidiary to issue, sell or transfer, or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of such Company Subsidiary.

SECTION 3.05. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, any applicable waiting period has expired or been terminated and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, the execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of any of the Sellers, the Companies or the Company Subsidiaries; (b) conflict with or violate in any respect any Law or Governmental Order applicable to any of the Sellers, the Companies, the Company Subsidiaries or the Business; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which a Seller or any of its Subsidiaries (other than the Companies and the Company Subsidiaries) is a party, or any Contract to which a Company or a Company Subsidiary is a party, except, in the case of clause (b) and clause (c), as would not have a Material Adverse Effect.

SECTION 3.06. Governmental Consents and Approvals. The execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to any Governmental Authority, other than: (a) the premerger notification and waiting period requirements of the HSR Act and the Competition Act; (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not materially and adversely affect or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements; or (c) as are necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.07. Financial Information. (a) True and complete copies of (i) the audited combined balance sheets of the Companies for the fiscal years ended as of December 31, 2011, December 31, 2012, and December 31, 2013, and the related audited combined statements of income, equity and cash flows, accompanied by copies of the reports thereon of the Sellers’ independent auditors, and (ii) the unaudited combined balance sheets of the Companies for the nine (9) month period ended September 30, 2014, and the related unaudited combined statements of income, equity and cash flows, in each case, together with all related notes and schedules thereto (such financial statements, which are presented on a “carve-out” basis, are referred to herein as the “Financial Statements”) are included in Section 3.07 of the Disclosure Schedule.

(b) The Financial Statements, subject to the notes thereto, (i) were derived from the books and records of the Companies and the Company Subsidiaries, (ii) present fairly, in all material respects, the financial position, the results of operations and cash flows of the Business and the Companies and the Company Subsidiaries as of the dates and for the periods indicated therein and (iii) were prepared in accordance with GAAP applied on a basis consistent across all periods of the Financial Statements. The books and records of the Companies and the Company Subsidiaries are true and correct in all material respects and have been prepared and maintained in accordance with proper and adequate accounting practice in all material respects.

(c) There are no material deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of the Companies, the Company Subsidiaries or the Sellers which are reasonably likely to adversely affect in any material respect the ability of the Companies, the Company Subsidiaries or the Sellers to record, process, summarize, and report financial information of the Business.

SECTION 3.08. Absence of Undisclosed Material Liabilities. There are no Liabilities of any Company or Company Subsidiary, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities: (a) disclosed, reflected or reserved against in the Financial Statements or the notes thereto; (b) incurred since September 30, 2014 in the ordinary course of the Business consistent with past practice; (c) incurred pursuant to the Material Contracts (excluding any claims for breach thereof); or (d) that are not, individually or in the aggregate, material to the Companies and the Company Subsidiaries, taken as a whole.

SECTION 3.09. Conduct in the Ordinary Course. Since September 30, 2014, and through the date hereof, (a) the Business has been conducted in the ordinary course consistent with past practice in all material respects; and (b) there has not occurred any Material Adverse Effect.

SECTION 3.10. Litigation. Section 3.10 of the Disclosure Schedule sets forth as of the date hereof, all pending or, to the Knowledge of the Sellers, threatened Actions by or against a Company or a Company Subsidiary, or any material property or asset of any Company or Company Subsidiary, that would reasonably be expected to result in a liability or loss to any Company or Company Subsidiary of more than $100,000; provided, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Company or a Company Subsidiary shall be deemed to be “threatened” rather than “pending”. As of the date hereof, there is no Action pending or, to the Knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. As of the date hereof, there is no outstanding Governmental Order pending or, to the Knowledge of the Sellers, threatened relating to any of the Companies, the Company Subsidiaries, their respective properties or assets, their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 3.11. Compliance with Laws and Governmental Orders. Since December 31, 2012, each Company and Company Subsidiary has conducted the Business in material compliance with all Laws and Governmental Orders applicable to such Company or Company Subsidiary and is not in material violation of any such Law or Governmental Order. Since December 31, 2012 through the date hereof, none of the Companies, the Company Subsidiaries has received any written communication from a Governmental Authority that alleges that such Company or Company Subsidiary is not in compliance in any material respect with any such Law or Governmental Order.

SECTION 3.12. Permits. Each of the Companies and the Company Subsidiaries holds and is in compliance with all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices and other authorizations (“Permits”) required under applicable Law and necessary for each of the Companies and the Company Subsidiaries to conduct the Business as currently conducted or to own, operate and occupy the Owned Real Property owned or Leased Real Property leased by it, other than any such Permit the absence of which would not have a material effect on the Companies and the Company Subsidiaries, taken as a whole. Each of the Companies and the Company Subsidiaries is and has been since December 31, 2012 in compliance in all material respects with all such Permits and no suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of the Sellers, threatened. The consummation of the Closing will not result in the loss by the Companies or the Company Subsidiaries of the use and benefit of any such permit. No such Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Company or Company Subsidiary. Since December 31, 2012 through the date hereof, none of the Companies or the Company Subsidiaries has received written notice from any Governmental Authority relating to the revocation or modification in any material respect of any such Permit.

SECTION 3.13. Environmental Matters. (a) Except as set forth in Section 3.13 of the Disclosure Schedule, (i) each of the Companies and the Company Subsidiaries is, and has been since December 31, 2012, in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all material Environmental Permits; (ii) as of the date hereof, there are no written claims, notices or requests for information which are pending or, to the Sellers’ Knowledge, threatened in writing, against any Company or Company Subsidiary alleging that any Company or Company Subsidiary has any material liability under any Environmental Law or is not in compliance with any Environmental Law; (iii) there is, and has been, no release of Hazardous Materials by a Company or any Company Subsidiary on, in, at or under any Owned Real Property that requires as of the date hereof any removal or clean up pursuant to applicable Environmental Law; and (iv) each of the Companies and the Company Subsidiaries has made available to the Purchaser copies of any and all environmental assessments or audit reports or other similar studies or analyses generated since December 31, 2012 and in the possession of any Company or a Company Subsidiary that relate to and are material to the properties or assets of the Business.

(b) (i) The representations and warranties contained in this Section 3.13 are the only representations and warranties being made by the Sellers in respect of Environmental Laws and in respect of any environmental, health or safety matter, including natural resources, related in any way to the Business, including the properties or assets of the Companies and the Company Subsidiaries, or to this Agreement or its subject matter; and (ii) no other representation or warranty of the Sellers contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

SECTION 3.14. Intellectual Property. (a) Section 3.14(a) of the Disclosure Schedule sets forth a list of all Registered Owned Intellectual Property as of the date hereof. As of the date hereof, a Company or a Company Subsidiary is the owner of each item of Registered Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All Registered Owned Intellectual Property is subsisting and, to the Knowledge of the Sellers, valid and enforceable. To the Knowledge of the Sellers, the use of the Company Intellectual Property by the Companies and the Company Subsidiaries in connection with the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Knowledge of the Sellers, threatened in writing, against any of the Companies or the Company Subsidiaries alleging that a Company or a Company Subsidiary infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person; provided, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Company or a Company Subsidiary shall be deemed to be “threatened” rather than “pending”. As of the date hereof, to the Knowledge of the Sellers, no valid basis for any such Action exists. To the Knowledge of the Sellers, as of the date hereof, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property.

(b) The Company Intellectual Property constitutes all of the Intellectual Property necessary to operate the Business as currently conducted.

(c) All Owned Intellectual Property developed by or for the Companies and Company Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Companies or the Company Subsidiaries acting within the scope of their employment, or independent contractors of the Companies or the Company Subsidiaries pursuant to agreements containing an assignment of Intellectual Property to the Companies or the Company Subsidiaries.

(d) The Companies and the Company Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in the Business, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to such trade secrets. To the Knowledge of the Sellers, no unauthorized disclosure of any such trade secrets has occurred.

(e) The Companies and Company Subsidiaries own or have rights to access and use all information technology systems used to process, store, maintain and operate data, information and functions used in connection with the Business or otherwise necessary for the conduct of the Business.

(f) (i) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by the Sellers in respect of Intellectual Property; and (ii) no other representation or warranty of the Sellers contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made by the Sellers in respect thereof.

SECTION 3.15. Real Property. (a) Section 3.15(a) of the Disclosure Schedule lists the street address and tax parcel identification number in respect of each tract in the U.S. and Canada, parcel and/or subdivided lot comprising the Owned Real Property. A Company or a Company Subsidiary has (i) good and valid title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) not leased any parcel or portion of any parcel of the Owned Real Property to any other Person other than as set forth in Section 3.15(a)(ii) of the Disclosure Schedule. The Sellers have made available to the Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case, to the extent in the possession of a Company or a Company Subsidiary. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Sellers, threatened against any parcel of Owned Real Property.

(b) Section 3.15(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee), and term expiry date of each such parcel of Leased Real Property. The Sellers (i) have made available to the Purchaser true and complete copies of the Leases relating to the Leased Real Property, (ii) there has not been any sublease or assignment entered into by any Company or any Company Subsidiary in respect of the Leases relating to such Leased Real Property, and (iii) no other party to any Lease with respect to the Leased Real Property is an Affiliate of, or otherwise has any economic interest in any Company or any Company Subsidiary, and none of the Companies or any Company Subsidiary have subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) All of the material improvements (excluding improvements not used in the operation of the Business as of the date hereof) on the Real Property are (i) to the Sellers’ Knowledge, in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled, (ii) in good repair and in good condition, ordinary wear and tear excepted, in all material respects and (iii) sufficient for the operation of the Business as it is currently conducted on the Real Property in all material respects. Except as would not have a Material Adverse Effect, no part of any of the improvements (excluding improvements not used in the operation of the Business as of the date hereof) on the Real Property encroaches on any real property not included in the Real Property. Except as would not have a Material Adverse Effect, each of the improvements (excluding improvements not used in the operation of the Business as of the date hereof) on the Real Property has direct vehicular access to a public road or has access to a public road via an easement benefiting such Real Property. To the Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Owned Real Property or that would prevent or hinder the continued use of any Owned Real Property as heretofore used in connection with the operations of the Business on such Owned Real Property. There are no public improvements in progress or, to the Sellers’ Knowledge, proposed that will result in special assessments against or otherwise adversely affect any of the Owned Real Property.

(d) There are no outstanding options or rights of first refusal or rights of first offer to purchase any of the Owned Real Property, any portion thereof or any similar agreement that would have priority over the Purchaser’s right to title of, or a leasehold interest in, the Owned Real Property or any portion thereof or interest therein upon consummation of the transactions contemplated by this Agreement.

(e) With respect to Owned Real Property and Leased Real Property (as applicable) located in England and Wales, to the Knowledge of the Seller:

(i) where title to any of the Owned Real Property is not registered at HM Land Registry, there is no caution against first registration of title and no event has occurred in consequence of which a caution against first registration of title could be effected, and there is no circumstance that could render any transaction affecting the title of any Company or Company Subsidiary to any of the Owned Real Property liable to be set aside under the Insolvency Act 1986;

(ii) the Owned Real Property and the Leased Real Property are not subject to the payment of any outgoings other than in the ordinary course of business and all outgoings due as of the date hereof have been paid when due and none is disputed;

(iii) neither any Company nor any Company Subsidiary has received written notice of any material breach of any statutes affecting the Owned Real Properties or Leased Real Properties.

(f) With respect to each Leased Real Property: (i) a Company or Company Subsidiary party to the Lease has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to a Company or Company Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) each of said Leases has been duly authorized and executed by a Company or Company Subsidiary party thereto and is in full force and effect; (iii) neither any Company nor any Company Subsidiary is in default under any of said Leases in any material respect, nor has any event or condition occurred which, to the Knowledge of the Sellers, with the giving of notice or passage of time, or both, would be a default under any of said Leases; (iv) all base rents, deposits and additional rents due pursuant to such Leased Real Property have been paid as required pursuant to the terms of the applicable agreement governing any Company’s or any Company Subsidiary’s use of such Leased Real Property, and no security deposit or portion thereof has been applied in respect of a breach or default under such Leased Real Property that has not been redeposited in full; and (v) none of Seller, any Company or any Company Subsidiary has received any written notice that the fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder.

SECTION 3.16. Employee Benefit Matters. (a) Section 3.16(a) of the Disclosure Schedule lists, as of the date hereof: (i) all material “employee benefit plans” (within the meaning of Section 3(3) of ERISA), severance, termination pay, facility closing, redundancy, change-in-control, bonus, incentive, pension, savings, deferred compensation, supplemental pension, retirement, death benefit, health, life or disability insurance, dependent care, cafeteria, vacation, and all other compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements, (A) to which a Company or a Company Subsidiary is a party; or (B) that are maintained, contributed to, required to be contributed to, or sponsored by a Company or a Company Subsidiary for the benefit of any current or former Employee, officer, director or consultant; (ii) all employee benefit plans for which a Company or Company Subsidiary could incur liability whether under Section 4069 of ERISA, Section 75 or 75A of the UK Pensions Act 1995, or otherwise in the event such plan has been or were to be terminated; (iii) all employee benefit plans for which a Company or Company Subsidiary could incur liability under Section 4212(c) of ERISA or any similar or equivalent provision in relation to those Employees located outside the United States (or under Section 75 or 75A of the UK Pensions Act 1995); and (iv) all contracts, terms and conditions of employment arrangements, agreements and understandings, and forms thereof, between any Company or Company Subsidiary and any Employee, officer, director or consultant (collectively, the “Company Plans”); provided, however, that employment agreements with Employees employed in the United Kingdom shall not be considered Company Plans. Section 3.16(a) of the Disclosure Schedule also separately lists, as of the date hereof: (w) all material “employee benefit plans” (within the meaning of Section 3(3) of ERISA), severance, termination pay, facility closing, redundancy, change-in-control, bonus, incentive, pension, savings, deferred compensation, supplemental pension, retirement, death benefit, health, life or disability insurance, dependent care, cafeteria, vacation, and all other compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements, (A) to which the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries) is a party; or (B) that are maintained, contributed to, required to be contributed to, or sponsored by the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries) for the benefit of any current or former Employee, officer, director or consultant; (x) all employee benefit plans for which the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries) could incur liability under Section 4069 of ERISA or otherwise in the event such plan has been or were to be terminated; (y) all employee benefit plans for which the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries) could incur liability under Section 4212(c) of ERISA or any similar or equivalent provision in relation to those Employees located outside the United States; and (z) all contracts, terms and conditions of employment, arrangements, agreements and understandings, and forms thereof, between the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries) and any Employee, officer, director or consultant (collectively, the “Seller Plans”, and together with the Company Plans, the “Plans”) provided, however, that employment agreements with Employees employed in the United Kingdom shall not be considered Seller Plans or Plans. No Company or Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any other plan, agreement or arrangement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code or applicable Law. Each Company Plan is in writing, and, except as set forth in Section 3.16(a), the Sellers have made available to the Purchaser, to the extent applicable: (1) a complete and accurate copy of each Company Plan; (2) any related trust agreement, insurance policy or other funding instrument; (3) the most recent determination letter of the IRS or equivalent Governmental Authority in any non-U.S. jurisdiction; (4) any summary plan description and other written communications by the Companies or the Company Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan; (5) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements (or if none, the latest cost summaries, including any Form 990 or 990T filings), and (C) actuarial valuation reports; and (6) the most recent nondiscrimination testing results.

(b) The Sellers have made available to the Purchaser a true and complete copy of: (i) the Individual Agreements with respect to each Employee whose current annual base salary equals or exceeds $200,000 (or the equivalent in the applicable non-U.S. dollar currency); and (ii) a sample of the Individual Agreements applicable to Employees whose current annual base salary is less than $200,000 (or the equivalent in the applicable non-U.S. dollar currency). All Individual Agreements applicable to Employees whose current annual base salary is less than $200,000 (or the equivalent in the applicable non-U.S. dollar currency) conform to the sample that the Sellers have made available to the Purchaser in all material respects.

(c) (i) Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws and all associated tax and social security liabilities have been paid or discharged; (ii) each of the Companies and the Company Subsidiaries has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the Knowledge of the Sellers, there is no material default or violation by any party to, any Company Plan; (iii) as of the date hereof, no Action is pending or, to the Knowledge of the Sellers, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Sellers, as of the date hereof, no fact or event exists that could give rise to any such Action; and (iv) no Company Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Seller, the subject of an audit, investigation or examination by any Governmental Authority.

(d) Each Company Plan with respect to which any Company or Company Subsidiary currently has any obligation with respect to any Employee that is not based primarily in the United States (a “Non-U.S. Employee Plan”) that is required to be registered with any Governmental Authority has been maintained in good standing with such Governmental Authority, and to the Knowledge of the Sellers no set of circumstances exist as of the date hereof that would reasonably be expected to adversely affect such good standing. As of the date hereof, no fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any Non-U.S. Employee Plan being required to pay any material Tax or penalty under applicable Law.

(e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code or otherwise for favorable tax treatment has (i) received a favorable determination letter from the IRS or other relevant equivalent approval or registration relating to the most recently completed IRS qualification or equivalent cycle applicable to such Company Plan or (ii) filed, or caused to be filed, an application for a determination letter or other relevant equivalent approval or registration for the most recently completed qualification cycle applicable to such Company Plan, and, to the Knowledge of the Sellers’, nothing has occurred since the date of such letter, filing or approval that would reasonably be expected to cause the loss of the qualified status of any such Company Plan.

(f) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or equivalent similar legislation in Canada, or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA or equivalent or similar legislation in Canada for which any Company or Company Subsidiary or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) could incur liability under Section 4063 or 4064 of ERISA) or equivalent or similar legislation in Canada.

(g) None of the Companies or the Company Subsidiaries or any member of their Controlled Group has any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) or equivalent or similar legislation in Canada, and there has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code or equivalent or similar legislation in Canada, with respect to any Company Plan.

(h) With respect to each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code): (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(i) No Company Plan: (i) obligates any Company or Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (ii) obligates any Company or Company Subsidiary to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. No Company Plan provides for or promises retiree medical benefits or disability or life insurance benefits, to any current or former Employee, officer, director or consultant of any Company or Company Subsidiary, other than as required by applicable Law.

(j) No Company or Company Subsidiary is obligated to make any payments, including under any Company Plan, in connection with the transactions contemplated by this Agreement (either alone or in combination with any subsequent event) that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

(k) No contribution notice, financial support direction, restoration order or other notice, order or direction (including any warning notice) has been issued by the UK Pensions Regulator to any Company or Company Subsidiary or to any other person in relation to the UK Pension Plan and, to the Knowledge of the Seller, there are no proposals to issue any such notice, order or direction and no circumstances which could give rise to any such notice, order or direction.

(l) Each Company or Company Subsidiary employing Employees based primarily in the United Kingdom has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation.

(m) No insurance policy or any other agreement affecting any Company Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of reserves under each Company Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(n) All employee data necessary to administer each Company Plan in accordance with its terms and conditions and all Laws is in possession of the Company or Company Subsidiary and such data is complete, correct, and in a form which is sufficient for the proper administration of each Company Plan.

SECTION 3.17. Labor Matters. (a) Section 3.17(a) of the Disclosure Schedule sets forth a list of each collective bargaining agreement or other material labor union, works council, or similar agreement (the “Collective Bargaining Agreements”) applicable to an Employee and to which any of the Companies or the Company Subsidiaries is a party, a successor in interest, or otherwise bound.

(b) The Companies and the Company Subsidiaries are in compliance in all material respects with all material Laws related to the employment of labor, including those related to wages, hours, equal employment opportunity, worker health and safety, and collective bargaining.

(c) With respect to the Employees: (i) there are no strikes, lockouts, slowdowns, work stoppages, or other coordinated work disruptions in effect, pending, or to the Knowledge of the Sellers, threatened, and no such actions have occurred within the past three years; (ii) to the Knowledge of the Sellers, there is no request for recognition by or on behalf of a union or other collective labor representative and no union organizing or decertification effort pending or threatened in connection with the Business, and no such effort has occurred within the past three years; (iii) there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Sellers, threatened in connection with the Business; and (iv) there is no charge, complaint, investigation, or administrative proceeding relating to labor or employment practices of the Companies or the Company Subsidiaries pending, or to the Knowledge of the Sellers, threatened, and no such action has occurred within the past three years.

SECTION 3.18. Taxes. (a) Except for matters that would not have a Material Adverse Effect: (i) all Tax Returns required to have been filed by or with respect to the Companies and the Company Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable (whether or not shown on such Tax Returns) have duly and timely been paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements); (iii) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld; (iv) no deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against any Company or Company Subsidiary that has not been satisfied by payment, settled or withdrawn; and (v) there are no Tax liens on any of the assets of any of the Companies or the Company Subsidiaries (other than Permitted Encumbrances). The CDN Seller is a resident of the United Kingdom for purposes of the Canada-U.K. Income Tax Convention and neither the HP&P Shares nor the HBL Shares are “taxable Canadian property” within the meaning of the Income Tax Act (Canada).

(b) None of the Companies or the Company Subsidiaries is the subject of any ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. There are no currently effective waivers of any statute of limitations in respect of Taxes or extensions of time with respect to a Tax assessment or deficiency of any of the Companies or the Company Subsidiaries. No claim has been made in writing in the past three years by a taxing authority of a jurisdiction where any Company or Company Subsidiary has not filed Tax Returns claiming that such Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

(c) None of the Companies or the Company Subsidiaries is obligated by any written contract or agreement to indemnify any other person (other than any of the Companies or the Company Subsidiaries) with respect to Taxes (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). None of the Companies or the Company Subsidiaries is party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement solely between or among the Companies and/or the Company Subsidiaries and excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(d) None of the Companies or the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) None of the Companies or the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) None of the Companies or the Company Subsidiaries will be subject to any Tax with respect to the payment, after Closing, of any interest with respect to the UK Loan Notes that was accrued and unpaid as of the Closing Date.

(g) (i) The representations and warranties contained in this Section 3.18 are the only representations and warranties being made by the Sellers in respect of Tax Laws and any and all Tax matters; and (ii) no other representation or warranty of the Sellers contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

SECTION 3.19. Material Contracts. (a) Section 3.19(a) of the Disclosure Schedule lists, as of the date hereof, each of the following Contracts of the Companies and the Company Subsidiaries (such Contracts being “Material Contracts”):

(i) all Contracts for the purchase by a Company or a Company Subsidiary of equipment, materials, products, supplies or services that involved payments in excess of $350,000 in the aggregate during the year ended December 31, 2013;

(ii) all Contracts with a customer of a Company or a Company Subsidiary that generated revenues of more than $2.5 million during the year ended December 31, 2013;

(iii) all Contracts with independent contractors or consultants (or similar arrangements) involving payments by a Company or a Company Subsidiary in excess of $100,000 in the aggregate during the year ended December 31, 2013;

(iv) all Contracts relating to Indebtedness (other than to a Company or Company Subsidiary);

(v) all Contracts pursuant to which any Company or Company Subsidiary has made any loan, capital contribution or other debt or equity investment in any Person (other than a Company or Company Subsidiary);

(vi) all Contracts with any Governmental Authority;

(vii) all Contracts that materially limit the ability of any of the Companies or the Company Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, that restrict the right of any of the Companies or the Company Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person (A) “most favored nation” status or (B) exclusivity rights;

(viii) all Contracts providing for indemnification to or from any Person (other than a Company or a Company Subsidiary) with respect to liabilities relating to any current or former business of any Company, any Company Subsidiary or any predecessor Person;

(ix) all joint venture or partnership, merger, asset or stock purchase or divestiture Contracts relating to any Company or Company Subsidiary;

(x) all Contracts with any labor union;

(xi) all Contracts relating to a settlement involving a payment by a Company or a Company Subsidiary in excess of $100,000 of any administrative or judicial proceedings within the past two years; and

(xii) all other Contracts, whether or not made in the ordinary course of business that (A) involve a future or potential liability or receivable, as the case may be, in excess of $2,500,000 on an annual basis or in excess of $5,000,000 over the current Contract term, or (B) have a term greater than two years and cannot be cancelled by a Company or Company Subsidiary without penalty or further payment and without more than 90 days’ notice.

(b) Each Material Contract: (i) as of the date hereof, is valid and binding on a Company or a Company Subsidiary and, to the Knowledge of the Sellers, the counterparty thereto, and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that consents in respect of any Contract set forth in Section 3.05 of the Disclosure Schedule are not obtained or a Material Contract has been otherwise terminated in accordance with its terms, shall continue in full force and effect on identical terms immediately following the Closing Date. As of the date hereof, the Companies, the Company Subsidiaries and, to the Knowledge of the Sellers, the counterparts thereto are not in material breach of, or default under, any Material Contract, nor has any Company or any Company Subsidiary received written notice of any such breach or default. The Sellers have delivered or made available to the Purchaser true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.20. Insurance. Section 3.20 of the Disclosure Schedule sets forth a list of all material insurance policies or binders of insurance held by, maintained by or for the benefit of a Company or a Company Subsidiary. Complete and accurate copies of such policies have been made available to the Purchaser. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect, and none of the Companies or the Company Subsidiaries is in material default with respect to its obligations under any of such insurance policies. All premiums due and payable with respect to such policies have been paid in full in accordance with the terms of such policies.

SECTION 3.21. Inventory. The Inventories of the Companies and the Company Subsidiaries reflected on the latest Financial Statement and those existing as of the Closing are or will be generally of a quality and quantity usable or salable in the ordinary course of business consistent with past practice.

SECTION 3.22. Affiliate Transactions. Except for the Ancillary Agreements, as set forth on Section 5.13 of the Disclosure Schedule, and for those Contracts that will be released, discharged or terminated prior to the Closing or as of the Closing pursuant to Section 5.13, none of the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries) is a party to any Contract or arrangement with any of the Companies or the Company Subsidiaries.

SECTION 3.23. Product Liability. Since December 31, 2012 through the date hereof, none of the products manufactured, sold, marketed, processed or supplied by the Business have given rise to any product liability Action or, to the Knowledge of the Sellers, any written threat of such Action, that has resulted or would reasonably be expected to result, in liability in excess of $250,000.

SECTION 3.24. CP&P JV. Section 3.24 of the Disclosure Schedule contains a true, complete and accurate statement of the (i) jurisdiction of formation and (ii) number of authorized, issued and outstanding interests of Concrete Pipe & Precast, LLC (the “CP&P JV”) and the holders thereof (designating for each such holder, the ultimate parent entity of such holder. There are no other authorized, issued or outstanding equity interests of the CP&P JV and no outstanding options, warrants, rights or any other agreements relating to the sale, issuance or voting of any equity interests of the CP&P JV or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of the CP&P JV. Section 3.24 of the Disclosure Schedule contains a true, complete and accurate statement of the number of interests held by HP&P USA and the corresponding percentage interest in the membership interests of the CP&P JV. All such interests of HP&P USA are owned free and clear of any Encumbrances except for Permitted Encumbrances.

SECTION 3.25. Brokers. Except for BNP PARIBAS S.A., Deutsche Bank AG and Merrill Lynch International, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers. The Sellers are solely responsible for the fees and expenses of BNP PARIBAS S.A., Deutsche Bank AG and Merrill Lynch International.

SECTION 3.26. Anti-Bribery and Anti-Money Laundering Compliance. Except as has not had a Material Adverse Effect:

(a) Neither the Companies, the Company Subsidiaries, nor any Seller acting on behalf of a Company or a Company Subsidiary nor, to the Knowledge of the Sellers, any agent or other Person acting on behalf of a Company or a Company Subsidiary has provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do, or omit to do, any act in violation of their lawful duty, or securing any improper advantage for the Companies or the Company Subsidiaries or (ii) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Authority.

(b) HBA and HP&P USA are and have been since December 31, 2012 in compliance in all material respects with the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, and the USA PATRIOT Act of 2001, and all other applicable anti-bribery or anti-money laundering Laws. Each Company and Company Subsidiary is and has been since December 31, 2012 in compliance in all material respects with all anti-bribery or anti-money laundering Laws applicable to it. Each Company and Company Subsidiary utilizes controls procedures and an internal accounting controls system that are designed to be sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

SECTION 3.27. Sufficiency of Assets.

(a) The assets, properties and rights owned or leased by the Companies and Company Subsidiaries, together with the goods and services contemplated to be provided pursuant to Section 5.09(c), Section 5.14, the Surviving Agreements, the NAM Cement Supply Agreement, the NAM Transition Services Agreement, the UK Aggregates Supply Agreement, the UK Cement Supply Agreement and the UK Transition Services Agreement following the Closing, constitute substantially all of the assets, properties, services and rights used in or necessary for the conduct and operation of the Business as conducted on the date hereof. The assets, properties and rights owned or leased by the Companies and Company Subsidiaries, together with the goods and services to be provided pursuant to Section 5.09(c), Section 5.14, the Surviving Agreements, the NAM Cement Supply Agreement, the NAM Transition Services Agreement, the UK Aggregates Supply Agreement, the UK Cement Supply Agreement and the UK Transition Services Agreement, will be sufficient for the Companies and the Company Subsidiaries to carry on the Business after the Closing in substantially the same manner as the Business is carried on immediately prior to the Closing. The employees of the Companies and the Company Subsidiaries on the Closing Date, together with those employees who are expected to transfer to the Companies and the Company Subsidiaries under the NAM Transition Services Agreement and the UK Transition Services Agreement, will be sufficient, taking into account the services contemplated to be provided pursuant to Section 5.09(c), Section 5.14, the Surviving Agreements, the NAM Transition Services Agreement and the UK Transition Services Agreement following the Closing, for the Companies and the Company Subsidiaries to carry on the Business after the Closing in substantially the same manner as the Business is carried on immediately prior to the Closing.

(b) The Companies and the Company Subsidiaries have no material assets and hold no material liabilities other than those related to the Business. Except to the extent that consents in respect of any Contract set forth in Section 3.05 of the Disclosure Schedule or otherwise described in the Disclosure Schedule as being in the process of being assigned are not obtained and subject to Section 5.14, all material asset transfers, liability assumptions, assignments of contracts and other restructuring activities contemplated by the Sellers and their Affiliates to be undertaken prior to the date hereof are complete in all material respects and, except as described in Section 5.01(b) of the Disclosure Schedule and as may be contemplated or be deemed appropriate by the Purchaser in connection with the Cutover Plans (as defined in the applicable NAM Transition Services Agreement or UK Transition Services Agreement) no further material action is required in connection therewith, and all such actions were undertaken in accordance with all applicable Laws and Contracts in all material respects.

SECTION 3.28. Customers. Section 3.27 of the Disclosure Schedule sets forth the top 20 customers of the Business in terms of revenue during the fiscal year ended December 31, 2013. Except as set forth in Section 3.27 of the Disclosure Schedule, since September 30, 2014 through the date hereof, no such customer of the Business has cancelled or otherwise terminated or adversely modified its relationship with the Business, or to the Knowledge of the Sellers, threatened to cancel or otherwise terminate or adversely modify its relationship with the Business.

SECTION 3.29. Suppliers. Section 3.28 of the Disclosure Schedule sets forth the top 10 suppliers of the Business in terms of costs during the fiscal year ended December 31, 2013. Except as set forth in Section 3.28 of the Disclosure Schedule, since September 30, 2014 through the date hereof, no such supplier has cancelled or otherwise terminated or adversely modified its relationship with the Business, or to the Knowledge of the Sellers, threatened to cancel or otherwise terminate or adversely modify its relationship with the Business.

SECTION 3.30. Disclaimer of the Sellers.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.04(E) OF THIS AGREEMENT, NONE OF THE SELLERS, THE COMPANIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF THE SHARES, THE COMPANIES, THE COMPANY SUBSIDIARIES, THE PROPERTIES OR ASSETS OF THE COMPANIES OR THE COMPANY SUBSIDIARIES, OR THE BUSINESSES OF THE COMPANIES OR THE COMPANY SUBSIDIARIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE; (II) THE OPERATION OF THE COMPANIES OR THE COMPANY SUBSIDIARIES BY THE PURCHASER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR THE COMPANY SUBSIDIARIES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which it is a party. The execution and delivery by the Purchaser of this Agreement and each Ancillary

Agreement to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser and, to the extent applicable, its equity holders. This Agreement has been, and upon their execution each Ancillary Agreement to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery of this Agreement by the Sellers, and of each Ancillary Agreement to which the Purchaser is party by the other parties thereto) this Agreement constitutes, and upon their execution each Ancillary Agreement to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and except as may result from any facts or circumstances relating solely to the Sellers or their Affiliates, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Purchaser; (b) conflict with or violate in any respect any Law or Governmental Order applicable to the Purchaser; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than: (a) the premerger notification and waiting period requirements of the HSR Act and the Competition Act; (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; or (c) as are necessary as a result of any facts or circumstances relating solely to the Sellers or any of their Affiliates.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of other than in compliance with applicable Law.

SECTION 4.05. Financing. (a) Subject to the terms and conditions of the Financing Commitments (as defined below) and subject to the satisfaction of the conditions contained in Sections 8.01 and 8.03, and together with other financial resources of the Purchaser including cash of the Purchaser on the Closing Date, the Purchaser will have available on the Closing Date all funds necessary to (i) pay the Purchase Price and all other amounts payable hereunder, (ii) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby and (iii) satisfy any of its other payment obligations hereunder.

(b) The Purchaser has delivered to the Sellers a true and complete copy of the executed commitment letter, dated as of December 23, 2014, by and among Credit Suisse AG, Credit Suisse Securities (USA) LLC (collectively, “CS”), Barclays Bank plc (“Barclays”), Citigroup Global Markets Inc. (“Citi”, and together with Barclays and CS, the “Lenders”), and the Purchaser (including (i) all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (other than any fee letters) and (ii) any fee letters with the Financing Sources party thereto associated therewith that contain any conditions to funding or “flex” provisions, with redacted provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) (collectively, the “Debt Commitment Letters”), pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for the transactions contemplated by this Agreement (such debt financing, as contemplated by the Debt Commitment Letters as such letters may be amended, replaced, supplemented or otherwise modified pursuant to Section 5.07, the “Debt Financing”). The Purchaser has also delivered to the Sellers a true, correct and complete copy of the executed equity commitment letter (including all exhibits, schedules, annexes and amendments to such letter in effect as of the date hereof) from Lone Star Fund IX (U.S.), L.P. (the “Equity Commitment” and together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which Lone Star Fund IX (U.S.), L.P. has agreed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein for the transactions contemplated by this Agreement (the “Equity Financing,” and, together with the Debt Financing, the “Acquisition Financing”).

(c) Assuming the Acquisition Financing is consummated in accordance with the terms of the Financing Commitments, the aggregate proceeds to be disbursed to the Purchaser pursuant to the Financing Commitments will be sufficient for the Purchaser to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and to pay all related fees and expenses associated therewith incurred or otherwise payable by the Purchaser. The Purchaser has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date hereof. Each of the Sellers is, and will continue to be, an express third-party beneficiary of the Equity Commitment in accordance with the terms and subject to the conditions set forth herein and therein.

(d) As of the date hereof, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of the Purchaser and the other parties thereto, enforceable against such parties in accordance with their terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The obligations of the counterparties to the Financing

Commitments to fund the commitments thereunder are not subject to any conditions precedent other than as set forth therein. As of the date hereof, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by the Purchaser. As of the date hereof, subject to the satisfaction of the conditions contained in Sections 8.01 and 8.03, the Purchaser has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitments not being satisfied or (ii) the Acquisition Financing not being made available to the Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. Prior to the date hereof, (A) none of the Financing Commitments have been amended or modified and (B) the respective commitments contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect.

SECTION 4.06. Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the Acquisition Financing pursuant to the Financing Commitments, the payment of the Purchase Price and the payment of the transaction fees and expenses of the Purchaser and its Affiliates, and assuming that the representations and warranties made by the Sellers herein are true and correct in all material respects:

(a) the fair salable value (determined on a going concern basis) of the assets of the Companies and the Company Subsidiaries will be greater than the total amount of the Liabilities of the Companies and the Company Subsidiaries;

(b) the Companies and the Company Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and

(c) the Companies and the Company Subsidiaries will have adequate capital to carry on their respective businesses as currently conducted.

SECTION 4.07. Litigation. As of the date hereof, there is no Action by or against the Purchaser or any of its Affiliates pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority, which would materially and adversely affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.08. Brokers. Except for Citi, Barclays and CS, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Citi, Barclays and CS.

SECTION 4.09. Independent Investigation; Representations of the Sellers. (a) The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Companies and the Company Subsidiaries, which investigation, review and analysis was performed by the Purchaser, its Affiliates and their respective Representatives. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Sellers, their Affiliates or their respective representatives (except the specific representations and warranties of the Sellers set forth in Article III).

(b) The Purchaser hereby acknowledges and agrees, on behalf of itself and each of its Affiliates, that (i) other than the representations and warranties made in Article III or any certificate delivered pursuant to Section 2.04(e), none of the Sellers, the Companies, their Affiliates or any of their respective Representatives has made any representation or warranty, express or implied, in respect of the Shares, the Companies, the Company Subsidiaries, the properties or assets of the Companies or the Company Subsidiaries or the businesses of the Companies or the Company Subsidiaries; and (ii) except with respect to the representations and warranties made in Article III or any certificate delivered pursuant to Section 2.04(e), none of the Sellers, their Affiliates or any of their respective Representatives will have or be subject to any liability for breach of contract or for indemnification under Section 9.02(a) to the Purchaser, its Affiliates or any other Person resulting from the distribution (or failure to distribute) to the Purchaser, its Affiliates or their respective Representatives of, or the Purchaser’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Companies or the Company Subsidiaries, including the confidential information memorandum, dated September 2014, and any information, documents or materials made available to the Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V.

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing. The Sellers covenant and agree that, except as described in Section 5.01 of the Disclosure Schedule or as required by this Agreement or as required by applicable Law, between the date hereof and the Closing, the Sellers shall and shall cause each of the Companies and the Company Subsidiaries to: (x) conduct the Business in the ordinary course in all material respects consistent with past practice (including with respect to the Companies’ and Company Subsidiaries’ commercial dealings with their Affiliates); and (y) use their commercially reasonable efforts to preserve intact in all material respects the Business, the services of the current officers, employees and consultants of the Business, and the relationships of the Business with customers, suppliers and other persons with which Business has significant business relations. Except as described in Section 5.01 of the Disclosure Schedule or required by this Agreement or as required by applicable Law, the Sellers covenant and agree that, between the date hereof and the Closing, without the prior written consent of the Purchaser, the Sellers shall cause each of the Companies and the Company Subsidiaries not to, and with respect to Sections 5.01(a), 5.01(c), 5.01(e), 5.01(i), 5.01(l), 5.01(o), 5.01(q), 5.01(r), or 5.01(s) the Sellers shall not:

(a) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any capital stock or other equity securities of any Company or Company Subsidiary (or any option, warrant or other right to acquire the same);

(b) incur any Indebtedness or make any loans or advances, except in the ordinary course of business consistent with past practice, other than Indebtedness that will be repaid at or prior to the Closing or to a Company or Company Subsidiary; provided, that in no event shall any Company or Company Subsidiary incur, assume or guarantee any long term indebtedness for borrowed money;

(c) amend or restate the Governing Documents of any Company or Company Subsidiary;

(d) declare, set aside, make or pay any non-Cash dividend or other non-Cash distribution on or with respect to any of its capital stock or other equity or ownership interest;

(e) grant or announce any increase in the salaries, bonuses or other benefits payable by a Company or a Company Subsidiary to any of the employees, directors or officers of such Person, other than as required by Law, pursuant to the terms of any Plans as such exist on the date hereof or other ordinary increases consistent with the past practices of such Person and then only with respect to individuals who are not directors or officers of any Company or any Company Subsidiary and who receive less than $75,000 in total annual cash compensation from a Company or a Company Subsidiary;

(f) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(g) enter into any material lease for personal property or any renewals thereof;

(h) enter into any Contract with any Seller or Affiliate thereof (other than a Company or a Company Subsidiary) that is material;

(i) change any method of accounting or accounting practice or policy used by any Company or Company Subsidiary, other than such changes as are required by GAAP;

(j) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(k) acquire any corporation, partnership, limited liability company, other business organization or division thereof or enter into any joint venture, strategic alliance, exclusive dealing or noncompetition or similar Contract;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company or Company Subsidiary, or otherwise alter any Company’s or any Company Subsidiary’s corporate structure;

(m) acquire any assets that would be, or dispose of or subject to any Encumbrance (other than Permitted Encumbrances) any assets that are, material to the Business, taken as a whole, or are material to any of the Companies or the Company Subsidiaries, other than sales to customers or purchasers from suppliers of the Business, in each case in the ordinary course;

(n) incur or commit to incur any capital expenditures, other than maintenance capital expenditures in the ordinary course;

(o) settle, cancel, waive, release or compromise any right or claim of material value of any Company or Company Subsidiary;

(p) make, revoke or modify any Tax election, settle or compromise any Tax liability, enter into any agreement with any Tax authority, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return, in each case in a manner inconsistent with the applicable past practices of the Sellers;

(q) extend, amend, waive, modify, cancel or consent to the termination of any Material Contract, or extend, amend, waive, modify, cancel or consent to the termination of any Company’s or Company Subsidiary’s material rights thereunder, or enter into any Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer, supplier or other Contracts entered into in the ordinary course of business consistent with past practice of the applicable Company or Company Subsidiary;

(r) permit the lapse of any material right relating to Intellectual Property or any other intangible asset used in the business of the Companies or Company Subsidiaries, except in the ordinary course of business;

(s) settle any Action that would, by its terms, impose any material continuing liabilities or obligations on the Companies or the Company Subsidiaries after the Closing;

(t) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers, resellers or distributors with the intent of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice with the intent of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, or (C) any practice with the intent of postponing to post-Closing periods payments by any Company or Company Subsidiary that would otherwise be expected (based on past practice) to be made in pre-Closing periods; or

(u) agree to take any of the actions specified in Sections 5.01(a)–(s).

Notwithstanding anything to the contrary in this Agreement, the Companies and the Company Subsidiaries shall be permitted to declare and pay any Cash dividends or make Cash distributions or Cash transfers (including in connection with any “cash sweep” arrangements) prior to the Closing Date.

SECTION 5.02. Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice to the Sellers, the Sellers shall, and shall cause the Companies and the Company Subsidiaries to (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, properties and books and records (in whatever form or medium, including electronic copies) of the Companies and the Company Subsidiaries and (ii) furnish to the Purchaser and authorized Representatives of the Purchaser such additional financial and operating data and other information regarding the Companies and the Company Subsidiaries (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the personnel of the applicable Company or Company Subsidiary and in such a manner as not to interfere unreasonably with the normal operations of the Companies and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of the Companies or the Company Subsidiaries shall be required to provide any such access or disclose any such information to the Purchaser if such disclosure would, in the Sellers’ reasonable discretion, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law or applicable stock exchange regulation or binding agreement entered into prior to the date hereof. When accessing any of the properties of the Companies or the Company Subsidiaries, the Purchaser shall, and shall cause its Representatives to, comply with all safety and security requirements for such property. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the express written consent of the Sellers, which consent may be withheld in the sole and absolute discretion of the Sellers, provided, that this sentence shall not prohibit the completion of customary “Phase I” environmental site assessments.

(b) In order to facilitate the resolution of any claims made against or incurred by any Seller relating to any of the Companies or the Company Subsidiaries (other than adversary proceedings with any of the Purchaser or its Affiliates) and for purposes of compliance with securities, environmental, employment and other Laws and applicable stock exchange regulations, until the later of the seventh (7th) anniversary of the Closing and the expiration of the relevant period of the applicable statute of limitations (including any extension thereof) (such period, the “Retention Period”), the Purchaser shall (i) retain the books and records (in whatever form or medium, including electronic copies) and financial and operational data in respect of the Companies and the Company Subsidiaries relating to periods prior to the Closing and (ii) upon reasonable notice, afford the respective Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, copies), during normal business hours, to such books and records. In addition, from and after the Closing Date, in order to facilitate the resolution of any claims made against or incurred by any Seller relating to any of the Companies or the Company Subsidiaries (other than adversary proceedings with any of the Purchaser or its Affiliates), the Purchaser shall, at the expense of the Sellers, make available to the Sellers and their Affiliates those employees of the Companies and the Company Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Sellers in connection with their inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.

(c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser or any of the Companies or the Company Subsidiaries (other than adversary proceedings with any of the Sellers or their Affiliates) and for purposes of compliance with securities, environmental, employment and other Laws and applicable stock exchange regulations, until the expiration of the Retention Period, each of the Sellers shall, and shall cause their respective Subsidiaries to, (i) retain the books and records (in whatever form or medium, including electronic copies) and financial and operational data in such Seller’s (or its Subsidiary’s) possession in respect of the Companies and the Company Subsidiaries relating to periods prior to the Closing which shall not otherwise have been made available to the Purchaser or any of the Companies or the Company Subsidiaries; and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records. In addition, from and after the Closing Date, in order to facilitate the resolution of any claims made against or incurred by the Purchaser relating to any of the Companies or the Company Subsidiaries (other than adversary proceedings with any of the Sellers or their Affiliates), the Sellers shall, at the expense of the Purchaser, make available to the Purchaser and its Affiliates those employees of the Sellers and their respective Affiliates whose assistance, expertise, testimony, notes and recollections or presence are necessary to assist the Purchaser in connection with their inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.

SECTION 5.03. Confidentiality. The terms of the letter agreement dated as of September 23, 2014 (the “Confidentiality Agreement”) between HeidelbergCement AG and Lone Star Americas Acquisitions LLC, an Affiliate of the Purchaser, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality and use obligations contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) relating to the Business, the Companies, the Company Subsidiaries or the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The Purchaser acknowledges and agrees that any Evaluation Material made available to the Purchaser, its Affiliates or their respective Representatives pursuant to Section 5.02(a) or otherwise by the Sellers, their Affiliates (including the Companies and the Company Subsidiaries) or any of their respective Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

SECTION 5.04. Regulatory and Other Authorizations. (a) Each of the parties hereto shall use its reasonable best efforts to: (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements; (ii) cooperate fully in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto shall each pay all filing fees or make other similar payments required by applicable Law to be paid by it to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b) Each of the Sellers and the Purchaser agrees to make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act and the Competition Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (but, with respect to the filing under the HSR Act, in no event later than ten (10) Business Days thereafter, and with respect to the filing under the Competition Act, in no event later than fifteen (15) Business Days thereafter, unless agreed to in writing by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Competition Act. Each of the Sellers and the Purchaser also agrees to make or cause to be made any appropriate filing with respect to the transactions contemplated by this Agreement that is required to be made under any other applicable Law relating to competition matters as promptly as practicable after the date of this Agreement. The Purchaser shall have sole responsibility for the filing fees associated with all HSR Act and Competition Act filings and all filing fees associated with any other similar filings required in any other jurisdiction.

(c) Without limiting the generality of the Purchaser’s undertakings pursuant to Sections 5.04(a) and (b), the Purchaser shall, and shall cause each of its Affiliates to, use its and their reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, foreign investment or trade regulation Law that may be asserted by any antitrust or competition or other Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date provided, however, that notwithstanding the foregoing, neither the Purchaser nor the Sellers shall be required to take or agree to take any action, including entering into any consent decree, hold separate order, divestiture or other arrangement or agreement, that would reasonably be expected to result in a loss by the Purchaser of a material benefit arising from or relating to the transactions contemplated by this Agreement.

(d) Each party hereto shall promptly notify the other parties hereto of any communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties hereto to review in advance any proposed communication by such party to any Governmental Authority. None of the parties hereto shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation) or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate with the other parties hereto in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties hereto shall, and shall cause their respective Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Companies and the Company Subsidiaries, (ii) as necessary to comply with contractual arrangements or applicable Laws or applicable stock exchange regulations and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(e) The Purchaser shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, in any material respect, or to increase the time required, in any material respect, to: (i) cause to occur the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, foreign investment or trade regulation Law, applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 5.05. Retained Names and Marks.

(a) The Purchaser hereby acknowledges that all right, title and interest in and to the names set forth in Schedule 5.05, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names and Marks”), are owned exclusively by the Sellers or their Affiliates (other than the Companies and the Company Subsidiaries), and that, except as expressly provided below, any and all right of the Companies and the Company Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Sellers or their applicable Affiliates, along with any and all goodwill associated therewith. The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b) The Purchaser shall, as soon as practicable after the Closing, but in no event later than 20 (20) Business Days thereafter, cause the Companies and the Company Subsidiaries to file amended Governing Documents with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Retained Names and Marks and to supply promptly any additional information, documents and materials that may be requested by any of the Sellers with respect to such filings.

(c) The Companies and the Company Subsidiaries shall, for a period of twelve (12) months following the Closing Date, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing, all of the existing stocks of signs, letterheads, invoice stock, product packaging, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) of the Companies and the Company Subsidiaries containing the Retained Names and Marks, after which period the Purchaser shall cause the Companies and the Company Subsidiaries to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock; provided, however, that the Purchaser shall cause the Companies and the Company Subsidiaries to use commercially reasonable efforts to ensure that all such Existing Stock used by them hereunder following the Closing shall, to the extent practicable, display a notice, in a format reasonably acceptable to the Sellers, indicating that each Company and Company Subsidiary (i) was formerly owned by the applicable Seller and (ii) is now owned by the Purchaser.

(d) Except as expressly provided in this Section 5.05, no other right to use the Retained Names and Marks is granted by the Sellers to any of the Purchaser, the Companies or the Company Subsidiaries, whether by implication or otherwise, and nothing hereunder permits any of the Purchaser, the Companies or the Company Subsidiaries to use the Retained Names and Marks in any manner other than in connection with the Existing Stock. The Purchaser shall ensure that all use of the Retained Names and Marks by the Companies and the Company Subsidiaries as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Companies and the Company Subsidiaries used the Retained Names and Marks prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.05 shall inure solely to the benefit of the Sellers. In any event, the Purchaser shall not, and shall cause the Companies and the Company Subsidiaries not to, use the Retained Names and Marks in any manner that might damage or tarnish the reputation of the Sellers or any of their Affiliates or the goodwill associated with the Retained Names and Marks.

(e) In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Sellers and their Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by any of the Companies or the Company Subsidiaries (i) in accordance with the terms and conditions of this Section 5.05, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party or (ii) in violation of or outside the scope permitted by this Section 5.05. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.05, the Sellers, in addition to any other remedies available to them, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser and any of its Affiliates (including, following the Closing, the Companies and the Company Subsidiaries) from any such breach or threatened breach.

SECTION 5.06. Insurance. From and after the Closing Date, the Companies and the Company Subsidiaries shall cease to be insured by the Sellers’ insurance policies or by any of their self-insurance programs. For the avoidance of doubt, the Sellers shall retain all rights to control their insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of their insurance policies and self-insurance programs. The Purchaser agrees to arrange (or cause the Companies and the Company Subsidiaries to arrange) for insurance policies with respect to the Business covering all periods and agrees not to seek to benefit from any of the Sellers’ or their Affiliates’ insurance policies that may provide coverage for any claims relating to the Business, regardless of whether the facts or circumstances giving rise to such claims are known or unknown, suspected or unsuspected, in existence as of the date hereof, the Closing Date or coming into existence in the future. Notwithstanding the foregoing, to the extent that a Company or a Company Subsidiary has an insurable claim (including any workers’ compensation claim) based on any fact, action or circumstance existing on or prior to the Closing Date under any self-insurance program of the Sellers or any of their Affiliates in effect on the Closing Date, such

Person’s rights to coverage in respect of such claim shall continue after the Closing Date (subject to the terms and conditions of any such program) without the requirement that such Person make any payment with respect thereto or reimburse the Sellers or any of their Affiliates with respect to any such self-insurance program.

SECTION 5.07. Financing; Financing Commitments.

(a) Financing.

(i) Subject to the terms and conditions of this Section 5.07, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Acquisition Financing on the terms and conditions described in the Financing Commitments (including any “flex” provisions applicable thereto) and, prior to the Closing, shall not, without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments or the definitive agreements with respect thereto, if any such amendment, replacement, supplement, or other modification to or waiver of the Financing Commitments that amends the Acquisition Financing, would (A) reduce the aggregate amount of the Acquisition Financing (including by changing the amount of fees to be paid or original issue discount) to an amount committed below the amount that is required, together with other financial resources of the Purchaser including cash of the Purchaser on the Closing Date, to consummate the transactions contemplated by this Agreement, (B) impose new or additional conditions or other terms or otherwise expand upon any of the conditions to the receipt of the Acquisition Financing or other terms in a manner that would reasonably be expected to (x) materially delay, materially impair or prevent the consummation of the transactions contemplated by this Agreement, (y) make, in any material respect, the timely funding of the Acquisition Financing or satisfaction of the conditions to obtaining the Acquisition Financing less likely to occur or (z) adversely impact, in any material respect, the ability of the Purchaser to enforce its rights against other parties to the Financing Commitments or to draw upon and consummate the Acquisition Financing, or (C) be reasonably expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the syndication of the Debt Financing to the extent permitted by the Debt Commitment Letters shall not be deemed to violate Purchaser’s obligations under this Agreement. Any reference in this Agreement to (1) “Acquisition Financing” shall include the financing contemplated by the Financing Commitments as amended or modified in compliance with this Section 5.07 and (2) “Financing Commitments”, “Equity Commitment” or “Debt Commitment Letters” shall include such documents as amended, replaced, supplemented or otherwise modified in compliance with this Section 5.07.

(ii) Subject to the terms and conditions of this Section 5.07, the Purchaser shall use its reasonable best efforts to (A) maintain in effect and satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Commitments within the Purchaser’s control in accordance with the terms and subject to the conditions thereof, (B) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including any “flex” provisions) contained in the Debt Commitment Letters and related fee letters, (C) satisfy all conditions to such definitive agreements that are applicable to the Purchaser that are within the Purchaser’s control, (D) draw upon and consummate the Acquisition Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Financing Commitments, and (E) fully enforce its rights under the Financing Commitments to draw upon and consummate the Acquisition Financing, subject to the terms and conditions of the Financing Commitments, provided that such efforts will not be interpreted to require the Purchaser to, and the Purchaser shall not be required to, sue the Financing Sources to enforce or commence any other legal proceeding in relation to the Financing Commitments. The Purchaser shall keep the Sellers informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Purchaser shall notify the Sellers promptly, and in any event within two (2) Business Days after it becomes aware thereof, (x) of any material breach or default by any party to any Financing Commitments or definitive documents related to the Acquisition Financing, (y) of the receipt by the Purchaser of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Acquisition Financing) from any Acquisition Financing source with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Acquisition Financing of any provisions of the Financing Commitments or any definitive document related to the Acquisition Financing, or (z) of any breach, default, termination or repudiation of which the Purchaser or any of its Affiliates becomes aware by any party to any Financing Commitment or any definitive document related to the Acquisition Financing of any provisions of the Financing Commitments or any definitive document related to the Acquisition Financing. The Purchaser shall not enter into any merger, acquisition, joint venture, disposition, lease, debt or equity financing or similar transaction (or make any announcement thereof) that could reasonably be expected to materially impair, delay or prevent the consummation of the Acquisition Financing contemplated by the Financing Commitments. The Purchaser acknowledges and agrees that neither the obtaining of the Acquisition Financing nor any alternative financing is a condition to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement.

(iii) Subject to the terms and conditions of this Section 5.07, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the Debt Commitment Letters, the Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions not materially less favorable, in the aggregate, to the Purchaser than those contained in the Debt Commitment Letters and the related fee letters (as determined in the reasonable judgment of the Purchaser, taking into account the “flex” provisions set forth in the Debt Commitment Letters and the related fee letters) and in an amount sufficient to consummate the transactions contemplated by this Agreement (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (a “New Debt

Commitment Letter”), which shall replace the existing Debt Commitment Letter, a copy of which shall be promptly provided to the Sellers. In the event any Alternate Debt Financing is obtained, (A) any reference in this Agreement to the “Acquisition Financing” or the “Debt Financing” shall include the debt financing contemplated by such Alternate Debt Financing and (B) any reference in this Agreement to the “Financing Commitments” or the “Debt Commitment Letters” shall be deemed to include, to the extent then in effect, the Debt Commitment Letters that are not superseded by any New Debt Commitment Letter at the time in question and the New Debt Commitment Letters.

(iv) In the event that on the final day of the Marketing Period (x) all or any portion of the Debt Financing structured as high yield securities that is obtained in accordance with clause (iii) above has not been consummated, (y) all closing conditions contained in Article VIII shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing) and (z) any bridge financing obtained in accordance with clause (iii) above) is available on the terms and conditions described in the New Debt Commitment Letters as contemplated by clause (iii) above, then the Purchaser shall borrow under and use the proceeds of such bridge financing to replace such affected portion of the high yield securities no later than two Business Days after the final day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 15 consecutive Business Days commencing after the date hereof (but in any event no earlier than 10 days following the date on which the Purchaser has delivered all Required Information to the Lenders) throughout and at the end of which (1) the Purchaser shall have the Required Information (as defined below) and during which period such information shall, to the extent applicable, remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and, (2) the conditions set forth in Sections 8.01, 8.03(a) and 8.03(c) shall be satisfied, and (3) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.01 and 8.03 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15-Business-Day period; provided, that (x) the Marketing Period must occur entirely after January 4, 2015; (y) the “Marketing Period” shall not be deemed to have commenced if, after the date hereof and prior to the last date of the Marketing Period, (A) the Companies’ auditor shall have withdrawn its audit opinion with respect to any of the Financial Statements or the Required Information for which it has provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the financial statements of the Companies for the applicable periods by the Companies’ auditor, (B) if the financial statements included in the Required Information that are available to the Purchaser on the first day of any such 15-Business-Day period would not be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the United States Securities and Exchange Commission on the last day of such period if the Companies were public companies, in which case the Marketing Period shall not be deemed to commence until the Purchaser has received updated Required Information that would be required to permit such registration statement to be declared effective, or (C) if the Companies’ auditor is not able to issue customary “comfort” (including “negative assurance” comfort) in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letters or with respect to the financial statements and data included in the Required Information referred to below at any time during such period, in which case the Marketing Period shall not be deemed to commence until updated financial statement meeting the requirements of the Required Information and this clause (C) have been delivered; and (z) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing, including any high yield securities (other than any portion of the Debt Financing that constituted bridge financing with respect to such high yield securities) and subject to the first sentence of this Section 5.07(a)(iv), is consummated.

(b) Financing Cooperation. In connection with the Debt Financing, the Sellers shall cause the Companies and the Company Subsidiaries to provide, and to use their reasonable best efforts to cause their respective Representatives, including their legal, tax, regulatory and accounting Representatives, to provide, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser and that is necessary, customary or advisable in connection with the Purchaser’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of any of the Companies or the Company Subsidiaries), including the following actions by the Companies and the Company Subsidiaries:

(i) participating in a reasonable number of meetings taking into account the nature of the Debt Financing (including using reasonable efforts to participate in a reasonable number of one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing, and using reasonable efforts to cause the members of senior management and Representatives of the Companies and Company Subsidiaries to participate in such meetings), rating agency presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources and investors, and cooperating reasonably with the marketing efforts of the Purchaser and the Financing Sources, in each case in connection with all or any portion of the Debt Financing;

(ii) assisting the Purchaser and the Financing Sources in the preparation of rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and other similar materials for any bank or other debt financing and similar documents required in connection with any of the Debt Financing, including using reasonable efforts to cause the execution and delivery of reasonable and customary representation letters in connection with the bank information memoranda;

(iii) cooperating reasonably with the Financing Sources’ customary due diligence;

(iv) using reasonable efforts to obtain, in cooperation with the Purchaser and the Financing Sources, from the Companies’ auditor such accountants’ comfort letters, reports and the consent of such auditor to the use of their reports in any materials relating to the Debt Financing, and using reasonable efforts to obtain such hedging agreements, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items as may be reasonably requested by the Purchaser and as are customary for financings similar to the Debt Financing;

(v) to the extent required by the Debt Commitment Letters, as promptly as practical, furnishing the Purchaser and the Financing Sources with: (A) all financial statements, pro forma financial information, financial data, audit reports and other information regarding the Companies of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities of the Purchaser and of the type and form customarily included in offering documents used in private placements pursuant to Rule 144A promulgated under the Securities Act (including, to the extent required pursuant to the Securities Act, the report of the Companies’ auditor thereon and related management discussion and analysis of financial condition and results of operations) or necessary for the preparation of customary confidential information memorandum for credit facility financings to consummate the offering(s) of debt securities or syndication of credit facilities, as applicable, contemplated by the Debt Commitment Letters (provided that in no circumstance shall the Companies be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), or (B) as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from the Companies’ independent accountants with respect to the financial information to be included in such offering documents (all such information in clauses (A) and (B) of this clause (v), the “Required Information”);

(vi) using reasonable best effort to take such actions as are reasonably requested by the Purchaser or the Financing Sources to facilitate the satisfaction of the conditions set forth in the Debt Commitment Letters (to the extent the satisfaction of such conditions requires actions by or cooperation of the Companies and the Company Subsidiaries);

(vii) (A) using reasonable best efforts to provide monthly unaudited financial statements (excluding footnotes) consisting of consolidated balance sheets and related statements of income, stockholders’ equity and cash flows within 25 days of the end of each month prior to the Closing Date, in each case prepared on a “carve-out” basis and in a manner and containing information consistent with each Company’s current practices; (B) providing GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Companies and the Company Subsidiaries within 45 days of the end of each fiscal quarter prior to the Closing Date; and (C) providing GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Companies and the Company Subsidiaries as of or for the fiscal year ended December 31, 2014, no later than April 14, 2015, if the Closing has not occurred by such date;

(viii) executing and delivering, at and effective as of the Closing, such definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents, borrowing base certificates, solvency certificates or other certificates, documents and instruments relating to guarantees, the pledge of collateral and similar documents, as may be reasonably requested by the Purchaser and are required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral, at and effective as of the Closing, and cooperating reasonably in connection with the pay-off of existing indebtedness and the release of related Encumbrances, and Purchaser’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Companies or the Company Subsidiaries at and effective as of the Closing; and

(ix) taking all corporate or other actions and providing such other assistance, taking into account the nature of the Debt Financing, as reasonably requested by the Purchaser to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Companies’ and the Company Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(x) at least three Business Days prior to Closing, providing all documentation and other information about the Sellers, the Companies and the Company Subsidiaries that is reasonably requested by the Financing Sources and the Financing Sources reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; and

(xi) taking all corporate actions, effective as of the Closing, reasonably requested by the Purchaser to permit the consummation of the Debt Financing and to permit the proceeds thereof, including any High Yield Financing, to be made available to the Purchaser at the Closing to consummate the transactions contemplated by this Agreement, provided that none of the Companies or the Company Subsidiaries shall be required to pay any commitment, premium, legal expense, survey or other similar fee or incur any other Liability in connection with the Acquisition Financing prior to the Closing for which it is not reimbursed or indemnified by the Purchaser.

(c) The Sellers will, and will cause the Companies and the Company Subsidiaries to, periodically update any Required Information to be included in an offering document to be used in connection with the Debt Financing. The Sellers agree that they shall inform the Purchaser if they become aware that any Required Information contains any untrue statement of material fact or omits any material fact necessary in order to make the statements contained therein not incorrect or misleading. The Sellers hereby consent to the use of the Companies’ and the Company Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that does not harm or disparage the Companies or any of their Affiliates or their reputation or goodwill. All non-public information regarding the Business, the Sellers and their Affiliates provided to any of the Purchaser, the Financing Sources or their respective Representatives pursuant to this Section 5.07 shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Debt Financing subject to customary confidentiality protections.

(d) Reimbursement; Indemnification. The Purchaser shall, promptly upon the written request of any Seller, Company or Company Subsidiary reimburse such Person for all reasonable and documented out-of-pocket third-party costs and expenses incurred by such Person or any of its Representatives in connection with the cooperation provided for in Sections 5.07(b) and 5.07(c) (such reimbursement to be made promptly and in any event within three (3) Business Days of delivery of reasonably acceptable documentation evidencing such cost and expenses) and shall indemnify and hold harmless such Person and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Acquisition Financing and any information utilized in connection therewith (other than information provided by a Company or a Company Subsidiary). All non-public or otherwise confidential information regarding the Companies or any of their Affiliates obtained by the Purchaser or its Representatives pursuant to this Section 5.07 shall, unless otherwise agreed in writing by the Sellers, be kept confidential in accordance with the Confidentiality Agreement and Section 5.03.

SECTION 5.08. Privileged Matters; Conflicts Waiver. (a) The parties hereto acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence of each of the Companies and the Company Subsidiaries involving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby (but not general business matters of the Companies and the Company Subsidiaries or the Business), and all communications, information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Sellers, and may be waived only by the Sellers. The parties hereto acknowledge and agree that (i) the foregoing attorney-client privilege, work-product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by any of the Purchaser, the Companies or the Company Subsidiaries upon consummation of the Closing and (ii) in the event of a dispute between any of the Purchaser, the Companies or the Company Subsidiaries and a third party or any other circumstance in which a third party requests or demands that any of the Companies or the Company Subsidiaries produce privileged materials of the Sellers, the Purchaser shall cause the Companies and the Company Subsidiaries to assert such attorney-client privilege on behalf of the Sellers to prevent disclosure of privileged materials to such third party.

(b) The parties hereto acknowledge and agree that: (i) the attorney-client privilege, attorney work-product protection and expectation of client confidence and all other privileges and expectations of client confidence to the extent owned by any Company or Company Subsidiary and involving general business matters of any Company or Company Subsidiaries or the Business (but not, for the avoidance of doubt, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby) and arising prior to the Closing shall, after the Closing, continue to be owned by the Companies and the Company Subsidiaries and the applicable Companies and the Company Subsidiaries shall have the right to control, assert or waive all such privileges and protections; (ii) the attorney-client privilege, attorney work-product protection and expectation of client confidence and all other privileges and expectations of client confidence involving general business matters of the business of each of the Sellers and their Affiliates other than the Companies and the Company Subsidiaries and the

Business and arising prior to the Closing shall, after the Closing, be owned and controlled by the Sellers and their Affiliates and the Sellers and their Affiliates, as applicable, shall have the right to control, assert or waive all such privileges and protections; and (iii) to the extent that there are privileged materials involving business matters that directly involve both the Business and the business of the Sellers or any of their Affiliates other than the Companies and the Company Subsidiaries (but not, for the avoidance of doubt, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby) that were created prior to the Closing but that, after the Closing, continue to directly involve both the Business and the business of the Sellers or any of their Affiliates other than the Companies and the Company Subsidiaries, such material shall, after the Closing, be subject to a joint privilege and protection between the Sellers, on the one hand, and the Companies, on the other hand, and the Sellers and the Companies shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (A) the Sellers without the prior written consent of the Companies; or (B) by the Companies without the prior written consent of the Sellers, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party.

(c) The Purchaser, on behalf of itself and, from and after the Closing, the Companies and the Company Subsidiaries and their respective representatives, officers, directors, employees, advisors, shareholders, successors and assigns (the “Purchaser Related Parties”), hereby waives any claim that Davies Ward Phillips & Vineberg LLP, Morgan, Lewis & Bockius LLP, Mourant Ozannes, Pinsent Masons LLP, Ratner Prestia, Shearman & Sterling LLP or Strasburger & Price, LLP (each, “External Counsel”), each of whom represented the Sellers and the Companies in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, is prohibited from representing the Sellers or any officer, director, employee, shareholder or Affiliate thereof (the “Seller Related Parties”) in any dispute relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby because such External Counsel has a conflict of interest arising from such External Counsel’s representation of the Companies and the Company Subsidiaries in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(d) This Section 5.08 is for the benefit of the Sellers, the other Seller Related Parties and the External Counsel, and the other Seller Related Parties and the External Counsel are express third-party beneficiaries of this Section 5.08. This Section 5.08 shall be irrevocable, and no term of this Section 5.08 may be amended, waived or modified, except in accordance with Section 11.07 and with the prior written consent of each External Counsel and Seller Related Party affected thereby. This Section 5.08 shall survive the Closing and shall remain in effect indefinitely.

SECTION 5.09. Further Action; Non-Governmental Consents. (a) The parties hereto shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement; provided that nothing in this Section 5.09 shall be deemed to affect or modify the requirements set forth in Section 5.04 of this Agreement.

(b) The Sellers shall, and shall cause their Affiliates to, use their reasonable best efforts to obtain all necessary consents required to be obtained, and to make all necessary notices required to be made, by it from third parties (other than Governmental Authorities) in connection with the transactions contemplated by this Agreement. The Purchaser shall, and shall cause its Affiliates to, provide reasonable assistance to the Sellers in obtaining such consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties. The parties hereto acknowledge and agree that none of the Sellers, the Purchaser, or the Affiliates of either of them shall have any obligation to (i) pay any material consideration or agree to grant any material credit support or other accommodation (financial or otherwise), including any guarantee, or (ii) commence or participate in litigation, in each case, in connection with obtaining the consents or approvals referred to in this Section 5.09.

(c) The Sellers and the Purchaser agree that, in the event that any consent, approval or authorization necessary to preserve for any Company or Company Subsidiary any right or benefit under any Contract to which any Company or Company Subsidiary is a party is not obtained prior to the Closing, the parties hereto will use their commercially reasonable efforts to obtain such consent, approval or authorization as promptly thereafter as reasonably practicable. In respect of any such consent, approval or authorization that is not obtained, the Sellers and the Purchaser shall, and the Purchaser shall cause the Companies and the Company Subsidiaries to use their commercially reasonable efforts to establish a mutually acceptable arrangement under which the Companies and the Company Subsidiaries and the Sellers and their Affiliates, as applicable, would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of the applicable Contracts, including, where commercially reasonable, by means of subcontracting, sublicensing, subleasing arrangements or enforcement by the party to such Contract for the benefit (and at the expense) of each Company, Company Subsidiary, Seller or Affiliate of a Seller (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.09(c).

(d) From time to time after the Closing, and for no further consideration, each of the parties hereto shall use its commercially reasonable efforts to, and to cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) If, after the Closing, the Sellers or any of their Affiliates receive, or otherwise discover that it has possession of, any funds or other asset that are the property of any of the Companies or the Company Subsidiaries, or the Purchaser or any of its Affiliates (including the Companies and the Company Subsidiaries) receive, or otherwise discover that it has possession of, any funds or other assets that are the property of any of the Sellers or their Affiliates, the Sellers or the Purchaser (as applicable) shall, or shall cause one of their respective Affiliates to, remit any such funds or assets promptly to the owner thereof.

SECTION 5.10. Credit Support Instruments. (a) At or prior to the Closing, the Purchaser shall, or shall cause one or more of its Affiliates to, use its reasonable best efforts to take or cause to be taken all actions necessary to secure the unconditional release of the Sellers and their Affiliates (other than the Companies and the Company Subsidiaries), from and after the Closing, from any guarantees, letters of credit, surety bonds or similar instruments set forth on Section 5.10 of the Disclosure Schedule and any other guarantees, letters of credit, surety bonds or similar instruments entered into in the ordinary course between the date hereof and the Closing Date by a Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries) in connection with the operation of the Business (the “Credit Support Instruments”), including effecting such release by providing substitute guarantees, letters of credit, surety bonds, indemnities, cash collateral or other credit support. The Sellers shall cooperate reasonably with the Purchaser in order to obtain such releases and substitutions. All costs and expenses incurred in connection with such releases and substitutions shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand.

(b) In the event that any such release or substitution is not effected prior to the Closing Date, (i) the Purchaser shall use its reasonable best efforts to cause such release and substitution to occur as promptly as practicable following the Closing Date (which release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Sellers and all costs and expenses incurred in connection therewith shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand , (ii) the Purchaser shall indemnify and hold harmless each of the Sellers and their Affiliates from any Losses arising from or relating to any such Credit Support Instrument effective as of the Closing Date, (iii) the Purchaser shall not, and shall cause each of its Affiliates (including the Companies and the Company Subsidiaries following the Closing) not to, take or omit to take, or cause to be taken or not to be taken, any action, to do or omit to do, or cause to be done or not to be done, anything that would or would reasonably be expected to increase the actual or contingent liability of a Seller or any Affiliate thereof pursuant to the terms of any Credit Support Instrument, (iv) at any time on or following the Closing Date the Sellers shall have the right to terminate, or to cause the termination of, each Credit Support Instrument in respect of which such termination is permitted by a Seller or any Affiliate thereof in accordance with its terms, (v) in the event that a Seller or any Affiliate thereof is or has been required to provide any cash collateral to any Person pursuant to the terms of any Credit Support Instrument, the Purchaser shall provide such cash collateral to such Person on the terms contained in the applicable Credit Support Instrument, and (vi) at the Closing or at any time thereafter, as the Sellers may request, the Purchaser shall deliver to the Sellers, either, at the option of the Purchaser, (x) one or more surety bonds or (y) irrevocable letters of credit, or (z) a combination of the foregoing, in each case in support of the Purchaser’s obligations to the Sellers pursuant to this Section 5.10(b). All costs and expenses incurred in connection with the substitution or release of Credit Support Instruments pursuant to this Section 5.10(b) shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand.

(c) The provisions of this Section 5.10 shall apply reciprocally to the Sellers and their Affiliates, with respect to any guarantees, letters of credit, surety bonds or similar instruments pursuant to which any Company or Company Subsidiary provides credit support to any Seller or any Affiliate thereof (excluding another Company or Company Subsidiary).

SECTION 5.11. Transition Services. Following the Closing, the Sellers shall provide, or shall cause one or more of their Affiliates to provide, to the Companies certain services that are currently provided by the Sellers or one or more of their Affiliates to the Companies, all as more fully set forth in a transition services agreement in respect of services to be provided in North America, substantially in the form attached hereto as Exhibit A (the “NAM Transition Services Agreement”), to be entered into by the Purchaser and Lehigh Hanson, Inc. as of the Closing, and in a transition services agreement in respect of services to be provided in the United Kingdom, substantially in the form attached hereto as Exhibit B (the “UK Transition Services Agreement”), to be entered into by the Purchaser and HPPL as of the Closing.

SECTION 5.12. Supply Arrangements. Following the Closing, the Sellers shall supply, or shall cause one or more of their Affiliates to supply, to the Companies and the Company Subsidiaries certain cement and aggregate products that are currently provided by Affiliates of the Sellers to the Companies and the Company Subsidiaries, all as more fully set forth in a supply agreement in respect of cement products to be supplied in North America, substantially in the form attached hereto as Exhibit C (the “NAM Cement Supply Agreement”), to be entered into by Lehigh Cement Company, LLC and HP&P USA as of the Closing, and in a supply agreement in respect of aggregates products to be supplied in the United Kingdom, substantially in the form attached hereto as Exhibit D (the “UK Aggregates Supply Agreement”), to be entered into by Hanson Quarry Products Europe Limited and HBP as of the Closing, and in a supply agreement in respect of cement products to be supplied in the United Kingdom, substantially in the form attached hereto as Exhibit E (the “UK Cement Supply Agreement”), to be entered into by Castle Cement Limited and HBP as of the Closing.

SECTION 5.13. Termination of Affiliate Contracts and Participation in Receivables Program; Mutual Release. (a) The parties hereto agree that, except for the Ancillary Agreements, the Shared Contracts (as applicable) and as set forth on Section 5.13 of the Disclosure Schedule (collectively, the “Surviving Agreements”), all Contracts and other intercompany arrangements between the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries), on the one hand, and any of the Companies or the Company Subsidiaries, on the other hand (collectively, the “Terminated Agreements”), shall terminate automatically as of the Closing Date without any further action by any of the parties hereto or thereto and no party thereto shall thereafter be bound thereby or have any liability thereunder. The parties hereto agree to cause their respective Affiliates to comply with the terms of this Section 5.13. The Terminated Agreements shall include all intercompany notes between Lehigh Hanson Materials Limited, as lender, and any of the Companies.

(b) The Purchaser acknowledges that certain of the Companies and the Company Subsidiaries are participants in one of the receivables purchasing programs (together, the “Receivables Program”) established pursuant to the terms of the Receivables Program Agreements. The parties hereto acknowledge and agree that on or prior to the Closing Date: (i) the participation of the Companies and the Company Subsidiaries in the Receivables Program shall terminate pursuant to the terms of the applicable Receivables Program Agreements and none of the Companies or the Company Subsidiaries shall thereafter be party to any of the Receivables Program Agreements; and (ii) each applicable Company and Company Subsidiary shall repurchase all of the then Outstanding Receivables (as defined in the applicable Receivables Program Agreement), free and clear of all Encumbrances, that had been sold by such Company or Company Subsidiary as part of the Receivables Program in accordance with the terms of the applicable Receivables Program Agreement.

(c) Effective as of the Closing, each Seller does hereby, for itself and each of its Affiliates (other than the Companies and Company Subsidiaries) (each, a “Seller Releasing Party”), release and absolutely forever discharge each Company and Company Subsidiary (each, a “Seller Released Party”) from and against all Seller Released Matters. “Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent (“Claims”), that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Business or any of the Companies or Company Subsidiaries, or as a counterparty to any Contract with any Company or Company Subsidiary (including any Terminated Agreement), in each case arising with respect to any matter occurring at or prior to the Closing; provided that Seller Released Matters shall not include any Claim arising out of or relating to (i) any Surviving Agreement, or (ii) this Agreement or any Ancillary Agreement. It is the intention of the Sellers in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.

(d) Effective as of the Closing, the Purchaser does hereby, for itself and each of its Subsidiaries, including each Company and Company Subsidiary (each, a “Purchaser Releasing Party”), release and absolutely forever discharge each Seller and each of its Affiliates (other than the Companies and the Company Subsidiaries) and each director or officer thereof who served in any capacity at or on behalf of the Business or any Company or Company Subsidiary (each, a “Purchaser Released Party”) from and against all Purchaser Released Matters. “Purchaser Released Matters” means any and all Claims that any Purchaser Releasing Party now has, or at any time previously had, or shall or may have in the future, as an Affiliate, Subsidiary or employer of any Purchaser Released Party, or as an owner of the Business, or as a counterparty to any Contract with any Purchaser Released Party (including any Terminated Agreement), or as Person managed or otherwise directed by any Purchaser Released Party, in each case arising with respect to any matter occurring at or prior to the Closing; provided that Purchaser Released Matters shall not include any Claim arising out of or relating to (i) any Surviving Agreement, or (ii) this Agreement or any Ancillary Agreement. It is the intention of the Purchaser in providing this release to the Purchaser Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Purchaser Released Matters and the final resolution by the applicable Purchaser Releasing Party and the Purchaser Released Parties of all Purchaser Released Matters.

SECTION 5.14. Shared Contracts. Following the date hereof, the parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Contract set forth on Section 5.14 of the Disclosure Schedule (each a “Shared Contract”) to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit the Companies and the Company Subsidiaries and the Sellers and their Affiliates, as applicable, to, on an independent basis following the Closing, derive those benefits, and to assume any obligations and economic burdens related to such benefits, as each such Person derives from such Shared Contract immediately prior to the Closing. If, on the Closing Date, any such third party agreement or consent is not obtained, the Sellers and the Purchaser shall, and the Purchaser shall cause the Companies and the Company Subsidiaries to, for a period of twenty-four (24) months following the Closing, (a) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents and (b) cooperate reasonably following the Closing in a mutually acceptable arrangement under which the Companies and the Company Subsidiaries and the Sellers and their Affiliates, as applicable, would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of the Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of each Company, Company Subsidiary, Seller or Affiliate of a Seller (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.14. Following the twenty-four (24) month anniversary of the Closing Date, none of the parties hereto nor any of their respective Affiliates shall have any further obligation to the other parties hereto or any of their respective Affiliates in respect of any Shared Contract.

SECTION 5.15. Directors and Officers Indemnification and Insurance. (a) The parties hereto hereby agree that, to the maximum extent permitted by applicable Law, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of any of the Companies or the Company Subsidiaries (each a “D&O Indemnified Person”), as provided in any provision of the certificate of incorporation or bylaws (or similar organizational documents) of any of the Companies or the Company Subsidiaries, or any contract or agreement between any of the Companies or the Company Subsidiaries, on the one hand, and any D&O Indemnified Person, on the other hand, will survive the Closing and will continue in full force and effect for a period of six (6) years following the Closing Date (or, in the case of any contract or agreement, in accordance with its existing terms), and will not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person without the prior written consent of the affected D&O Indemnified Person.

(b) (c)With respect to all obligations with respect to indemnification and advancement of expenses under this Section 5.15, the Companies and the Company Subsidiaries shall be the indemnitors of first resort and accordingly shall be the primary source of advancement, reimbursement and indemnification. Neither the Purchaser nor any of the Companies or the Company Subsidiaries shall have any right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 5.15 from the Sellers or any of their Affiliates.

(d) If, following the Closing, all or substantially all of the equity interests, properties or assets of any of the Companies or the Company Subsidiaries are transferred to any Person, through any single transaction or combination of transactions of any kind, then, and in each such case, the Purchaser will cause provision to be made so that such Person fully assumes the obligations set forth in this Section 5.15, it being understood and agreed that the Purchaser shall remain fully responsible with respect to its obligations under this Section 5.15 notwithstanding any such transfer.

(e) This Section 5.15 shall be for the benefit of, and shall be enforceable by, each Resigning Director and Officer and each D&O Indemnified Person, and in each case, their respective successors, assigns, heirs, executors, administrators and estates, and all such Persons shall be express third party beneficiaries of this Agreement for purposes of this Section 5.15.

SECTION 5.16. Notification of Certain Matters. The Sellers, on the one hand, and the Purchaser, on the other hand, shall promptly notify each other of (a) any written notice received by such party or any of its Representatives from any Governmental Authority in connection with the transactions contemplated hereby, (b) any written notice received by such party or any of its Representatives from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s Knowledge, threatened which relates to the transactions contemplated hereby, or (d) any event, change, circumstance, occurrence, effect or state of facts (i) that renders any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of any condition set forth in Article VIII; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.17. Exclusivity.

(a) The Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Sellers shall not and shall take all action necessary to ensure that none of their respective Affiliates or any of their respective Representatives shall, directly or indirectly: (a) solicit, initiate, encourage or agree to any other proposals or offers from any Person (other than the Purchaser, its Affiliates and its and their respective Representatives) relating to any direct or indirect acquisition or purchase of all or any material portion of the Business, whether effected by sale of assets, sale of stock, merger or otherwise, other than Inventory to be sold in the ordinary course of business consistent with past practice; or (b) participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall, and shall take all actions reasonably necessary to cause each of their respective Affiliates and each of their respective Representatives to, cease and cause to be terminated all existing discussions or negotiations with any Person (other than the Purchaser, its Affiliates and its and their respective Representatives) conducted heretofore with respect to any direct or indirect acquisition or purchase of all or substantially all of the Business, whether effected by sale of assets, sale of stock, merger or otherwise. The Sellers shall immediately terminate access to any “data room” provided to any Person (other than the Purchaser, its Affiliates and its and their respective Representatives) in connection with the sale of the Business. Notwithstanding this Section 5.17 or any other provision of this Agreement, nothing in this Agreement shall prevent or prohibit any of the Sellers, their Affiliates or their respective Representatives from continuing to prepare for an initial public offering of the Business to occur, if at all, following the termination of this Agreement.

(b) The Sellers shall notify the Purchaser promptly, but in any event within two Business Days, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. If, and only if, the Sellers have received two or more such proposals or offers, the notice to the Purchaser shall indicate in reasonable detail the identity of all Persons making proposals, offers, inquiries or other contacts and the terms and conditions of such proposals, offers, inquiries or other contacts.

SECTION 5.18. Non-Competition; Non-Solicitation.

(a) For a period of five (5) years following the Closing, except as the Purchaser may otherwise agree in writing, the Sellers shall not, and shall cause Seller Parent and its Affiliates that are controlled by Seller Parent (each of Seller Parent and each such Affiliate, a “Controlled Affiliate”) not to, directly or indirectly, engage in any aspect of the business of designing, developing, manufacturing, distributing, marketing and selling concrete and clay building products, in North America (excluding the Canadian provinces of Manitoba, Saskatchewan, Alberta and British Columbia) and the United Kingdom (the “Competing Business”), or perform management, executive or supervisory functions with respect to, or own, operate, control or make any investment in any Person who is engaged in any aspect of a Competing Business.

(b) Notwithstanding the foregoing, nothing in Section 5.18(a) shall prohibit the Sellers or any of the Controlled Affiliates from:

(i) engaging in the activities described in Section 5.18 of the Disclosure Schedule;

(ii) owning or acquiring or investing in securities listed on any national securities exchanges and representing less than five percent (5%) of the outstanding voting power of any Person;

(iii) acquiring (including by merger, acquisition, sale of assets or otherwise) and owning any Person or any business that engages in a Competing Business, if (x) at the time of such acquisition the portion of such Person’s or business’ consolidated revenue from the Competing Business constitutes less than twenty-five percent (25%) of such Person’s or business’ consolidated revenue during its most recently completed fiscal year or (y) within 180 days of such acquisition, the Sellers or the Controlled Affiliates, as applicable, dispose of the portion of the business or operations of such acquired Person or business that constitutes a Competing Business or take other actions as shall be necessary such that at the expiration of such 180-day period the portion of such Person’s or business’ consolidated revenue from the Competing Business constitutes less than twenty-five percent (25%) of such Person’s or business’ consolidated revenue during its most recently completed fiscal year (it being agreed that the ownership of such Person or business pending such disposition or other actions and the ownership of such Person or business following such disposition shall not be prohibited by Section 5.18(a));

(iv) entering into or engaging in an alliance or joint venture which engages, or whose partners or other equity holders engage, in any Competing Business, if (1) at the time of entering into such alliance or joint venture the portion of such alliance’s or joint venture’s consolidated revenue from the Competing Business constitutes less than twenty-five percent (25%) of such alliance’s or joint venture’s consolidated revenue during its most recently completed fiscal year or (2) within 180 days of entering into such alliance or joint venture the alliance or joint venture shall dispose of the portion of the business or operations of such alliance or joint venture that constitutes the Competing Business or takes other actions as shall be necessary such that at the expiration of such 180-day period the portion of such alliance’s or joint venture’s consolidated revenue from Competing Business constitutes less than twenty-five percent (25%) of such alliance’s or joint venture’s consolidated revenue during its most recently completed fiscal year (it being agreed that the ownership of an interest in such alliance or joint venture pending such disposition or other actions and the ownership of an interest in such alliance or joint venture following such disposition shall not be prohibited by Section 5.18(a));

(v) selling, distributing, marketing or otherwise providing any products or services of the Sellers or any of their Affiliates in the ordinary course of business to a Person or business engaged in Competing Business (so long as such products or services of the Sellers do not involve, in and of themselves, designing, developing, manufacturing, distributing, marketing or selling concrete and clay building products in North America (excluding the Canadian provinces of Manitoba, Saskatchewan, Alberta and British Columbia) or the United Kingdom); or

(vi) complying with the terms of any Ancillary Agreement.

(c) The Sellers shall give prompt written notice (and, in any event, within ten (10) Business Days) to the Purchaser in the event that any of the Controlled Affiliates consummates any transaction that would have been prohibited by Section 5.18(a), but is permissible under this Section 5.18 because such transaction falls within paragraphs (b)(iii) or (b)(iv) above (an “Excluded Transaction”). Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, at any time after Seller Parent or any of the Controlled Affiliates consummates any Excluded Transaction, and at any time after Seller Parent or any of the Controlled Affiliates materially breaches Section 5.18(a) (after giving effect to the exceptions set forth in Section 5.18(b)), the Purchaser and its Affiliates shall be permitted to immediately terminate without liability (subject to any firm commitments that have been provided in respect of the purchase of products or deliveries of products then in progress), in their sole discretion and upon no less than (10) Business Days prior written notice: (i) to the extent that any such Excluded Transaction or material breach is in respect of a Competing Business conducted in the United States, the NAM Cement Supply Agreement; and (ii) to the extent that any such Excluded Transaction or material breach is in respect of a Competing Business conducted in the United Kingdom, the UK Aggregates Supply Agreement and the UK Cement Supply Agreement.

(d) For a period of two (2) years following the Closing, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit or recruit any person who at any time on or after the Closing Date is a Business Group Employee; provided that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Group Employees or (ii) the Sellers or any of their Affiliates from soliciting, recruiting or hiring any Business Group Employee who has ceased to be employed or retained by a Company or Company Subsidiary. “Business Group Employee” means, collectively, all of the officers, directors and employees of the Companies and the Company Subsidiaries and any Specified Covered Employees (as defined in the NAM Transition Services Agreement and the UK Transition Services Agreement, respectively) that are actually retained by a Company or a Company Subsidiary.

(e) The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.18 are an essential element of this Agreement and that any breach by the Sellers of any provision of this Section 5.18 may result in irreparable injury to the Purchaser. The Sellers acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief. The Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.18 are reasonable and proper to protect the legitimate interest of the Purchaser.

(f) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.18 are unreasonable, it is the intention and the agreement of the parties hereto that the provisions of this Section 5.18 shall be construed by the court in such a manner as to impose only those restrictions on the Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure the Purchaser the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.18 because taken together they are more extensive than necessary to assure to the Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

SECTION 5.19. Conduct of the Business During the Earnout Period.

(a) The Purchaser covenants and agrees that, except as required by applicable Law, during the period commencing on the Closing Date and ending on December 31, 2015 (the “Earnout Period”), the Purchaser shall, and shall cause each of the Companies and the Company Subsidiaries to, conduct the Business in all material respects in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 5.19(a), the Purchaser covenants and agrees that during the Earnout Period it will not, and will cause each of the Companies and the Company Subsidiaries not to, take any of the following actions without the prior written consent of the US Seller:

(i) declare, set aside, make or pay any dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest (other than (A) by a Company Subsidiary to a Company or another Company Subsidiary and (B) dividends of cash);

(ii) enter into any Contract with the Purchaser or any Affiliate thereof (other than a Company or a Company Subsidiary), except for any such Contract that is on arm’s length terms;

(iii) change any method of accounting or accounting practice or policy used by any Company or Company Subsidiary, other than such changes as are required by GAAP and changes that would not reduce Adjusted EBITDA;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company or Company Subsidiary, or otherwise alter any Company’s or any Company Subsidiary’s corporate structure, in each case, if any such action would reduce Adjusted EBITDA; or

(v) engage in (A) any practices with the intent of deferring to periods following the Earnout Period sales that would otherwise be expected (based on past practice) to occur during the Earnout Period, (B) any practice with the intent of deferring to periods following the Earnout Period the collection of receivables that would otherwise be expected (based on past practice) to be collected during the Earnout Period, or (C) any practice with the intent of accelerating payments by any Company or Company Subsidiary that would otherwise be expected (based on past practice) to be made following the Earnout Period.

(c) Notwithstanding anything to the contrary in this Section 5.19, any of the Purchaser, the Companies and the Company Subsidiaries may, during the Earnout Period, and without the consent of the US Seller, take any of the actions otherwise restricted by Sections 5.19(a) and (b) if, contemporaneously with taking such otherwise restricted action, the Purchaser pays by wire transfer of immediately available funds to the Purchase Price Bank Account an amount equal to $100 million. In the event that the Purchaser makes the payment to the Sellers contemplated by this Section 5.19(c), the Purchaser shall have no further obligations pursuant to Section 2.08 or this Sections 5.19. For the avoidance of doubt, the $100 million payment described in this paragraph (c) is not intended to be and shall not be liquidated damages or a penalty for breaching any provision of this Agreement.

SECTION 5.20. IPO/Change of Control Protection. Prior to the first anniversary of the Closing Date, without the prior written consent of the US Seller, the Purchaser shall not, and shall cause the Companies and the Company Subsidiaries not to (i) effect any initial public offering of a Company or a Company Subsidiary or any Person that controls any Company or Company Subsidiary, (ii) sell or otherwise dispose of, to a Person that is not an Affiliate of the Purchaser, assets or equity securities of the Companies and the Company Subsidiaries that constitute or represent more than 30% of the earning power of the Companies and Company Subsidiaries, taken as a whole, or (iii) effect any merger, consolidation, business combination or similar transaction resulting in the sale or disposition, to one or more Persons that are not

Affiliates of the Purchaser, of more than 30% of the earning power of the Companies and Company Subsidiaries, taken as a whole; provided, however, that the foregoing (A) shall not apply to any upstream Affiliate of the Company or Company Subsidiaries that directly or indirectly owns or controls assets that are unrelated to the Business (including any such Affiliate that directly or indirectly owns or controls another portfolio company), and (B) shall not restrict in any respect any joint venture or other strategic alliance transaction where any Company or Company Subsidiary or any assets thereof are contributed to a third Person in exchange for equity interests in such third Person.

SECTION 5.21. UK Loan Notes. The Sellers shall ensure that, at the time of the Closing, there is no accrued and unpaid interest outstanding on the UK Loan Notes.

ARTICLE VI.

EMPLOYEE MATTERS

SECTION 6.01. Compensation and Employee Benefits. As of the Closing Date, each then-current Employee (each, a “Continuing Employee”) shall cease to be covered by the Sellers’ employee benefit plans (including the Seller Plans) and shall be covered by the employee benefit plans of the Purchaser or its Affiliates, subject to Sections 6.07 and 6.08, including, commencing on the Closing Date, the Companies and the Company Subsidiaries. For the avoidance of doubt and subject to Section 6.05 and Section 6.07, in no event shall the Purchaser or any of the Companies or any of the Company Subsidiaries assume any obligations under any of the Seller Plans (including, but not limited to, any defined benefit pension plans or retiree welfare benefit plans), nor shall any of the Sellers or any of their Affiliates transfer any assets or liabilities under any of the Seller Plans to the Purchaser, any of the Companies or any Company Subsidiary, except as required by applicable Law in relation to the Continuing Employees who are employed in the United Kingdom (but for the avoidance of doubt this exception shall not apply in relation to defined benefit pensions or retiree welfare in the United Kingdom). Subject to the provisions of this Article VI or as otherwise agreed in this Agreement, the Sellers shall indemnify the Purchaser and any of its Affiliates (including, following the Closing, the Companies and the Company Subsidiaries) against any Loss actually suffered or incurred by the Purchaser and any of its Affiliates (including, following the Closing, the Companies and the Company Subsidiaries), respectively, in connection with any of the U.S. or Canadian Seller Plans. Except to the extent otherwise required by applicable Law or any applicable Collective Bargaining Agreement and subject to the other provisions of this Article VI, for the period beginning on the Closing Date and continuing through the first (1st) anniversary of the Closing Date, the Purchaser shall, and shall cause the Companies and the Company Subsidiaries to, provide the Continuing Employees with the same level of base salary and equivalent opportunities to earn annual cash incentive compensation as, and a level of employee benefit plans and arrangements that are substantially comparable in the aggregate to, those provided to the Continuing Employees immediately prior to the Closing Date; provided, however, that the substantially comparable in the aggregate standard shall not be interpreted to require the Purchaser to provide defined benefit pension benefits to any Continuing Employee. The Purchaser shall use commercially reasonable efforts to ensure that the medical, dental and health plans of the Purchaser or its Affiliates, including, commencing on the Closing Date, the Companies and the Company Subsidiaries, applicable to each Continuing Employee (a) do not contain any exclusions for pre-existing conditions (to the extent the conditions had been covered under the Plans as of the Closing Date) and (b) credit each Continuing Employee for the plan year of the Sellers’ applicable Plans in which the Closing Date occurs with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the Closing Date. In addition, each Continuing Employee shall receive credit for services with the Companies and their Affiliates and predecessors under the Purchaser’s employee benefit plans, fringe benefit arrangements and employment policies (including vacation) for purposes of eligibility and vesting (but not benefit accrual); provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. Nothing in this Section 6.01 shall limit the rights of the Purchaser, its Affiliates, or the Companies and the Company Subsidiaries on and after the Closing Date to terminate the employment of any Continuing Employee for any reason, subject to the provisions of Section 6.02.

SECTION 6.02. Severance Benefits. With respect to any Continuing Employees who are currently covered by any of the Company Severance Plans, the Purchaser shall, or shall cause its relevant Affiliates to cause the Companies and the Company Subsidiaries to, provide to such Continuing Employees who incur a termination of employment on or prior to the first (1st) anniversary of the Closing Date with severance payments and benefits that are substantially equivalent to the severance payments and benefits for which such Continuing Employees are eligible under such Company Severance Plan immediately prior to the Closing Date.

SECTION 6.03. Individual Agreements. Notwithstanding anything contained herein to the contrary, Continuing Employees who are employed by the Purchaser or any of its Affiliates as of and after the Closing pursuant to an Individual Agreement shall be provided the benefits that are required by such Individual Agreement as in effect from time to time and the Purchaser shall cause the Companies and the Company Subsidiaries to comply with and honor such Individual Agreements, subject to any rights therein to terminate and/or amend such Individual Agreements.

SECTION 6.04. Collective Bargaining Agreements. From and after the Closing Date, the Purchaser shall cause the Companies and the Company Subsidiaries to assume, comply with and honor the Collective Bargaining Agreements, provided that the Purchaser may seek to amend, modify or terminate the Collective Bargaining Agreements in accordance with their respective terms.

SECTION 6.05. Defined Contribution and Welfare Plans. From and after the Closing Date, the Purchaser shall cause the Companies and the Company Subsidiaries to comply with and honor the HP&P USA tax-qualified defined contribution pension plan, subject to any rights therein to terminate and/or amend such pension plan. From and after the Closing Date, the Purchaser shall cause the Companies and the Company Subsidiaries to comply with and honor the welfare benefit plans as listed on Section 6.05 of the Disclosure Schedule, subject to any rights therein to terminate and/or amend such welfare benefit plans.

SECTION 6.06. Annual Short-Term Incentive Bonus Plan. As of the Closing Date, the Purchaser or its applicable Affiliate shall establish for the calendar year in which the Closing Date occurs an annual short-term incentive cash bonus plan for Continuing Employees (the “Replacement Bonus Plan”) on substantially similar terms and conditions (and similar minimum, target and maximum amounts) as those afforded to each such Continuing Employee under the applicable annual short-term incentive bonus policy of the Sellers and their Affiliates listed in Section 3.16(a) of the Disclosure Schedule and in effect for Continuing Employees immediately prior to the Closing Date. The Purchaser or its applicable Affiliate shall be responsible for paying a pro-rata portion of the full year short-term incentive bonuses for the Continuing Employees for the portion of the year in which the Closing Date falls, commencing on the Closing Date.

SECTION 6.07. Canadian Pension Plans. (a) Prior to the Closing Date, the CDN Seller shall (i) cause HBL and HP&P Canada to assign, and one or more of the CDN Seller or an Affiliate thereof (the “Canadian Pension Assignee”) to assume, the HBL Pension Plans and the HP&P Canada Pension Plan, and (ii) to make all filings with all regulatory authorities to effect such assignments and assumptions. The Canadian Pension Assignee shall meet the definition of an “employer” under the Pension Benefits Act (Ontario) and the Income Tax Act (Canada).

(b) Effective as of the Closing Date, the Continuing Employees shall cease to actively participate in and accrue pension benefits under the Canadian Pension Plans (provided that grandfathered members of the Canadian Pension Plans will, at the Canadian Pension Assignee’s expense, have their final average earnings adjusted upwards to reflect increases in the consumer price index in each of the three calendar years following the Closing Date). The Purchaser shall not assume, and from and after the Closing Date neither HBL nor HP&P Canada nor Purchaser or any of its Affiliates shall retain or have, any liability or obligation whatsoever with respect to the Canadian Pension Plans or the benefits provided in connection therewith.

(c) On or as soon as reasonably practicable after the Closing Date, but effective as of the Closing Date, the Purchaser shall establish and register or cause to be established and registered with the Financial Services Commission of Ontario and the Canada Revenue Agency a defined contribution pension plan (the “Purchaser Pension Plan”) for the Continuing Employees to provide pension benefits in respect of service on and after the Closing Date. The Purchaser Pension Plan shall provide pension benefits to the Continuing Employees that are no less favorable in the aggregate than the pension benefits provided to Continuing Employees under the Canadian Pension Plans. For the avoidance of doubt, the Purchaser Pension Plan shall not be required to provide defined benefit pension benefits to any Continuing Employee. As required by applicable Law the Purchaser Pension Plan shall recognize the membership of the Continuing Employees in the Canadian Pension Plans for the purposes of determining eligibility for membership in, and entitlement to benefits under, the Purchaser Pension Plan but not for the purposes of accrual of pension benefits thereunder.

(d) HBL shall endeavor to negotiate with the bargaining agent under the Canadian Collective Agreement for the cessation of the accrual of defined benefit pension benefits under the Union Pension Plan and the commencement of the accrual of defined contribution pension benefits. In the event that HBL is unsuccessful in such negotiation, the Purchaser or one of its Affiliates shall be required to assume the sponsorship and administration of the Union Pension Plan, and Seller shall pay to Purchaser an amount equal to the hypothetical wind-up deficit of the Union Pension Plan as of the Closing Date.

(e) In the event that a Governmental Authority rejects one or more of the assignments and assumptions of the Canadian Pension Plans contemplated in Section 6.07(a)(i) hereof, the Sellers agree to pay the Purchaser an amount equal to the reasonable out-of-pocket costs incurred by the Purchaser (or any of its Affiliates), HBL and HP&P Canada, as applicable, in connection with the Canadian Pension Plans subject to such rejection, including the cost of annuitizing and winding-up such Canadian Pension Plans.

SECTION 6.08. Canadian Post-Employment Health and Welfare Benefits. Effective as of the Closing Date, the Sellers shall assume all liability for all post-employment health and welfare benefits (i) provided as of the Closing Date to former Employees in Canada and (ii) to Continuing Employees in Canada who terminate employment from HBL or HP&P Canada following the Closing Date and who meet the Eligibility Requirements for such benefits on termination of employment. For the purposes of clause (ii) of this Section 6.08, the Sellers shall recognize each such Continuing Employee’s pre- and post-Closing service for the purpose of determining the Continuing Employee’s entitlement to post-employment health and welfare benefits. “Eligibility Requirements” means the eligibility requirements to receive post-employment health and welfare benefits in effect as of the Closing. The Purchaser and the Sellers shall cooperate to provide such information to each other and to former Employees and Continuing Employees as may be necessary or desirable and as permitted by Laws. From and after the Closing Date, the Sellers, and not the Purchaser (or any of its Affiliates), HBL or HP&P Canada, shall have all liability and obligation for providing post-employment health and welfare benefits to all former Employees and Continuing Employees in Canada.

SECTION 6.09. Withdrawal Liability Indemnification. The Sellers shall indemnify the Purchaser, the Companies and the Company Subsidiaries and each of their Affiliates against any Loss actually suffered or incurred by the Purchaser, the Companies and the Company Subsidiaries, respectively, in connection with (a) any withdrawal liability under (i) Section 4063 or 4064 of ERISA or (ii) Section 4201, 4203 or 4205 of ERISA, in each case, incurred as a result of events occurring on or prior to the Closing, which withdrawal liability, for information purposes only, is described in Section 6.09(a) of the Disclosure Schedule; (b) the withdrawal liability under Section 4063 or 4064 of ERISA that is expected to be incurred as a result of events occurring following the Closing as described on Section 6.09(b) of the Disclosure Schedule, subject to the Companies’ and each Company Subsidiary’s compliance, in all material respects, on and after the Closing Date with the applicable collective bargaining agreement; provided, in each case, that the Sellers shall, in consultation with the Purchaser, control any negotiations, claims or litigation with the applicable employee benefit plan over the required payments; and (c) any failure of any of the Sellers, the Companies or the Company Subsidiaries to comply with their respective obligations under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) in relation to any relevant transfer which occurred prior to the Closing Date or occurs otherwise in connection with the transactions contemplated in this Agreement.

SECTION 6.10. No Guarantee of Continued Employment. Notwithstanding anything contained in this Article VI or otherwise in this Agreement, nothing in this Agreement shall confer upon any Employee the right to continue in employment with any of the Companies, the Company Subsidiaries or the Purchaser following the Closing Date, or is intended to interfere with any right or ability of any of the Companies, the Company Subsidiaries or the Purchaser

(a) to terminate the employment of any Employee, subject to applicable Law, for any reason or no reason following the Closing Date or (b) subject to the provisions of this Article VI, to amend, modify or terminate any benefit plan, program, arrangement or agreement in the sole and absolute discretion of the Companies or the Purchaser. Nothing in this Article VI shall be considered an amendment of any employee benefit plan, program, arrangement or agreement. The parties hereto acknowledge and agree that all of the provisions contained in this Article VI are included for the sole benefit of the parties hereto and shall not create any right in any Person, including any employees, former employees, any participant in any employee benefit plan, policy or arrangement maintained by any of the Sellers, their Affiliates or any beneficiary thereof.

SECTION 6.11. UK Pension Plan. (a) Effective as of the Closing Date, HBP shall cease to be a participating employer in the UK Pension Plan and shall have no liability to contribute to the UK Pension Plan. The Sellers shall either (i) procure that the trustees of the UK Pension Plan and the other participating employers in the UK Pension Plan shall enter into a flexible apportionment arrangement as envisaged by the Occupational Pension Schemes (Employer Debt) Regulations 2005 as amended with HBP (the “UK Flexible Apportionment Arrangement”), in a form reasonably satisfactory to the Purchaser under which the liability (if any) of HPB under section 75 or section 75A of the Pensions Act 1995 shall with effect from Closing be assumed by one or more of those other employers without any payment being made by HPB, or (ii) shall take such other steps as are necessary (and which the Purchaser shall be given opportunity to review and provide comments on prior to their taking effect) to ensure that HBP ceases to be an employer and former employer (as described in the said Employer Debt Regulations as amended) prior to Closing. (b) The Sellers shall indemnify the Purchaser and any of its Affiliates, the Companies and the Company Subsidiaries against any Loss actually suffered or incurred by the Purchaser, the Companies and the Company Subsidiaries or any person connected or associated (as determined in accordance with sections 38(10) and 51(3) of the Pensions Act 2004) with any of them, respectively, in connection with the UK Pension Plan including (i) any liability under section 75 or 75A of the Pensions Act 1995, (ii) any Loss directly or indirectly incurred by reason of the exercise or potential exercise by the UK Pension Regulator of its powers under sections 38 to 51 of the Pensions Act 2004, and (iii) any Loss arising from a claim by any Employee who is a Final Salary Link member as defined in the UK Pension Plan in respect of the termination of the final salary link at the Closing.

SECTION 6.12. General. Whenever a provision in this Article VI provides for indemnification of the Purchaser, the Companies or the Company Subsidiaries, or provides that the Sellers shall retain liabilities after the Closing, such rights of indemnification and retention of liabilities shall extend to and benefit all direct and indirect Affiliates of the Purchaser, the Companies or the Company Subsidiaries (and the officers, directors, employees and agents of each such Affiliate), including any natural person that directly or indirectly controls any such Affiliate.

ARTICLE VII.

TAX MATTERS

SECTION 7.01. Tax Indemnities. (a) From and after the Closing Date, the Sellers shall indemnify the Purchaser for, and hold the Purchaser harmless from and against, (i) any and all Excluded Taxes (except to the extent that such Taxes are taken into account as a liability in determining the Final Purchase Price Amount) and (ii) any and all Losses incurred, sustained or suffered by the Purchaser as a result of, arising out of, or relating to any breach of any representation or warranty with respect to Taxes made by the Sellers in Section 3.18 or breach of any agreement with respect to Taxes or Conveyance Taxes made by the Sellers in Section 5.01(p) or Section 7.06.

(b) From and after the Closing Date, the Purchaser shall indemnify the Sellers for, and hold them harmless from and against, Taxes imposed on any of the Companies or the Company Subsidiaries attributable to operations of such Companies or Company Subsidiaries in a Post-Closing Tax Period.

(c) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the period ended on the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of any of the Companies or the Company Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.01, taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01 shall be computed by reference to the level of such items immediately prior to the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.

(d) Payment by the Sellers or the Purchaser, as applicable, of any amount due under this Section 7.01 shall be made within ten (10) days following written notice that payment of such amounts to the appropriate taxing authority is due, or, in the case of Taxes paid by the Sellers or any Affiliate thereof prior to the Closing, has been paid; provided, however, that each party hereto shall comply with any obligation it has to promptly notify the other parties under Section 7.03(a); and provided, further, that no party hereto shall be required to make any payment earlier than two (2) days before it is due to the appropriate taxing authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date of a Final Determination with respect to such Tax, provided, however, if Sellers are in control of a Tax contest that requires, as a jurisdictional or other prerequisite, that the Tax be paid or deposited during the pendency of the contest, then Purchaser shall not be obligated to make such Tax payment or deposit and Seller shall. Notwithstanding the foregoing provisions of this Section 7.01(d), payments for Losses due under Section 7.01(a)(ii), other than Losses that are subject to the tax contest provisions of Section 7.03(d), shall be subject to the notice and contest provisions of Article IX.

(e) If the Purchaser or any of its Affiliates (including, after the Closing, the Companies and the Company Subsidiaries) actually realizes any Tax benefit (including any Tax refund, credit or other reduction of Taxes payable) as a result of any adjustment made by a taxing authority after the Closing Date that causes an Excluded Tax for which the Sellers are liable hereunder or otherwise under applicable Tax Law, and such Tax benefit would not have arisen but for such adjustment (determined on a “with and without” basis), then, to the extent that the Sellers pay such Excluded Tax for which they are liable, the Purchaser shall make payments to the Sellers, within thirty (30) days following such realization of any such Tax benefit, in an amount equal to such Tax benefit realized; provided, however, that in no event shall the Purchaser make payments to the Seller under this Section 7.01 in an amount that exceeds the amount which the Sellers paid to satisfy the Excluded Tax liability that resulted from the adjustment.

(f) For avoidance of doubt, if made in the ordinary course of business consistent with past practice, any payment of estimated Taxes, or any other prepayment of Taxes, made by, or on behalf of or for the account of, any of the Companies or the Company Subsidiaries before the Closing Date (including any deposit made in respect of Taxes) shall be treated as a payment of Taxes in respect of the income, gains, profits, business, property or operations of such Company or Company Subsidiary for a period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date and, except to the extent it was included as an asset in the Financial Statements, the amount that would otherwise be payable by the Sellers pursuant to this Agreement shall be reduced by the amount of any such payment.

(g) Notwithstanding anything to the contrary in Section 9.07, any amounts indemnified under this Section 7.01 shall be computed in accordance with the manner in which Losses are calculated under Section 9.04(d).

(h) For the avoidance of doubt, the Sellers shall be obligated to indemnify the Purchaser under Section 7.01(a) only in respect of out-of-pocket cash payments for Excluded Taxes on account of Pre-Closing Tax Periods made by or on behalf of any of the Purchaser, the Companies or the Company Subsidiaries, and the Sellers shall not be obligated to indemnify the Purchaser as a result of any utilization of, or reduction in, any Tax benefit, Tax attribute or Tax benefit item attributable to any Pre-Closing Tax Period (including any net operating loss, capital loss or tax credit arising in any taxable year or by carryover).

SECTION 7.02. Tax Refunds and Tax Benefits.

(a) The Purchaser shall pay to the Sellers as an adjustment to the Purchase Price an amount equal to any refund of Taxes that were imposed in respect of the income, gains, profits, business, property, sales, purchases or operations of any of the Companies or the Company Subsidiaries for any Pre-Closing Tax Period (other than any such refund included as an asset in determining the Final Purchase Price Amount) and any interest paid or credited in respect thereto (a “Refund”). In the event that any Refund is received after the Closing by any of the Companies or any Affiliate thereof, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (less any costs and expenses reasonably incurred by the Companies or their Affiliates, as the case may be, in connection with obtaining the Refund) shall be paid to the Sellers by the Purchaser promptly upon such receipt from the applicable taxing authority. Any refund in respect of Taxes of any of the Companies or the Company Subsidiaries received from and after the Closing by the Sellers that is not a Refund shall be the property of the applicable Company or Company Subsidiary and an amount equal to such refund (less any out-of-pocket costs and expenses reasonably incurred by the Sellers or any Affiliate thereof, as the case may be, in connection with obtaining the refund) shall be paid to such Company or Company Subsidiary promptly upon such receipt from the applicable taxing authority. In the event that any refund of Taxes for which a payment has been made pursuant to this Section 7.02 is subsequently reduced or disallowed, the party that received the benefit of such refund pursuant to this Section 7.02(a) shall indemnify and hold harmless the payor for any Tax liability, including interest, assessed against such payor by reason of such reduction or disallowance. The Purchaser shall, if the Sellers so request and at the Sellers’ expense, cause the Companies and the Company Subsidiaries to file for and obtain any refund to which the Sellers are entitled under this Section 7.02. The Purchaser shall permit the Sellers to control (at the Sellers’ expense) the prosecution of any such refund claim, and shall cause the Companies and the Company Subsidiaries to authorize by appropriate power of attorney such persons as the Sellers shall designate to represent the Companies and the Company Subsidiaries with respect to such refund claim. The principles set forth in Section 7.01(c) shall apply in determining the extent to which any refund is attributable to the portion of a Straddle Period ending on the Closing Date.

(b) The Purchaser shall cause the Companies and the Company Subsidiaries, to the extent permitted by applicable Law, to carry forward any Tax asset, including any net capital loss, net operating loss, Tax credit, charitable contribution credit or research and development credit, arising after the Closing Date that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Tax Period. The Purchaser shall take, and cause its Affiliates (including the Companies and the Company Subsidiaries) to take, all steps necessary to achieve such carryforward, including by making all necessary elections. Both the Purchaser and the Sellers, on their own behalf and on behalf of their respective Affiliates (including, as Affiliates of the Purchaser following the Closing, the Companies and the Company Subsidiaries), hereby waive any right to use or apply in any Pre-Closing Tax Period any Tax asset, including any net capital loss, net operating loss, Tax credit, charitable contribution credit or research and development credit, of any Company or Company Subsidiary arising in any Post-Closing Tax Period.

SECTION 7.03. Tax Contests.

(a) The Purchaser shall notify the Sellers in writing promptly, and in any event within thirty (30) days, of becoming aware of the commencement after the Closing Date of any audit or administrative or judicial proceeding, or of any demand or claim on the Purchaser or any of its Affiliates, which could give rise to a claim for indemnification under Section 7.01 (a “Tax Indemnification Event”). Such notice shall contain factual information (to the extent known to the Purchaser or its Affiliates) with respect to the Tax Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect thereof. If, in breach of its obligations hereunder, the Purchaser fails to give the Sellers notice of a Tax Indemnification Event or fails to apprise the Sellers in sufficient detail of the nature of the claim (in each instance taking into account the facts and circumstances with respect of such claim), the Sellers shall not be liable under this Agreement for such claim to the extent, if any, that the rights of the Sellers with respect to such claim are actually prejudiced or the amount of Tax which the Purchaser would be required to indemnify is increased.

(b) Subject to Section 7.03(d), the Sellers may elect to direct, through counsel of their own choosing and at their own expense, any audit, claim for refund and administrative or judicial proceeding involving any Taxes for which indemnity could be sought from the Sellers under Section 7.01 and not involving any material amount of any Taxes for which Purchaser would bear financial responsibility (any such audit, claim for refund or proceeding is referred to herein as a “Tax Contest”). If the Sellers elect to direct a Tax Contest, they shall promptly notify the Purchaser of their intent to do so and in any event within sixty (60) days of receipt of the notice of the Tax Indemnification Event relating to such Tax Contest. In the case of any Tax Contest, the Purchaser and each of its Affiliates, as the case may be, shall give to the Sellers any information reasonably requested by the Sellers relating to such Tax Contest and otherwise shall cooperate with the Sellers in good faith in order to contest effectively any such Tax Contest. If the Sellers fail to notify the Purchaser of their election as herein provided, the Purchaser and each of its Affiliates, as applicable, shall take such reasonable steps as may be prudent and within its capacity to preserve the right of the relevant entity to contest such asserted Tax liability, may pay, compromise or contest, such asserted Tax liability and shall be reimbursed by the Sellers for all reasonable “out-of-pocket” costs and expenses, including reasonable attorneys’ and accountants’ fees and disbursements incurred pursuant to this sentence to the extent attributable to a Tax liability indemnifiable by the Sellers hereunder. Notwithstanding anything to the contrary in this paragraph, with respect to any Tax Contest relating to, or affecting, a Consolidated Tax Return, the Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Contest (including selection of counsel), and, without limiting the foregoing, may, in their sole and absolute discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole and absolute discretion, either pay the applicable Tax liability and sue for a refund or contest such Tax liability. If the Sellers choose to direct the Tax Contest, the Purchaser shall promptly empower and shall cause each of its Affiliates, as applicable, promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Sellers as they may designate to represent the Purchaser and any relevant Affiliate in the Tax Contest. With respect to any Tax Contest that Sellers elect to direct, the Sellers shall (i) keep the Purchaser reasonably and timely informed with respect to the commencement, status and nature of such Tax Contest and (ii) to the extent Sellers settle, compromise, or otherwise resolve such Tax Contest in a way that materially increases the Tax liability of the Purchaser or any of its Affiliates (including, for the avoidance of doubt, any of the Companies or the Company Subsidiaries) in a Post-Closing Tax Period, the Sellers shall reimburse the Purchaser for such increase.

(c) Subject to making any payment or deposit as may be required by Law as a precondition to pursuing any judicial determination, the Sellers may cause a Tax Contest to be prosecuted to a determination in a court of initial jurisdiction or to a determination in an appellate court.

(d) Nothing contained herein shall permit the Sellers to control any such Tax Contest, if the Purchaser and each of its Affiliates, as applicable, shall waive the payment by the Sellers of any amount that might otherwise be payable by the Sellers hereunder by way of indemnity in respect of such Tax Contest. Upon any such waiver, the Purchaser shall repay to the Sellers any payments made by any Seller to any taxing authority in respect of such Tax Contest (together with interest, from the date the payment to the taxing authority was made by such Seller to the date of repayment by the Purchaser, at the statutory rate which shall be applicable from time to time with respect to deficiencies for the Taxes in question).

(e) The Purchaser and the Sellers shall jointly direct, each through counsel of its own choosing and its own sole cost and expense, any audit, claim for refund or administrative or judicial proceeding that relates solely to Taxes of a Company or Company Subsidiary for a Straddle Period (a “Straddle Contest”); provided, however, that the Purchaser will not settle, compromise or otherwise resolve a Straddle Contest without providing the Sellers with advance notice and seeking their consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Except as otherwise provided in Section 7.03(e), in the event that a claim for Taxes is made in writing by any Tax authority, which, if successful, would result in an indemnity payment by the Purchaser to the Sellers under Section 7.01(b), the Purchaser shall have the same contest, timely notification and other rights in respect of such claim for Taxes that the Sellers have in this Section 7.03.

SECTION 7.04. Preparation of Tax Returns.

(a) The Sellers shall prepare and file (or cause the Companies to prepare and file) in a manner consistent with past practice all Tax Returns relating to the Companies and the Company Subsidiaries for Taxable Periods ending on or before the Closing Date and shall pay, or cause to be paid, any deficiency shown by such Tax Return to be due; provided, however, that the Seller shall provide the Purchaser and its authorized Representatives with copies of each such Tax Return (or, where a Company is a member of a group, the portion of the return that relates to such Company) at least forty-five (45) days prior to timely filing such Tax Return, and shall make any commercially reasonable changes requested by the Purchaser and its authorized Representatives with respect to any matter that could affect the Tax liability of the Purchaser or any of its Affiliates (including, for the avoidance of doubt, any of the Companies or the Company Subsidiaries) in any Post-Closing Tax Period that does not increase Seller’s liability for any Excluded Tax.

(b) The Purchaser shall prepare and file (or cause the Companies to prepare and file) all Tax Returns that relate to the Companies and the Company Subsidiaries for Taxable Periods ending after the Closing Date; it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser (including any Taxes taken into account as a liability in determining the Final Purchase Price Amount), except for such Taxes which are the responsibility of the Sellers pursuant to Section 7.01 which the Sellers shall pay in accordance with this Article VII. Any such Tax Returns for a Straddle Period shall be prepared on a basis consistent with those prepared for prior Taxable Periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to any of the Companies or the Company Subsidiaries on or after the Closing Date and as to which Taxes are allocable to the Sellers under Section 7.01 hereof, the Purchaser shall provide the Sellers and their respective authorized Representatives with a copy of such completed Tax Return, together with a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Sellers pursuant to Section 7.01, at least forty-five (45) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and shall accept any comments made by the Sellers with respect to any issue or item which could give rise to a claim for indemnification under Section 7.01 to the extent that accepting such comments does not increase the Tax liability of the Purchaser or any of its Affiliates (including, for the avoidance of doubt, any of the Companies or the Company Subsidiaries) for any Post-Closing Tax Period; provided, however, that this sentence shall not apply in respect of any comments that the Sellers do not provide to the Purchaser, if requested in writing to do so, at least twenty (20) days before the anticipated filing date for the particular Tax Return. The Sellers and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of any such Tax Return and statement by the Sellers or their respective authorized Representatives.

(c) Any Tax Return of any of the Companies or the Company Subsidiaries for a Straddle Period or other Taxable Period that includes the Closing Date shall, to the extent permitted by applicable Law, be filed on the basis that the relevant Taxable Period ended as of 11:59 p.m. E.S.T. on the Closing Date (or, solely with respect to the sale of the HP&P Shares and the HBL Shares, as of 12:01 a.m. E.S.T. on the day immediately following the Closing Date). The parties hereto agree that if a Company or a Company Subsidiary is permitted but not required under applicable federal, national, supranational, state, provincial, local or similar income Tax Laws to treat the Closing Date as the last day of a Taxable Period, then the parties shall treat such day as the last day of a Taxable Period under such applicable Tax Law.

SECTION 7.05. Tax Cooperation and Exchange of Information . Following the Closing, the Sellers and the Purchaser shall provide each other with such cooperation and information as either of them may reasonably request of the other (and the Purchaser shall cause the Companies and the Company Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant

Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Notwithstanding anything to the contrary in Section 5.02, each of the Sellers and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies and the Company Subsidiaries for any Taxable Period that includes the Closing Date and for all prior Taxable Periods until the later of (a) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions or (b) six years following the due date (without extension) for such Tax Returns. After such time, before any of the Sellers, on the one hand, or the Purchaser, on the other hand, shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party or parties hereto, as the case may be, shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other party or parties may select (at such other party’s or parties’ expense). Notwithstanding the foregoing, the Sellers shall not be required to deliver any such documents that relate to any Consolidated Tax Return with respect to any Pre-Closing Tax Period. The terms of Section 5.03 shall apply to all information obtained under this Section 7.05, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06. Conveyance Taxes. The Purchaser, on the one hand, and the Sellers, on the other hand, shall each be liable for fifty percent (50%) of any and all Conveyance Taxes. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Conveyance Taxes and to enable the Purchaser and the Sellers to comply with any pre-Closing filing requirements.

SECTION 7.07. Tax Covenants.

(a) The Purchaser shall not, and shall not cause or permit any Affiliate (including, following the Closing, the Companies and the Company Subsidiaries) to, take any action on the Closing Date other than in the ordinary course of business to the extent such action would increase the Sellers’ liability for any Excluded Tax.

(b) Following the Closing, (i) neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit any of the Companies or the Company Subsidiaries to take, any action which could increase any of the Sellers’ or any of their Affiliates’ indemnification obligation for Taxes, and (ii) neither the Purchaser nor any Affiliate of the Purchaser shall omit to take, or cause or permit any of the Companies or the Company Subsidiaries to omit to take, any action reasonably requested by Sellers which has no cost to Purchaser and which could increase any of the Sellers’ or any of their Affiliates’ indemnification obligation for Taxes. Making the Code Section 338(h)(10) election referenced in Section 7.08 below shall not be a violation of this Section 7.07(b).

(c) Following the Closing, neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit any of the Companies or the Company Subsidiaries to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Taxable Period (or portion of any Taxable Period), ending before the Closing Date without the prior written consent of the Sellers.

(d) The parties hereto agree that all tax-sharing agreements and arrangements between the Sellers or any of their Affiliates (other than the Companies and the Company Subsidiaries), on the one hand, and any of the Companies or the Company Subsidiaries, on the other hand, shall terminate automatically as of the Closing Date without any further action by any of the parties hereto or thereto and no party thereto shall thereafter be bound thereby or have any liability thereunder. The parties hereto agree to cause their respective Affiliates to comply with the terms of this Section 7.07(d).

(e) Notwithstanding anything to the contrary herein, the Purchaser hereby agrees to timely file an accurate and complete CRA Form T2062CE (and a comparable form for provincial income tax purposes) under subsection 116(5.02) of the Income Tax Act (Canada) (and the corresponding provision of any Canadian provincial statute) with respect to the purchase of the HP&P Shares and the HBL Shares, and the CDN Seller agrees to certify and sign any such form as appropriate (and otherwise provide the Purchaser with such assistance and cooperation as is necessary in that regard).

SECTION 7.08. Section 338 Elections; Allocation. In connection with the sale of the Shares contemplated hereby, the parties hereto shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for each applicable Company and Company Subsidiary for U.S. federal income Tax purposes, and shall cause similar elections to be made where appropriate for state Tax purposes, and shall comply with the rules and regulations applicable to such elections. For purposes of making such elections and otherwise for purposes of this Agreement, including the purpose of allocating the Purchase Price among the acquired Shares, the value of the Shares and of the tangible and intangible assets of the Companies and the Company Subsidiaries that are the subject of the Code Section 338(h)(10) election shall be determined by mutual agreement of the Purchaser and the Sellers (the “Allocation”). In the event such mutual agreement cannot be achieved, the Purchaser shall engage an internationally-recognized accounting firm to serve as an independent valuation expert to determine the Allocation, the costs of which are to be shared equally among the Purchaser, on the one hand, and the Sellers, on the other hand. The Allocation (whether mutually agreed or determined by the independent valuation expert) shall be binding upon the Purchaser and the Sellers for purposes of allocating the “aggregate deemed selling price” (within the meaning of the Regulations) among the assets of the Companies and the Company Subsidiaries, and none of the parties hereto shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation and each party hereto agrees to cooperate with the other parties hereto in the preparation of IRS Form 8594 and to furnish the other parties hereto with a copy of such form prepared in draft form within a reasonable period before its filing due date. Any elections pursuant to Section 338(g) of the Code shall be made at the discretion of the Purchaser.

SECTION 7.09. Miscellaneous.

(a) For Tax purposes, the parties hereto agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, or for any breaches of representations, warranties, covenants or agreements, as adjustments to the

Purchase Price. Accordingly, any reference in this Agreement to an indemnity in respect of a liability for any of the Companies or the Company Subsidiaries, or any obligation of any party hereto to make any such payment in respect of any of the Companies or the Company Subsidiaries, shall be construed as a reference to a covenant by the Sellers (for themselves and on behalf of their Affiliates) or the Purchaser (for itself and on behalf of its Affiliates), as applicable, to pay the Purchaser (for itself and on behalf of its Affiliates) or the Sellers (for themselves and on behalf of their Affiliates), as applicable, an amount equal to such liability or payment.

(b) Notwithstanding anything in this Agreement to the contrary, except as provided in the last sentence of Section 7.01(d), this Article VII shall be the sole provision governing the rights and obligations of the parties hereto with respect to indemnification for any and all Tax matters.

(c) For purposes of this Article VII, all references to the Purchaser, the Sellers, the Companies, the Company Subsidiaries or any of their respective Affiliates include successors.

(d) Notwithstanding anything to the contrary in this Agreement, for purposes of this Article VII, the representations and warranties contained in Section 3.18 shall survive the Closing until the 90th day following the expiration of the applicable statute of limitations.

(e) Notwithstanding any provision of this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

ARTICLE VIII.

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Each Party’s Obligations. The respective obligations of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and the Purchaser shall have obtained (i) an Advance Ruling certificate pursuant to Section 102 of the Canadian Competition Act or (ii) a letter from the Canadian Commissioner of Competition indicating that he does not, at that time, intend to challenge the transactions contemplated by this Agreement and (A) a waiver of the parties’ obligation under Section 114, pursuant to Section 113(c) of the Competition Act, or (B) the applicable waiting period shall have expired or been terminated. Any other approval that is required, or any other expiration or termination of any waiting period that is required, under any other antitrust or competition law applicable to the transactions contemplated by this Agreement shall have been obtained or expired or terminated, as applicable.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Shares or the assignment of the UK Loan Notes contemplated by this Agreement.

SECTION 8.02. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (either of which may be waived by written waiver of the Sellers):

(a) Representations, Warranties and Covenants. (i) (A) The Purchaser Fundamental Representations shall be true and correct both as of the date hereof and as of the Closing Date, and (B) each of the other representations and warranties contained in Article IV (disregarding all qualifications set forth therein relating to “materiality”) shall be true and correct both as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and

(b) Closing Deliverables. The Sellers shall have received the deliverables set forth in Section 2.05.

SECTION 8.03. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (either of which may be waived by written waiver of the Purchaser):

(a) Representations, Warranties and Covenants of the Sellers. (i)(A) The Seller Fundamental Representations shall be true and correct both as of the date hereof and as of the Closing Date, and (B) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”) shall be true and correct both as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects;

(b) Closing Deliverables. The Purchaser shall have received the deliverables set forth in Section 2.04 (other than Section 2.04(c)); and

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties. Except as set forth in Section 7.09(d), (i) the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the date that is fifteen (15) months from the Closing Date; provided that if the 2015 Financial Statements are not available prior to such date, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until June 1, 2016 (such survival date, the “General Survival Date”); provided, however, that (A) the representations and warranties in Section 3.13 relating to environmental matters shall survive for a period of three (3) years after the Closing; and (B) the Fundamental Representations shall survive indefinitely after the Closing Date; and (ii) all covenants shall survive the Closing until the General Survival Date, unless any such covenant contemplates performance after such date, in which case it shall survive for its contemplated period of performance, but not to exceed the applicable statute of limitations in the breach of such covenant or agreement. Notwithstanding the foregoing, if a party hereto seeking to be indemnified makes a claim in accordance with the applicable provisions of Section 9.05 within the time periods set forth in this Section 9.01, such claim shall survive until it is finally and fully resolved.

SECTION 9.02. Indemnification by the Sellers. From and after the Closing, the Purchaser and its Affiliates, including the Companies and the Company Subsidiaries, and their respective officers, directors, employees and agents (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers on a joint and several basis from and against all losses, damages, claims, suits, demands, orders, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of or resulting from: (a) the breach of any representation or warranty contained in Article III (other than Section 3.18, which is governed exclusively by Article VII) or any certificate delivered pursuant to Section 2.04(e) of this Agreement; (b) the breach of any covenant or agreement by any of the Sellers contained in this Agreement; and (c) the Pre-Closing Environmental Matters.

SECTION 9.03. Indemnification by the Purchaser and the Companies. From and after the Closing, the Sellers, their Affiliates and their respective officers, directors, employees and agents (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser and the Companies on a joint and several basis for and against any and all Losses, to the extent arising out of or resulting from: (a) the breach of any representation or warranty contained in Article IV or any certificate delivered pursuant to Section 2.05(a)(iv) of this Agreement or (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

SECTION 9.04. Limits on Indemnification.

(a) From and after the Closing Date, no claim may be asserted nor may any Action be commenced against an Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party in accordance with the applicable provisions of Section 9.05 on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the Sellers shall not be liable for any Losses pursuant to Section 9.02(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers equals or exceeds $14,000,000, after which the Sellers shall be liable only for those Losses in excess of such amount; (ii) no Losses may be claimed under Section 9.02(a) by any Purchaser Indemnified Party or shall be reimbursable by (or shall be included in calculating the aggregate Losses set forth in clause (i) above) other than Losses in excess of $125,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; and (iii) the maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 9.02(a) shall be an amount equal to $210,000,000. None of the limitations set forth in this Section 9.04(b) shall apply with respect to (x) a breach of a Seller Fundamental Representation and (y) a breach of any representation or warranty in the event of fraud, in which case the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party shall be an amount equal to the Final Purchase Price Amount. No action or inaction by any of the Sellers, their Affiliates or their respective Representatives shall be deemed to be a breach of any representation, warranty, covenant or agreement contained in this Agreement for any purpose hereunder, and none of the Purchaser, its Affiliates or their respective Representatives shall have any claim or recourse against any of the Sellers, their Affiliates or their respective Representatives with respect to such action or inaction, under this Article IX or otherwise, if (A) a Seller was required to refrain from taking an action described in the second sentence of Section 5.01 because the Purchaser did not consent to such action (to the extent that such action would have cured or partially cured any breach of a representation or warranty), or (B) the Purchaser or any of its Affiliates directed or requested, in writing, one or more of the Sellers to take or not take (or cause to be taken or not taken) such action, as the case may be. Notwithstanding anything to the contrary herein, for purposes of this paragraph (b), Section 5.16(d) shall be deemed a be a representation and warranty of the Sellers and, accordingly, a breach of Section 5.16(d) by the Sellers shall be subject to the indemnification limitations set forth in the preceding clauses (i), (ii) and (iii).

(c) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto shall have any liability under any provision of this Agreement for any (i) punitive damages, (ii) loss of business reputation or opportunity, or (iii) Losses that are consequential or indirect in nature and are not the reasonably foreseeable result of a breach or alleged breach by the Indemnifying Party of this Agreement (except, in each case, any such indemnifiable Losses that are recovered by a third party in connection with a Third-Party Claim).

(d) For all purposes of this Article IX, “Losses” shall be net of: (i) any insurance recovery actually received by the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the Companies and the Company Subsidiaries) in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the Companies and the Company Subsidiaries) receives such recovery after receipt of payment from the Indemnifying Party, then the amount of such recovery, net of reasonable expenses incurred in obtaining such recovery, shall be paid to the Indemnifying Party; (ii) any Tax benefit actually received by the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the Companies and the Company Subsidiaries) arising in connection with the accrual, incurrence or payment of any such Losses to the extent such Tax benefit actually reduces Taxes paid or credited; and (iii) any amount reserved on the Financial Statements with respect to such Loss or reflected in the Final Closing Statement.

(e) Each party hereto shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses, and the Purchaser Indemnified Parties or the Seller Indemnified Parties shall not be entitled to any payment, adjustment or indemnification more than once with respect to the same Loss. With respect to indemnification claims under Sections 9.02(a), both for determining whether or not there has been a breach and for purposes of calculating the amount of any Loss arising therefrom, all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded.

SECTION 9.05. Notice of Loss; Third-Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice in reasonable detail of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) If an Indemnified Party receives notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Article IX, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such Third-Party Claim), such Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by such Indemnified Party in respect thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim, at its expense (which expenses shall not be applied against any indemnity limitation herein) and through counsel selected by the Indemnifying Party in its reasonable discretion, if it gives notice of its intention to do so to such Indemnified Party within fifteen (15) days of the receipt of such notice from such Indemnified Party; provided that the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, (2) the claim seeks an injunction or equitable relief against the Indemnified Party, or (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, other than a conflict arising as a result of this Agreement. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, such Indemnified Party may participate in such defense at its own expense. Such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably required by the Indemnifying Party or its counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third-Party Claim. The Indemnifying Party shall be liable for the reasonable out-of-pocket fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party is entitled to assume and has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.05(b), the Indemnified Party shall have the sole right to assume the defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel (selected in its reasonable discretion) and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, such Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents, such consent not to be unreasonably withheld, conditioned or delayed, in writing to such payment or the Indemnifying Party withdraws from the defense of such Third Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against such Indemnified Party for such Third-Party Claim. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 9.05 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. Such Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall have the right to settle any Third-Party Claim for which it obtains a full release of such Indemnified Party in respect of such Third-Party Claim or to which settlement such Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 9.06. Remedies. Each of the parties hereto acknowledges and agrees that following the Closing, except with respect to matters set forth in Section 2.06 and Article VII, and other than as provided in Section 11.11 or with respect to claims of fraud: (a) the indemnification provisions of Article IX shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement; (b) any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement; and (c) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 9.07. Tax Matters. Notwithstanding anything in this Article IX to the contrary, the rights and obligations of the parties hereto with respect to indemnification for any and all Tax and Conveyance Tax matters shall be governed solely by Article VII and shall not be subject to the provisions of this Article IX, except as provided in the last sentence of Section 7.01(d).

SECTION 9.08. Guarantee of Seller Parent.

(a) Seller Parent hereby unconditionally guarantees, as a primary obligor and not merely as a surety, the performance of each obligation of the Sellers hereunder, including the Sellers’ payment obligations under this Article IX.

(b) Seller Parent agrees to be bound by this Section 9.08 and Article XI as if Seller Parent were a direct party to such Section and Article.

(c) Seller Parent hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor following a default or failure of performance by an obligor with respect to whose obligations the guarantee is provided. The guarantees in this Section 9.08 shall survive the Closing and shall remain in effect for so long as the Sellers have any guaranteed obligations hereunder.

SECTION 9.09. Pre-Closing Environmental Matters. Regarding the Sellers’ indemnification obligations for the Pre-Closing Environmental Matters and the breach of the representations and warranties contained in Section 3.13:

(a) With respect to any Remedial Action that is required to satisfy the Sellers’ indemnification obligations: (i) the Sellers shall have the right, but not the obligation, to conduct and control the Remedial Action; provided, however, that if the Sellers determine to conduct such Remedial Action, the Sellers shall use their commercially reasonable efforts to do so without unreasonably interfering with the Business and to the reasonable satisfaction of the Purchaser and the applicable Governmental Authority; (ii) the Purchaser shall, and shall cause the Companies and any Company Subsidiaries and their respective representatives to, cooperate with the Sellers, including by providing access to the subject site, including access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater, provided such access and activities do not unreasonably interfere with the operations of the Business; and (iii) whether or not the Sellers conduct such Remedial Action, the Sellers shall only be liable for its share of the costs incurred to the extent such Remedial Action is conducted in the most cost-effective manner (“Most Cost-Effective Manner”). The Most Cost-Effective Manner shall incorporate (x) the least stringent clean-up standards that, based on the use classification (industrial, commercial or residential) of a subject site, as of the Closing Date, are allowed under applicable Environmental Law and (y) the least-costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of risk-based remediation measures and engineering and institutional controls to eliminate or minimize exposure pathways, and may include, in the Sellers’ discretion, any other Remedial Action that is allowed under applicable Environmental Law or approved by a Governmental Authority. Whether or not the Sellers conduct any such Remedial Action, the Sellers shall be responsible for any operation and maintenance of any wells used to extract or monitor contaminated groundwater, but shall not be responsible for any ongoing maintenance associated with any engineering controls, including caps, subsequent to their installation.

(b) The Sellers shall not be responsible for Losses with respect to Pre-Closing Environmental Matters to the extent they are caused, triggered, increased or have their timing accelerated by: (i) any negligent act or omission of, or any delay caused by the Purchaser or, after the Closing, any Company or any Company Subsidiaries, in which case Losses shall be allocated between the Purchaser and the Sellers in accordance with relative fault, (ii) any changes in Environmental Law (or any changes in interpretation of Environmental Law) coming into effect after the Closing, in which case, any increased cost as a result of such change shall be the responsibility of the Purchaser, (iii) any change in use classification of any real property after the Closing (as industrial, commercial or residential), in which case any increased cost as a result of such change shall be the responsibility of the Purchaser, (iv) any disclosure made as a result of a voluntary audit, inspection, analysis, sampling or the like after the Closing by or on behalf of the Purchaser, any Company or any Company Subsidiaries concerning any environmental matters, but only to the extent additional costs can be attributed to such disclosure, (v) any shutdown, decommissioning or closure of a facility, unit, mine or quarry, including any required Remedial Action or reclamation triggered by such shutdown, decommissioning or closure, or (vi) any sampling and analysis of any environmental media conducted after the Closing by or on behalf of the Purchaser, any Company or any Company Subsidiary unless such sampling and analysis is (x) required by Environmental Law or by a Governmental Authority or (y) required to be conducted in response to a Third-Party Claim alleging that Hazardous Materials have migrated offsite from any real property of the Company or any Company Subsidiary; provided, however, that the foregoing shall not prohibit, and the Purchaser and its Affiliates shall be permitted to, conduct “Phase I” environmental site assessments.

(c) Except as set forth in paragraph (a) above, with respect to any capital improvement, control or equipment that is required to be installed to correct a noncompliance with or violation of any Environmental Law that is required to satisfy the Sellers’ indemnification obligations, the Sellers shall under no circumstances be responsible for any increased operating costs related to any such capital equipment, control or equipment.

(d) The Sellers shall under no circumstances be responsible for any removal or abatement of any Hazardous Material in any building material or equipment that was not in a condition or circumstance that constituted a violation of, and required such removal or abatement pursuant to, Environmental Law prior to and as of the Closing Date.

ARTICLE X.

TERMINATION

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the US Seller or the Purchaser in the event that any Governmental Order enjoining or otherwise prohibiting the purchase of the Shares contemplated by this Agreement shall have become final and nonappealable;

(b) by the mutual written consent of the US Seller and the Purchaser;

(c) by either the US Seller or the Purchaser in the event the Closing has not occurred by May 23, 2015 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party hereto if the intentional failure by such party to perform any of its obligations hereunder at or prior to such date has been the cause of the failure of the Closing to occur on or prior to such date;

(d) by the Purchaser, if the Sellers breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be or has not been cured within the earlier of 45 days following delivery to the Sellers of written notice of such breach or failure to perform and the Termination Date and (iii) has not been waived by the Purchaser;

(e) by the US Seller, if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02, (ii) cannot be or has not been cured within the earlier of 45 days following delivery to the Purchaser of written notice of such breach or failure to perform and the Termination Date and (iii) has not been waived by the Sellers;

(f) by the Purchaser, if between the date hereof and the Closing, an event or condition occurs that has had a Material Adverse Effect, and such event or condition cannot be cured by the Termination Date; or

(g) by the US Seller, if the conditions set forth in Sections 8.01 and 8.03 are satisfied or waived and the Purchaser has not, within five (5) Business Days after the date on which the Closing was required to have occurred pursuant to Section 2.03, delivered the Closing Date Payment.

The party seeking to terminate this Agreement pursuant to this Section 10.01 (other than Section 10.01(b)) shall give prompt written notice of such termination to the other party.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Section 3.25 and Section 4.08 relating to brokers, Section 5.03 relating to confidentiality, Section 5.07(d) relating to reimbursement and indemnification by the Purchaser, this Section 10.02 and Article XI shall survive any termination; and (b) nothing herein shall relieve any party hereto from liability for any material and intentional breach of this Agreement occurring prior to such termination.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01. Expenses; Closing Failure Fee; Liability Limits.

(a) Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party hereto incurring such costs and expenses, whether or not the Closing shall have occurred.

(b) Closing Failure Fee. In the event that this Agreement is terminated by the Sellers pursuant to Section 10.01(g), then the Purchaser shall pay to the Sellers a fee of $84,000,000 (the “Closing Failure Fee”), it being understood that in no event shall the Purchaser be required to pay the Closing Failure Fee on more than one occasion. The parties hereto agree that the Closing Failure Fee is a liquidated damage, and not a penalty.

(c) Payment Procedures. Payment of the Closing Failure Fee shall be made no later than five (5) Business Days following the termination of this Agreement by wire transfer of immediately available funds to a bank account or bank accounts designated by the Sellers (specifying the portion of the Closing Failure Fee payable to each such account) as promptly as reasonably practicable after termination of this Agreement (and, in any event, within three (3) Business Days thereof).

(d) Effect of Payment of Closing Failure Fee. Except as provided in Section 11.01(g) and for any remedies to which any Person may be entitled pursuant to Section 5.03, Section 5.07(d) or the Confidentiality Agreement, upon payment of the Closing Failure Fee following the termination of this Agreement in accordance with Section 10.01, none of the Purchaser, the Guarantor or any of the Financing Sources shall have any further liability or obligation to the Sellers or their Affiliates relating to or arising out of this Agreement, the Limited Guarantee, the Financing Commitments the Debt Financing or the failure of the acquisition of the Business or any other transaction contemplated hereby or in any other agreement set forth above to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Sellers shall not and shall cause their Affiliates not to seek to recover any money damages or obtain any equitable relief from the Purchaser or the Guarantor.

(e) Mutual Cap on Pre-Closing Monetary Liability. Except (i) as provided in Section 11.01(g), (ii) for fraud, and (iii) for any remedies to which any Person may be entitled pursuant to Section 5.03, the Confidentiality Agreement or Section 5.07(d), and without limiting the right of any party hereto to seek specific performance to enforce the terms of this Agreement, the Limited Guarantee or the Equity Commitment, the maximum aggregate monetary liability of Seller Parent and the Sellers, on the one hand, and the Purchaser and the Guarantor, on the other hand, for any loss suffered as a result of any pre-Closing breach of this Agreement, the Limited Guarantee or the Financing Commitments or the failure of the Closing to occur or any other transaction contemplated hereby or thereby to be consummated, whether in equity or at law, in contract, in tort or otherwise, shall be limited to $84,000,000, and in no event shall Seller Parent or the Sellers, on the one hand, or the Purchaser or the Guarantor, on the other hand, or any of their respective Affiliates, seek to recover any money damages in excess of such amount. This paragraph (e) shall terminate and have no further force or effect upon the Closing, and shall not limit any of the parties rights or obligations under Article IX.

(f) No Piercing the Corporate Veil. Without limiting the right of any party hereto to seek specific performance to enforce the terms of this Agreement, the Limited Guarantee or the Financing Commitments, no Non-Recourse Party, except the Purchaser, the Guarantor, the Sellers and Seller Parent, shall have any monetary liability to any Person for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments or the failure of the Closing to occur or any other transaction contemplated hereby to be consummated, whether in equity or at law, in contract, in tort or otherwise. “Non-Recourse Party” means each of the Purchaser, the Guarantor, the Debt Financing Sources, the Equity Financing Source, Seller Parent, the Sellers, and each of their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, representatives or agents.

(g) Material and Intentional Pre-Closing Breach. Notwithstanding the foregoing, and without limiting the right of any party hereto to seek specific performance to enforce the terms of this Agreement, in the event of any material and intentional breach of this Agreement prior to the Closing by the Purchaser, on the one hand, or any of the Sellers or Seller Parent, on the other hand, (i) if the breaching party is the Purchaser, then the Sellers shall be entitled to seek to recover from the Purchaser an amount equal to the aggregate Losses of the

Sellers and their Affiliates arising from or relating to such breach or breaches by the Purchaser, and (ii) if the breaching party is a Seller, the Purchaser shall be entitled to seek to recover from the Sellers an amount equal to the aggregate Losses of the Purchaser and its Affiliates arising from or relating to such breach or breaches by the Sellers; provided that, except in the case of fraud, the maximum amount of Losses which may be recovered by the Sellers, on the one hand, or the Purchaser, on the other hand, pursuant to this Section 11.01(g) shall be an amount equal to $380,000,000. This paragraph (g) shall terminate and have no further force or effect upon the Closing, and shall not limit any of the parties rights or obligations under Article IX.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon (x) delivery if delivered in person or (y) receipt if delivered through another method) by delivery in person, by an internationally recognized overnight courier service, or by facsimile or email (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address of a party hereto as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to the Sellers:

c/o HeidelbergCement AG

Berliner Straße 6

69120 Heidelberg

Germany

Attention: General Counsel

Facsimile: +49 6221 481 13705

Email: Ingo.Schaffernak@heidelbergcement.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention: Clare O’Brien

Facsimile: +1 646 848 8966

Email: cobrien@shearman.com

(b)	if to the Purchaser:

2711 North Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: Kyle Volluz

Facsimile: +1 (214) 515-6924

Email: kvolluz@hudson-advisors.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, TX 75201

Attention: Jeffrey Chapman

Facsimile: +1 (214) 571-2920

Email: jchapman@gibsondunn.com

SECTION 11.03. Public Announcements . No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation and, to the extent practicable, the parties hereto shall consult with each other as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05. Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedule, the Limited Guarantee, the Equity Commitment and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 11.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise by the Purchaser without the express written consent of the Sellers or by any of the Sellers without the express written consent of the Purchaser (which consent may be granted or withheld in the sole and absolute discretion of the Sellers or the Purchaser, as applicable), and any attempted assignment without such consent shall be null and void; provided, however, that: (a) the Purchaser shall be permitted to assign its rights hereunder to any of its Affiliates, provided that no such assignment shall in any manner limit or affect the assignor’s obligations hereunder and provided, further, that such rights shall be assigned back to the Purchaser, as applicable, if such Affiliate ceases to be an Affiliate of the Purchaser, as applicable; and (b) the Purchaser shall have the right to assign its rights hereunder to a Financing Source as collateral security in connection with the Debt Financing, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing and provided, further, that no assignment shall in any manner limit or affect the Purchaser’s obligations hereunder.

SECTION 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser that expressly references the Section of this Agreement to be amended or (b) by a waiver in accordance with Section 11.08. Notwithstanding anything to the contrary contained herein, Sections 11.01(d), 11.09, 11.11(a), 11.12 and 11.13 and this Section 11.07 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 11.01(d), 11.09, 11.11(a), 11.12 and 11.13 and this Section 11.07) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 11.08. Waiver. A party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered by any other party hereto pursuant to this Agreement or (c) waive compliance with any of the agreements of any other party hereto or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, except (x) as set forth in Sections 5.08(d) and 5.15(e) and (y) the Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 11.01(d), 11.07, 11.11(a), 11.12 and 11.13 and this Section 11.09. Notwithstanding anything to the contrary herein, this Agreement shall not affect in any respect the rights, obligations and liabilities of the parties to the Debt Commitment Letters to each other under the Debt Commitment Letters, and nothing herein shall be deemed to modify or limit any such rights, obligations or liabilities.

SECTION 11.10. Currency and Exchange Rates. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars. In the event that there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement (including the calculation of the Closing Date Working Capital Amount and the Closing Date Net Indebtedness Amount), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be that published on the Bloomberg Fixings-Portal (Code: FIXI) as of 11 a.m. G.M.T. on the date (or, if no such exchange rate is published on the Bloomberg Fixings-Portal (Code: FIXI) on such date, the first date thereafter on which such exchange rate is published on the Bloomberg Fixings-Portal (Code: FIXI)) that is: (a) three (3) Business Days prior to the date on which any obligation is paid; (b) in respect of the notice to be delivered pursuant to Section 2.03(b), one (1) Business Day prior to the date that such notice is delivered to the Purchaser; or (c) in respect of the Initial Closing Statement and the Final Closing Statement, the Closing Date.

SECTION 11.11. Specific Performance.

(a) The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letters under the terms thereof, none of the Sellers, or any of their respective Affiliates, shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Sources or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(b) Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that the Sellers shall be entitled to specific performance to cause the Purchaser to consummate the Closing, or draw down the Equity Financing in connection with consummation of the Closing only if:

(i) all conditions in Sections 8.01 and 8.03 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such satisfaction or waiver) have been satisfied or waived;

(ii) the Purchaser has failed to consummate the Closing by the date required pursuant to Section 2.03;

(iii) the Debt Financing has been funded or is reasonably expected to be funded at the Closing if the Equity Financing is funded at the Closing (provided, that the Purchaser shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing is not in fact funded at the Closing); and

(iv) the Sellers have confirmed that if specific performance is granted, and the Acquisition Financing is funded, then they will take such actions as are within their control to cause the Closing to occur.

SECTION 11.12. Governing Law; Submission to Jurisdiction; Limitation on Suits against Financing Sources.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) Except as provided below in paragraph (d) with respect to Seller Parent, all actions and proceedings arising out of, relating to or in connection with this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Delaware federal court sitting in the City of Wilmington, Delaware. The parties hereto (except Seller Parent) hereby: (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any Delaware federal court sitting in the City of Wilmington, Delaware, as applicable, for the purpose of any Action arising out of, relating to or in connection with this Agreement brought by any party hereto; (ii) agree that service of process will be validly effected by sending notice in accordance with Section 11.02; (iii) irrevocably waive and release, and agree not to assert by way of motion, defense or otherwise, in or with respect to any such Action, any claim (whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future) that it is not subject personally to the jurisdiction of any above named court, that its property is exempt or immune from attachment or execution, that such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any above named court; and (iv) agree not to move to transfer such Action to a court other than the Court of Chancery of the State of Delaware or any Delaware federal court sitting in the City of Wilmington, Delaware, as applicable.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (x) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (y) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Sellers also agree that (a) neither they nor any of their respective Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (b) no Financing Source shall have any liability (whether in contract or in tort or otherwise) to the Sellers or any of their respective Affiliates or their respective directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

(d) Notwithstanding anything in this Agreement to the contrary, each of the parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement, solely to the extent such disputes, controversies or claims involve Seller Parent or the performance by Seller Parent of any of its obligations hereunder, shall be submitted to and finally resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators (an “Arbitration”). Each side shall nominate one arbitrator, and the two arbitrators nominated by the parties shall within 15 days of the confirmation or appointment of the second arbitrator agree upon a third arbitrator who shall act as President of the Tribunal. The place of Arbitration shall be London, England. The language of Arbitration shall be English. Each of the parties agrees that it shall not, and shall cause its Affiliates not to, commence any action, suit or proceeding against Seller Parent relating to this Agreement or the transactions contemplated hereby in any court, other than actions in any court of competent jurisdiction located in the United Kingdom or Germany for interim or conservatory relief, relief in support of Arbitration or to enforce any judgment, decree or award rendered in any such Arbitration. Each of the parties further agrees that notice as provided herein or in the ICC Rules shall constitute sufficient notice for such Arbitration and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Arbitration any claim that it is not bound by this arbitration agreement. Judgment upon any award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof.

SECTION 11.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY (INCLUDING ANY ACTION OR LIABILITY INVOLVING ANY OF THE FINANCING SOURCES) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

SECTION 11.14. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

HBMA HOLDINGS LLC

By:	/s/ Michael H. Hyer
	Name:	Michael H. Hyer
	Title:	Vice President

STRUCTHERM HOLDINGS LIMITED

By:	/s/ E.A. Gretton
	Name:	E.A. Gretton
	Title:	Director

HANSON AMERICA HOLDINGS (4) LIMITED

By:	/s/ Dr. Ingo Schaffernak
	Name:	Dr. Ingo Schaffernak
	Title:	Attorney

HANSON PACKED PRODUCTS LIMITED

By:	/s/ D.J. Clarue
	Name:	D.J. Clarue
	Title:	Director

[Signature Page to Purchase Agreement]

solely for the purposes of Section 9.08 and Article XI,

HEIDELBERGCEMENT AG,

By:	/s/ Lorenz Naeger
	Name:	Lorenz Naeger
	Title:	CFO

By:	/s/ Dr. Dominik Von Achten
	Name:	Dr. Dominik Von Achten
	Title:	Member of MGT Board

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

LSF9 STARDUST HOLDINGS LLC

By:	/s/ Kyle Volluz
Name: Kyle Volluz
Title: President

[Signature Page to Purchase Agreement]

STRICTLY PRIVATE & CONFIDENTIAL

FORM OF NORTH AMERICAN TRANSITION SERVICES AGREEMENT

by and between

LEHIGH HANSON, INC.

and

LSF9 STARDUST HOLDINGS LLC

Dated as of [•], 201[5]

NORTH AMERICAN TRANSITION SERVICES AGREEMENT

THIS NORTH AMERICAN TRANSITION SERVICES AGREEMENT, dated as of [•], 201[5] (this “Agreement”), is made by and between Lehigh Hanson, Inc., a Delaware corporation (“Lehigh Hanson”), and LSF9 Stardust Holdings LLC, a Delaware limited liability company (the “Purchaser”) (each of Lehigh Hanson, on the one hand, and the Purchaser, on the other hand, a “Party”, and collectively, the “Parties”). Lehigh Hanson and/or its Affiliates, as applicable, are referred to herein as the “Service Provider”, and the Purchaser, the NAM Companies (as defined below) and/or the wholly owned subsidiaries of the NAM Companies, as applicable, are referred to herein as the “Service Recipient”. Capitalized terms used but not defined herein shall have the respective meanings for such terms set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, HBMA Holdings LLC, a Delaware limited liability company (the “US Seller”), Structherm Holdings Limited, an English private limited company (the “UK Seller”), Hanson America Holdings (4) Limited, an English private limited company (the “CDN Seller”), Hanson Packed Products Limited (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL”, and together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”), and the Purchaser are parties to that certain Purchase Agreement, dated as of December 23, 2014 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Sellers the Shares and all of HPPL’s and LHM’s right, title and interest in the Loan Notes;

WHEREAS, in connection with the conduct of the Business (as defined below) in North America, the Service Recipient desires to receive from the Service Provider, and the Service Provider desires to provide to the Service Recipient, the Services (as defined below), in each case on a transitional basis and subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, HPPL and the Purchaser intend to enter into the UK Transition Services Agreement in respect of transition services to be provided in the United Kingdom; and

WHEREAS, this Agreement is being executed and delivered pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions.

(a) In this Agreement, the following terms shall have the following meanings:

“Business” means the business of developing, manufacturing and selling concrete and clay building products, engaged in by the NAM Companies and wholly owned subsidiaries of the NAM Companies in the United States, Ontario, Quebec and the Maritime provinces of Canada.

“Change of Control” means the direct or indirect acquisition of either the majority of the voting stock or of all or substantially all of the assets of a Person by another entity in a single transaction or a series of related transactions.

“Exhibit A” means the schedule of Services attached hereto.

“Exhibit B” means the schedule of Specified Covered Employees attached hereto.

“NAM Companies” means Hanson Brick America, Inc., a Michigan corporation, Hanson Pipe & Precast LLC, a Delaware limited liability company, Hanson Pipe & Precast, Ltd., an Ontario corporation, and Hanson Brick Ltd., an Ontario corporation.

“Services” means the services provided by or on behalf of the Service Provider to the Business, as described in and with the exceptions set forth on Exhibit A. Each Service is described in a separate subsection of Exhibit A.

(b) The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Accessing Party”	Section 14(a)
“Agents”	Section 13(b)(i)
“Agreement”	Preamble
“Authorization”	Section 6(b)
“CDN Seller”	Recitals
“Charges”	Section 3(a)
“Confidential Information”	Section 13(a)
“Covered Employee”	Section 10(a)
“Cutover”	Section 2(h)
“Cutover Plan”	Section 2(h)
“Force Majeure”	Section 11(a)
“HPPL”	Recitals
“Indemnified Party”	Section 7(a)
“Indemnifying Party”	Section 7(a)
“Lehigh Hanson”	Preamble
“LHM”	Recitals
“Loss”	Section 7(a)
“Mandatory Change”	Section 2(i)
“Party/Parties”	Preamble
“Project Manager”	Section 4
“Purchase Agreement”	Recitals
“Purchaser”	Preamble
“Receiving Party”	Section 13(a)
“Security Regulations”	Section 14(a)

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Definition	Location
“Sellers”	Recitals
“Service Provider”	Preamble
“Service Provider Personnel”	Section 15(m)
“Service Recipient”	Preamble
“Specified Covered Employee”	Section 10(c)
“Systems”	Section 14(a)
“Third-Party Materials”	Section 6(b)
“Third-Party Providers”	Section 6(a)
“UK Seller”	Recitals
“US Seller”	Recitals

Section 2. Services.

(a)

(i) Commencing on the Closing Date and continuing throughout the term of this Agreement, the Service Provider shall provide to the Service Recipient, in connection with the Service Recipient’s operation of the Business, the Services, subject to the terms and conditions set forth herein. Except as otherwise set forth on Exhibit A, (y) the Services shall be substantially equivalent in nature, scope and volume as those provided by the Service Provider to the Business in the ordinary course during the twelve (12) months prior to the Closing Date (provided that upon the Service Recipient’s request, the Service Provider shall expand the volume of the IT, HR and payroll Services in connection with new employees of the Service Recipient, and provided, further, that the Charges for such Services shall be increased proportionately to reflect such addition), and (z) the standard of quality, efficiency, and timeliness for the Services shall be consistent with the levels at which such Services were provided by the Service Provider to its Affiliates during such twelve (12) month period.

(ii) The Service Recipient understands that the Service Provider may be providing services similar to the Services provided hereunder, or services that involve the same resources as those used to provide the Services, to the Service Provider’s business units and Affiliates, and, accordingly, the Service Provider may modify any of the Services or the manner in which such Services are provided in connection with changes to the Service Provider’s business units or Affiliates in the ordinary course of the Service Provider’s business; provided that no such modification shall cause a material adverse effect on the Service Recipient’s receipt of the Services or eliminate any Service in its entirety other than pursuant to Section 8(b), Section 8(c) or Section 8(d). The Service Provider shall provide the Service Recipient with 10 days’ prior written notice of any such modifications, and shall take into account any reasonable requests of the Service Recipient. In the event that the Service Recipient requests that the Services described on Exhibit A be modified, and the Service Provider agrees to such modification, the Parties may amend Exhibit A in writing. Notwithstanding the foregoing, unless entered into in the ordinary course of business and in a manner consistent with past practice, in all material respects, the Service Provider shall not enter into any material new contract, agreement or third party arrangement with respect to the Services without providing notice to the Service Recipient, in each case, other than to replace an existing third party contract, agreement or arrangement which has ended or will end during the term of this Agreement.

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(b) The Service Recipient understands that the Services provided hereunder are transitional in nature and are furnished by the Service Provider solely for the purpose of facilitating the transactions contemplated by the Purchase Agreement. The Service Recipient further understands that the Service Provider is not in the business of providing Services to third parties and shall not provide the Services beyond the term of this Agreement. The Service Recipient agrees to use its reasonable best efforts to transition the Services to its own internal organization or other third party service provider as promptly as practicable after the Closing and, in any event, to transition the Services to its own internal organization or other third party service provider no later than the expiration of the term of this Agreement.

(c) The Service Recipient understands that certain Services may be provided to it by the Service Provider pursuant to agreements between the Service Provider and various third party vendors. At the reasonable request of the Service Provider or any such vendor, the Service Recipient shall reasonably cooperate with any third party providing Services on behalf of the Service Provider in order to facilitate the provision and receipt of such Services. The Service Recipient acknowledges that such Services are dependent on such reasonable cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent that such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of such failure (but in no event later than fourteen (14) days after such failure), describing in reasonable detail the nature of such failure.

(d) The Service Recipient shall provide the information and documentation of the Service Recipient that are necessary for the Service Provider to provide the Services in accordance with the standards set forth in Section 2(a)(i). The Service Recipient shall provide such information and documentation in such form as may be reasonably requested by the Service Provider from time to time. The Service Recipient acknowledges that certain Services are dependent upon such information and documentation, and that its failure to provide such information and documentation shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of any such failure (but in no event later than fourteen (14) days after such failure), describing in reasonable detail the nature of such failure.

(e) Each Party shall reasonably cooperate with the other Party in order to facilitate the provision and receipt of the Services. The Service Recipient acknowledges that such Services are dependent upon such reasonable cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of any such failure (but in no event later than fourteen (14) days after such failure), describing in reasonable detail the nature of such failure. The Service Recipient shall comply in all material respects with all applicable policies and procedures of the Service Provider in effect as of the Closing Date in connection with its receipt of the Services and any subsequent changes to such policies and procedures required by applicable Law or in order to implement the Cutover.

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(f) For purposes of Sections 2(c) through 2(e), notice shall be provided to the Service Recipient’s Project Manager (as defined below), and may be provided by e-mail to the address for the Project Manager designated by the Service Recipient.

(g) The Service Provider shall perform the Services in accordance with applicable Law and shall modify the Services to comply with any change in applicable Law and neither Party shall be required to perform any obligation under this Agreement to the extent performance of such obligation is prohibited by, or would require the applicable Party to violate, any applicable Law.

(h) Cutover Plan from the Transition Services to Stand-Alone. The Service Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third party service provider of the provision of each of the Services (such transition, the “Cutover”). The Project Manager representing the Service Provider shall meet with the Project Manager representing the Service Recipient within thirty (30) days following the date hereof to discuss the initial development of a plan for the Cutover (the “Cutover Plan”), and shall provide the Service Recipient with all information reasonably requested by the Service Recipient that is necessary for the development and implementation of the Cutover Plan. The Project Manager representing the Service Recipient shall provide the Project Manager representing the Service Provider with a copy of the Cutover Plan as soon as reasonably practicable, and the Service Provider shall cooperate, and shall use commercially reasonable efforts to cause its third party vendors to cooperate, in a timely implementation of the Cutover Plan. Any aspect of the Cutover Plan which would impose any obligation on the Service Provider or any of its Third-Party Providers shall be subject to the prior written consent of Lehigh Hanson. The Service Provider shall be entitled to engage third party resources to provide assistance in developing or implementing all or part of the Cutover Plan, the costs and expenses of which shall be agreed between the Service Provider and the Service Recipient. Each Party shall perform its obligations under the Cutover Plan.

(i) The Service Recipient shall promptly notify the Service Provider upon becoming aware of a change that is required (y) to enable the Service Recipient to comply with any material terms and conditions of any third party contract entered into on or prior to the Closing Date or any terms and conditions of this Agreement applicable to the Service Recipient in connection with the provision of the applicable Service, and (z) in order for the Service Recipient to comply with existing, new or changes in any Law (each a “Mandatory Change”). Upon receipt of a notice relating to a Mandatory Change, the Service Provider and the Service Recipient shall each cause their respective Project Managers to use commercially reasonable efforts to negotiate in good faith the terms and pricing at which the Service Provider would implement such Mandatory Change consistent with the methodology used to determine the then-existing Charges; provided that if the Project Managers are not able to reach a mutual agreement on such terms and pricing within ten (10) Business Days of the date of the notice of such Mandatory Change, the Service Provider shall not be obligated to implement any such Mandatory Change.

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Section 3. Payment.

(a) The monthly charge for each Service (the “Charges”) is set forth on Exhibit A. The Charges shall be subject to proration for any partial months in which the Services are provided. Upon termination of a Service, the Charges for such Service as set forth on Exhibit A shall be terminated, and all outstanding Charges with respect to such terminated Service shall become immediately due and payable and the Service Recipient shall pay, within thirty (30) days of such date of termination, to the Service Provider such Charges.

(b) In addition to the Charges, the Service Recipient shall reimburse the Service Provider for all out-of-pocket costs and expenses described in Exhibit A that are incurred in connection with delivering the Services, [excluding] [Subject to review by the Sellers] license fees payable to third party licensors, other than out-of-pocket costs and expenses that are reflected in the Charges.

(c) Within twenty-one (21) days after the last day of each calendar month, the Service Provider shall provide to the Service Recipient an invoice for the preceding month’s Services, which shall include: (i) all Charges due under Section 3(a), and (ii) all amounts due under Section 3(b). Undisputed amounts stated in each such invoice shall be paid by the Service Recipient in full within thirty (30) days after the invoice is received by the Service Recipient to an account designated by the Service Provider. If the Service Recipient has a good faith dispute over any of the charges or Services referenced in the invoice, it may withhold such disputed amount and must pay the amount of the undisputed portion of the invoice and provide written notice to the Service Provider of the dispute on or before the applicable due date.

(d) Without prejudice to the Service Provider’s other rights and remedies, where any undisputed amount remains unpaid ten (10) days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at the Prime Rate published in the Wall Street Journal plus 2%.

(e) All payments due to the Service Provider under this Agreement shall be exclusive of any sales tax, which shall be payable by the Service Recipient.

(f) The Service Recipient shall pay all undisputed amounts due under this Agreement free of any set-off, deduction or withholding.

Section 4. Project Managers.

The Service Provider and the Service Recipient shall each appoint one person to act as its project manager (each, a “Project Manager”) to (a) deal with issues arising out of the performance of this Agreement, and (b) facilitate the orderly provision and receipt of the Services. The initial Project Managers shall be [            ] for the Service Provider and [            ] for the Service Recipient. Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its respective Project Manager for problem resolution. Either Party may replace its Project Manager at any time by providing notice in accordance with Section 12, such replacement to be effective as of the date of the other Party’s receipt of such notice.

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Section 5. Intellectual Property.

All data, information and Intellectual Property created by the Service Provider in connection with the Services shall remain the property of the Service Provider. The Service Recipient acknowledges and agrees that it shall not acquire any right, title or interest (including any license rights or rights of use, except as necessary to receive the Services) in any data, information or Intellectual Property that is owned or licensed by the Service Provider, by reason of the provision of the Services provided hereunder. The Service Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any property relating to Intellectual Property owned or licensed by the Service Provider, and the Service Recipient shall reproduce any such notices on any and all copies thereof. The Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the Service Provider, and the Service Recipient shall promptly notify the Service Provider of any such attempt, regardless of whether by the Service Recipient or any third party, of which the Service Recipient becomes aware. Nothing in this Agreement shall affect any rights maintained by, or granted to, a party under the Purchase Agreement.

Section 6. Sub-Contracting; Third Party Agreements.

(a) The Service Provider may delegate or sub-contract its duties under this Agreement to unaffiliated third parties (collectively, “Third-Party Providers”); provided that the Service Provider remains responsible for all acts or omissions of such Third Party Providers in connection with the Services, subject to the limitations on liability and the other provisions set forth in this Agreement. The Service Recipient acknowledges that the Services provided through Third-Party Providers or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third-Party Provider, and the Service Recipient agrees to use commercially reasonably efforts to comply with such terms and conditions; provided that the Service Provider notifies the Service Recipient of any such terms and conditions in advance.

(b) The Parties acknowledge and agree that that it may be necessary to obtain from Third-Party Providers consent for (i) the Service Provider to use third party applications, systems, networks, services and the like (collectively, “Third-Party Materials”) in the provision of Services, and/or (ii) the Service Recipient to receive Services (each such consent, an “Authorization”). The Service Provider shall use its commercially reasonable efforts to obtain all Authorizations necessary to allow Service Provider to provide Third-Party Materials to the Service Recipient and to allow Third-Party Materials to be utilized by the Service Recipient in connection with the Services. The Service Recipient agrees to cooperate and use commercially reasonable efforts to assist the Service Provider to procure all Authorizations necessary to enable the Service Provider to perform and the Service Recipient to receive the Services in accordance with this Agreement. If the Service Provider is unable to obtain any such Authorization in a timely manner, the Parties shall cooperate in good faith to agree on a reasonable alternative arrangement or a workaround that enables the applicable Services to be provided without such Authorization. Failure to obtain any such Authorization, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof. Any third party costs associated with obtaining or maintaining any Authorization shall be borne equally by the Service Provider and the Service Recipient.

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Section 7. Indemnification.

(a) Each Party and each of its Affiliates, and each of the respective officers, directors, employees, successors and assigns of any of the foregoing (each, an “Indemnified Party”) shall be indemnified and held harmless by the other Party (the “Indemnifying Party”) for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), to the extent arising out of or resulting from: (i) a breach of this Agreement by the other Party; or (ii) any gross negligence or intentional breach by the other Party in performing any of its obligations under this Agreement.

(b) Limitations on Liability.

(i) Notwithstanding anything to the contrary contained in this Agreement, no action or inaction by any Party or any of its Affiliates shall be deemed to be a breach of this Agreement for any purpose hereunder, and no Indemnified Party shall have any claim or recourse against another Party with respect to such action or inaction, under this Section 7 or otherwise, to the extent (x) the other Party or any of its Representatives was required to take or not to take such action pursuant to the terms of this Agreement or applicable Law or (y) such Party or any of its Representatives has directed or requested the other Party or any of its Representatives to take or not take such action.

(ii) The liability of either Party for Losses of any kind whatsoever arising from or relating to any Service or under or in connection with this Agreement (whether for breach of contract, tort, negligence, misrepresentation or otherwise) shall not exceed the aggregate amount of Charges paid or payable hereunder during the 12-month period following the date hereof (whether disputed or otherwise), by the Service Recipient herein; provided that the foregoing limitation on liability shall not apply in the case of Losses: (x) suffered by a Party resulting from the gross negligence or intentional breach of the other Party; (y) suffered by the Service Recipient resulting from the intentional abandonment of a Service by the Service Provider; or (z) incurred in connection with the enforcement of a Party’s indemnification rights hereunder.

(iii) For all purposes of this Section 7, the “Losses” of an Indemnified Party shall be net of: (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the NAM Companies and wholly owned subsidiaries of the NAM Companies) in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the NAM Companies and their respective wholly owned subsidiaries) receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party; and (ii) any Tax benefit available to the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the NAM Companies and wholly owned subsidiaries of the NAM Companies) arising in connection with the accrual, incurrence or payment of any such Losses.

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(iv) Each Party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss, and the Indemnified Party shall not be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

(v) None of the Parties shall have any liability under or in connection with this Agreement (whether for breach of contract, tort, negligence, misrepresentation or otherwise) for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, damages based on a multiple of earnings, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.

(c) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days after such determination (provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is actually prejudiced by such failure), stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises

(d) If an Indemnified Party receives notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Losses under this Section 7, within thirty (30) days after the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such Third-Party Claim), such Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by such Indemnified Party in respect thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Indemnified Party within thirty (30) days of the receipt of such notice from such Indemnified Party. Assumption of the defense of any Third-Party Claim by the Indemnifying Party shall not prejudice the right of the Indemnifying Party to claim at a later date that such Third-Party Claim is not a proper matter for indemnification pursuant to this Section 7. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, such Indemnified Party may participate in such defense at its own expense. Such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, such Indemnified Party shall not pay, or permit to be

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paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or the Indemnifying Party withdraws from the defense of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against such Indemnified Party for such Third-Party Claim. If such Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 7(c) and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. Such Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall have the right to settle any Third-Party Claim for which it obtains a full release of such Indemnified Party in respect of such Third-Party Claim or to which settlement such Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(e) The Parties acknowledge and agree that the indemnification provisions of this Section 7 shall be the sole and exclusive remedies of the Parties for any breach of or failure to perform and comply with any covenant or agreement in this Agreement or any other matter, and any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement.

Section 8. Term; Termination and Effects of Termination.

(a) The term of this Agreement shall begin on the date hereof and continue until the earlier of (i) the [eighteen (18)] [Subject to review by the Sellers] month anniversary of the Closing Date and (ii) with respect to a given Service, the last date of such Service as set forth on Exhibit A.

(b) In the event that (i) there is nonperformance of any Service as a result of an event described in Section 11(a), (ii) the provision of a Service would violate applicable Law, (iii) the Service Provider cannot obtain all Authorizations necessary for the provision of a Service, or (iv) the provision of a Service is materially affected by an unexpected information technology risk, including, but not limited to, complete system shutdown or disruptions, the Parties shall cooperate with each other in good faith to achieve a reasonable arrangement in order to permit the Service Recipient to continue to receive the affected Service. All costs for any such alternative arrangement shall be shared equally between the Service Provider and the Service Recipient.

(c) One or more Services may be terminated prior to the expiration of the applicable term of this Agreement with respect to such Service upon the mutual written agreement of the Parties.

(d) The Purchaser may terminate any Service on at least thirty (30) days’ written notice to Lehigh Hanson; provided that, to the extent a Service proposed to be terminated is bundled with one or more other Services as set forth on Exhibit A, then all of such Services must be terminated together.

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(e) Lehigh Hanson may terminate this Agreement with immediate effect by written notice to the Purchaser on or at any time after (i) the Service Recipient has failed to pay any undisputed amount due to the Service Provider pursuant to Section 3 for a period of not less than sixty (60) days from the date such amount becomes due, [(ii) in the event of a Change of Control of any of the Purchaser, the NAM Companies or the wholly owned subsidiaries of the NAM Companies,] [Subject to review by the Sellers] or (iii) (A) the Purchaser passes a resolution for winding up or a court of competent jurisdiction makes an order for winding up or dissolution of the Purchaser, (B) the making of an administration order in relation to the Purchaser or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Purchaser, (C) the Purchaser makes an application to a court of competent jurisdiction for protection from its creditors generally, or (D) any procedure equivalent to any of the events in Sections 8(e)(iii)(A) through (C) occurs in any other jurisdiction with respect to the Purchaser.

(f) Upon termination or expiration of this Agreement, the Service Recipient shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration. To the extent that the Service Provider agrees to provide any post-termination or post-expiration support services to the Service Recipient, the terms and pricing of such support services shall be memorialized in a separate and distinct agreement between the Parties. In addition, each Party shall, at the receiving Party’s option, return or destroy the Confidential Information of the other Party; provided, however, that a Party shall not be obligated to return or destroy (as applicable) Confidential Information of the other Party (i) that is stored electronically for archival or back-up purposes and is not reasonably accessible because of undue burden or cost, (ii) if destruction is prohibited by applicable Law or regulation, or (iii) that such Party is obligated to retain for legal or compliance purposes

(g) Service Recipient may step-in and supervise Service Provider’s performance of, or perform for itself, a Service (a) upon the occurrence of an event described in Section 8(b), (b) if Service Provider fails to procure an Authorization necessary for Service Provider to provide a Service or (c) if Service Recipient is directed by a governmental authority to step-in.

Section 9. Insurance.

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

Section 10. Covered Employees.

(a) From the date hereof until the last date on which any Service is provided hereunder and for a period of eighteen (18) months thereafter, except for the Specified Covered Employees, the Service Recipient and its Affiliates shall not, and the Service Recipient shall cause its Affiliates not to, without the Service Provider’s prior written consent, directly or indirectly, solicit for employment, employ or retain, as an employee, consultant or independent contractor, any officer or employee of the Service Provider or any of its subsidiaries who is at any time engaged in providing any Service hereunder (each, a “Covered Employee”); provided

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that this paragraph shall not preclude the Service Recipient or any of its Affiliates from employing any Covered Employee who seeks employment with the Service Recipient or any of its Affiliates in response to a general solicitation of employment made by the Service Recipient or any of its Affiliates in a trade journal or other publication not targeted at any Covered Employee of the Service Provider or any of its subsidiaries.

(b) In the event that during the term of this Agreement the Service Recipient or any of its Affiliates hires a Covered Employee, with the prior written consent of the Service Provider and not otherwise in violation of Section 10(a): (i) the Service Provider shall no longer be obligated to provide any portion of the Service previously provided by such Covered Employee; and (ii) the Parties shall agree in good faith a reduction in the Charges, if applicable, to reflect the fact that such Covered Employee is no longer providing any portion of the Service that had previously been provided hereunder by such Covered Employee.

(c) As promptly as practicable following the date hereof, the Service Recipient may retain, or may cause one of its Affiliates to retain, as an employee of the Business any of the employees set forth on Exhibit B (each such employee, a “Specified Covered Employee”). In the event that any Specified Covered Employee has not been retained as an employee of the Business on or prior to the date that is twelve (12) months following the date hereof: (i) the Service Provider shall be entitled, at its option, to terminate the employment of such Specified Covered Employee or to transfer such Specified Covered Employee to another of its business functions; and [(ii) the Service Recipient shall pay, or cause to be paid, to the Service Provider an amount equal to all of the severance and transfer costs, as applicable, payable pursuant to the terms of such employee’s employment arrangement or otherwise incurred by the Service Provider in connection with any such transfer.]1 If any Specified Covered Employee is retained as an employee of the Business during the term of this Agreement, the provisions of Sections 10(b)(i) and 10(b)(ii) shall apply in respect of such Specified Covered Employee.

Section 11. Force Majeure.

(a) Subject to Section 11(b) below, neither Party shall be liable to the other Party for delay in performance caused by the following (each, an event of “Force Majeure”): (i) acts of God, the elements, epidemics, explosions, landslides, lightning, earthquakes, fires, storms (including to tornadoes and hurricanes, or tornado and hurricane warnings), sinkholes, floods or washouts; (ii) general labor trouble, including general strikes or injunctions (except as otherwise caused by the non-performing Party); (iii) the inability to obtain material, equipment or transportation due to the foregoing; (iv) national defense requirements, wars, blockades, insurrections, sabotage, and riots, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); (v) significant disruptions in telecommunication, internet or utility networks; or (vi) any applicable Law, regulation or rule, or the enforcement thereof, by any governmental or regulatory agency having jurisdiction, that substantially limits or prevents a Party from performing its obligations hereunder.

[1]	Subject to review by Lone Star.

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(b) The Service Provider shall endeavor to provide uninterrupted Services through the term of this Agreement. In the event, however, that the Service Provider is wholly or partially prevented from providing any Service either temporarily or permanently by reason of an event of Force Majeure, or the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of any Service for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities, in each case for the avoidance of being non-compliant with any Laws, the Service Provider shall not be obligated to deliver such Service during such periods; provided that (i) the Service Provider agrees to give reasonable prior written notice of any scheduled interruption or suspension; (ii) the Service Provider shall use commercially reasonable efforts to limit the disruption to the Business caused by such interruption or suspension; and (iii) in the event of a Force Majeure, the Service Provider implements its business continuity and disaster recovery plans. If any Service is interrupted or suspended due to an event of Force Majeure, (A) the Service Recipient shall be entitled to a pro rata reduction of fees payable for the affected Services, which reduction shall be based on the number of days during the applicable month that such Service is interrupted or suspended; (B) the Service Recipient shall have the right to immediately terminate the affected Service and/or any Service linked to the affected Service; and (C) in the event of such termination as set forth above, the Service Provider shall have no further obligation to provide such Service or Services.

Section 12. Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the Parties at the following addresses (or at such other address of a Party as shall be specified in a notice given in accordance with this Section 12):

(a)	If to the Service Provider:

Lehigh Hanson, Inc.

300 East John Carpenter Freeway

Irving, Texas 75082

Attention: President

Facsimile: (469)586-1509

With copy to:

Lehigh Hanson, Inc.

300 East John Carpenter Freeway

Irving, Texas 75082

Attention: General Counsel

Facsimile: (972) 653-6185

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(b)	If to the Service Recipient:

[Name]
[Address]
Facsimile:
Attention:

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

Section 13. Confidentiality of Information.

(a) Except as provided below, all data and information of each Party and its Affiliates, and their respective employees, agents, subcontractors or vendors, disclosed to or otherwise obtained by the other Party or its Affiliates, or their respective employees, agents, subcontractors or vendors (the “Receiving Party”), pursuant to this Agreement, including information relating to or received from third parties, shall be deemed confidential (“Confidential Information”). The Receiving Party shall not use any Confidential Information for any purpose other than that for which such Confidential Information was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties (other than Agents as set forth in Section 12(b)) any Confidential Information for a period of two (2) years after the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the disclosing Party only as is necessary to provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the disclosing Party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:

(i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement or other obligation of confidentiality;

(ii) is already in the Receiving Party’s possession, provided that such information is not known by the Receiving Party (after reasonable inquiry) to be subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing Party; or

(iii) becomes available to the Receiving Party on a non-confidential basis from a Person (other than the disclosing Party), provided that such Person is not known by the Receiving Party (after reasonable inquiry) to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing Party.

(b) Notwithstanding Section 13(a), Confidential Information may be disclosed by the Receiving Party:

(i) to the Receiving Party’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including the Receiving Party’s and its Affiliates’ attorneys, accountants and consultants, and in the case of the Service Provider, any third parties engaged to provide the Services) (collectively, “Agents”) as is necessary to provide or receive Services hereunder, as applicable; provided that the Receiving Party ensures that such Agents comply with this Section 13; or

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(ii) if required, based on the written advice of the Receiving Party’s legal counsel (which may be by email and from internal counsel), by applicable Law; provided that the Receiving Party agrees to promptly give written notice of such requirement to the disclosing Party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and shall cooperate with the disclosing Party as reasonably requested by such Party in connection with such actions. In the event that such protective order or other remedy is denied, or the disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, and the Receiving Party or any of its Agents are nonetheless legally required to disclose such information, the Receiving Party or its Agents, as the case may be, shall furnish only that portion of the Confidential Information that the Receiving Party’s counsel (which may be internal counsel) advises the Receiving Party in writing (including email) is legally required, and the Receiving Party shall exercise its reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information.

(c) If, at any time, either Party determines that the other Party has disclosed or sought to disclose Confidential Information in violation of this Agreement, that any unauthorized personnel of the other Party has accessed Confidential Information, or that the other Party or any of its personnel has engaged in activities that have led to the unauthorized access to, use of, or disclosure of such Party’s Confidential Information, such Party shall immediately terminate any such personnel’s access to such Confidential Information and immediately notify the other Party. In addition, either Party shall have the right to deny personnel of the other Party access to such Party’s Confidential Information upon notice to the other Party in the event that such Party reasonably believes that such personnel pose a security concern. The Parties shall cooperate in investigating any apparent unauthorized access to or use of any Confidential Information.

Section 14. Security.

(a) If either Party (the “Accessing Party”) is given access to any of the other Party’s computer systems or software (collectively, “Systems”) or physical facilities in connection with performance or receipt of the Services, the Accessing Party shall comply with all of the other Party’s security policies, procedures and requirements (collectively, “Security Regulations”), to the extent the Accessing Party is or has been made aware of them, and shall not tamper with, compromise or circumvent any security or audit measures employed by the other Party. In the event of any conflict between this Agreement and any Security Regulations, this Agreement shall govern. The Accessing Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use, and only to the extent necessary in connection with the provision or receipt, as applicable, of the Services.

(b) The Accessing Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems or physical facilities of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations. Other than with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), the personnel of the Accessing Party who are involved in the day-to-day commercial management of the Business (if the Accessing Party is the Service Recipient) or of the cement business of the Service Provider (if the Accessing Party is the

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Service Recipient) shall use reasonable efforts not to access any pricing information (unless otherwise publicly available) with respect to (i) in the case of the personnel of the Service Provider, the products of the Business or cement products acquired by the Business from third parties, or (ii) in the case of the personnel of the Service Recipient, the cement products of the Service Provider that are sold to third parties. The Service Recipient acknowledges and agrees that its failure to provide any such consent when requested by the Service Provider shall relieve the Service Provider of its obligation to provide any Services provided by any such personnel of the Service Provider, to the extent that such failure renders such provision commercially impracticable and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient if it determines that the provision of any Service would be so commercially impracticable (but in no event later than thirty (30) days after such determination), describing in reasonable detail its reasons for such determination.

(c) If, at any time, the Accessing Party determines that any of its personnel has (i) circumvented or sought to circumvent the Security Regulations of the other Party, (ii) accessed the Systems or physical facilities of the other Party, or (iii) engaged in activities that have led to the unauthorized access, use, destruction, alteration or loss of data, information or software, the Accessing Party shall immediately terminate any such personnel’s access to the other Party’s Systems or physical facilities and immediately notify the other Party. In addition, the other Party shall have the right to deny the Accessing Party’s personnel access to its Systems or physical facilities upon notice to the Accessing Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 14(c) or otherwise pose a security concern. The Accessing Party shall cooperate with the other Party in investigating any apparent unauthorized access to the other Party’s Systems or physical facilities.

Section 15. General Provisions.

(a) Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to a Section or Exhibit, such reference is to a Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “the date hereof”, when used in this Agreement, refer to the date of this Agreement;

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(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) references to “dollar”, “US dollar” or “$” are references to the lawful currency from time to time of the United States of America; and

(ix) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(b) Public Announcements. Neither Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and, to the extent practicable, the Parties shall consult with each other as to the timing and contents of any such press release, public announcement or communication.

(c) Severability. If any term or other provision of this Agreement is or becomes invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(d) Entire Agreement. This Agreement (including Exhibit A and Exhibit B) and the Purchase Agreement together set out the entire agreement between the Parties in respect of the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(e) Assignment. A Party shall not assign this Agreement by operation of Law or otherwise without the prior written consent of the other Party (which consent may be granted or withheld in the sole and absolute discretion of the other Party), except that a Party may assign its rights and obligations under this Agreement to an Affiliate without the prior written consent of the other Party; but only if such assigning Party remains liable in the event that its Affiliate fails to perform the obligations of such Party set forth herein.

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(f) Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or (ii) by a waiver in accordance with Section 15(g).

(g) Waiver. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, or (ii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver or variation thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(h) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Section 7 relating to Indemnified Parties), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

(i) Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(k) Dispute Resolution.

(i) In the event there is a dispute between the Service Provider and any of the Service Recipient, arising out of or relating to this Agreement or any Exhibit, any such Party may, at any time, give notice to the other Party requesting to discuss actions that might be taken to resolve such dispute. Promptly upon one such Party’s receipt of such notice, such Party’s Project Manager shall contact the other Party’s Project Manager and negotiate in good faith and use commercially reasonable efforts to resolve the disputed issue. If such Parties shall have failed to reach a resolution of the dispute within thirty (30) days after receipt of the notice of such dispute, either Party may at any time within fifteen (15) days after the expiration of such thirty (30) day period, give written notice to the other Party requesting that the respective Chief Financial Officers of the Service Provider and the Service Recipient discuss such dispute, and, as promptly as practicable after such notice has been given, each of the Service Provider and the Service Recipient shall cause such Chief Financial Officers to negotiate in good faith with respect to such dispute and use commercially reasonable efforts to resolve such dispute within fifteen (15) days of the matter being submitted to them. If the Chief Financial Officers cannot reach agreement, then either Party has the right to bring an Action against the other Party in accordance with Section 15(k)(ii).

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(ii) All Actions arising out of, relating to or in connection with this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Delaware federal court sitting in the City of Wilmington, Delaware. The parties hereto hereby: (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any Delaware federal court sitting in the City of Wilmington, Delaware, as applicable, for the purpose of any Action arising out of, relating to or in connection with this Agreement brought by any Party; (b) agree that service of process will be validly effected by sending notice in accordance with Section 12; (c) irrevocably waive and release, and agree not to assert by way of motion, defense or otherwise, in or with respect to any such Action, any claim (whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future) that it is not subject personally to the jurisdiction of any above named court, that its property is exempt or immune from attachment or execution, that such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any above named court; and (d) agree not to move to transfer such Action to a court other than the Court of Chancery of the State of Delaware or any Delaware federal court sitting in the City of Wilmington, Delaware, as applicable.

(l) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(l).

(m) Independent Contractor Status. The Service Provider shall be deemed to be an independent contractor of the Service Recipient. Nothing contained in this Agreement shall create or be deemed to create the relationship of employee and employer between the Service Provider and the Service Recipient. The relationship created between the Service Provider and the Service Recipient pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. Neither Party shall, by reason hereof, be deemed to be a partner or a joint venturer of the other Party in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Neither Party is now, shall become, or shall be deemed to be an agent or representative of the other Party. Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement. All employees and representatives of the Service Provider (including any personnel of its Affiliates or third party contractors) (the “Service Provider Personnel”) providing Services hereunder will be deemed for

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all purposes of employment including, but not limited to, compensation and employee benefits, to be employees or representatives of the Service Provider, as the case may be, and not employees or representatives of the Service Recipient. In performing Services, such Service Provider Personnel will be under the direction, control and supervision of the Service Provider and the Service Provider will have the sole right and responsibility to exercise all authority with respect to the employment, engagement (including termination of employment or engagement), assignment and compensation, and shall be solely responsible for the acts or omissions of such Service Provider Personnel. The Service Provider shall be exclusively responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment and related taxes or withholdings and premiums and remittances with respect to the Service Provider Personnel and all related fringe benefits program expenses such as insurance costs, pension or retirement plans, 401(k) plans, profit sharing plans, vacation, sick leave, severance pay and similar matters solely with respect to the period in which such Service Provider Personnel is employed or engaged by the Service Provider.

(n) Survival. Section 1 (Definitions), Section 3 (Payment), Section 5 (Intellectual Property), Sections 7(b) and 7(e) (Limitations on Liability), Section 12 (Notices), Section 13 (Confidentiality of Information), Section 14 (Security) and Section 15 (General Provisions), shall survive any expiration or termination of this Agreement. Sections 7(a), 7(c) and 7(d) (Indemnification) shall survive any expiration or termination of this Agreement for a period of eighteen (18) months following the date thereof.

(o) Conflicts. If any provision set forth on Exhibit A or Exhibit B limits, qualifies or conflicts with another provision of this Agreement, the provisions of this Agreement shall control, except as such limitation, qualification or conflict may be expressly permitted under this Agreement.

(p) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in any number of counterparts, and by each Party on separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

LEHIGH HANSON, INC.

By:
Name:
Title:

[PURCHASER]

By:
Name:
Title:

[Signature Page to NAM Transition Services Agreement]

Exhibit A2

Services

The Services consist of the following:

Function	Service Description	Term	Scope/Facility/ Jurisdiction	Monthly Charge

1. IT	(a) End User Workplace Provide the following hardware and software related services: • Procure, deploy, maintain and upgrade: • Desktop/Laptop/Thin Client/Accessories/Peripherals at Business facilities • Standard and specialty client based software • Anti-virus protection and security • Network access administration: add, change and remove active users • Procure, deploy, maintain, backup and upgrade file and print services • Manage remote connectivity (VPN, etc) and email services • Help desk services	[• months]	The Business	$212,000
	(b) Site Connectivity • Procure, deploy, monitor, maintain and upgrade LAN services • Switching, cabling, wireless • Manage WAN services, including internet access	[• months]	The Business	$178,000

	(c) Telecommunications Services Provide telecommunications services and use of related equipment and infrastructure: • Add, change, remove and optimize voice communication systems for Land and Mobile • Procure, deploy, maintain and upgrade voice peripherals & services • Manage SharePoint based toolsets, Teleconferencing and Instant Messaging	[• months]	The Business	$28,000

[2]	Remains subject to further review and discussion between the parties.

Function	Service Description	Term	Scope/Facility/ Jurisdiction	Monthly Charge

(d) Business Applications

Support and service business applications listed in the schedule of business applications attached hereto, including:

•    Manage business application support and changes to business applications requested by the Service Recipient that require less than 40 hours of work by IT personnel of the Service Provider

•    Provide Database Services and Data Center services, including:

•    Antivirus services

•    Backup, restore servers, including disaster recovery

•    Firewall services – servers

•    Remote systems management services

•    SAN management services

•    Server OS service

•    Maintain support staff (internal or external) for Oracle EBS

		[• months]	The Business	$500,000

(e) Expenses

Provide expenses services, including:

•    Expense administration on the basis of the Service Recipient’s approval of, and payment terms for, expense reimbursement for employees using Concur;

•    New employee requests sent to the Service Provider as approved by the Service Recipient;

•    Support migration of employees records to the Service Recipient.

		[• months]	The Business

Function	Service Description	Term	Scope/Facility/ Jurisdiction	Monthly Charge

(f) Fleet & Mobile Telephone

Provide the following services that are currently provided by the employees of the Service Provider:

•    Administration of mobile telephone fleet, including, but not limited to: new employee starters / leavers, status changes and interfaces with vendors;

•    Administration of car fleet, including, but not limited to: new employee starters / leavers, status changes and interfaces with vendors;

•    Administration of Fuel Card processes, including, but not limited to: new employee starters / leavers, status changes and interfaces with Payroll.

		[• months]	The Business

2. HR & Payroll

(a) Human Resources Administration & Compensation

•    Provide the following human resources administrative services:

•    Process employee changes

•    Maintain employee profile master data

•    Employee Services Help Desk support

•    Process employment verification requests

•    Tuition reimbursement administration

•    Maintain and provide access to My Lehigh Hanson in respect of Business employees

•    Process Lehigh Hanson retirement calculator requests

•    Data processing and maintenance of records in respect of compensation

•    Respond to governmental requests regarding affirmative action reporting, as approved by the Service Recipient

•    Document retention administration

•    External requests with regard to E-Verify, Equifax, Accurate, CMI & DTN, O.C. Tanner and GE Capital for company vehicles

•    Kenexa data processing services in respect of recruitment matters, as requested by the Service Recipient

•    Assist in the transfer of Business data from the HRIS system to Business systems

		[• months]	The Business	$17,000

Function	Service Description	Term	Scope/Facility/ Jurisdiction	Monthly Charge

(b) Benefits Services

Provide the following benefits administrative services:

•    For active employees

•    Provide new employee and open enrollment for the Health, Dental, Vision, Life, AD&D support

•    Provide 401k administration support

•    Process status changes and data feeds to vendors

•    Provide administrative services in respect of layoff and leave

•    Provide administrative services in respect of self-insured short-term disability benefits and self-insured long-term disability benefits

•    Provide administrative assistance with plan administration issues

•    For terminated employees

•    Provide COBRA administrative services

•    Provide pension and 401k administrative services

•    Transfer information regarding Transamerica benefits to new Business systems

		[• months]	The Business	$82,000

(c) Payroll Services

Provide the following payroll processing services:

•    Processing earnings data for payroll payments

•    Processing additions and changes to employee information

•    Arranging bank account deposits

•    Withholding amounts

•    Reporting from the payroll system

•    Process payroll taxes and make payments to relevant taxing authorities

•    Administrative support in respect of garnishments and child support withholding and payments, General Questions/Support

•    Providing access to Time Keeping System (Kronos) in respect of the Business

•    Administrative support for payroll services relating to collective bargaining agreements

		[• months]	The Business	$181,000

Function	Service Description	Term	Scope/Facility/ Jurisdiction	Monthly Charge
3. Finance, Controlling & Tax

(a) Accounting, Financial Reporting and Back Office Support

Provide access to the necessary personnel and processes required to support the Service Recipient in performing any accounting activities that are currently performed by Sellers’ Shared Service Center, such as fixed assets and capital accounting, prepaids, accruals and other accounting processes not currently performed by finance personnel of the Companies or Company Subsidiaries. The Service Recipient personnel will consult with the Service Provider personnel regarding the monthly reporting, account reconciliation, financial controls, supplying key metrics and financial reporting necessary to enable the Service Recipient to close its books.

Provide information and record services in respect of Shared Services transactions, including:

•    General Accounting: Month End Close, Inventory related services, General Questions/Support

•    Credit services: New Customer Credit Setup, Collections, Customer Balance/Status Review, Credit-Related Reporting, General Questions/Support

•    Credit Administration: Lien Notices/Waivers, Credit Systems Administration, Get Paid software, General Questions/Support

•    Sales & Use Tax: General Questions/Support

•    Payroll tax, Executive Tax, company vehicle tax in the US and Canada, W-2 and T-4 preparation, General Questions/Support

•    Property Tax: Property Tax Payments, General Questions/Support

•    Provide reasonable access to Subject Matter Experts for the purposes of inquiring and validating how various financial processes and systems operate and are managed

		[• months]	The Business	$150,000

Function	Service Description	Term	Scope/Facility/ Jurisdiction	Monthly Charge

(b) Accounts Recievable

•    Manage invoice / credit note production

•    Provide Sales Ledger services [from JDE], including, but not limited to: query resolution, cash collection, ledger administration, statements and weekly reporting to the Service Recipient, aged debt reporting

•    Manage remittance advance and provide cash allocation

•    Administration of credit limits with changes notified by the Service Recipient

•    Administration of the on-stop process subject to Recipient approval to proceed

•    Administration of new customer [data] setup subject to an approved request from the Service Recipient against standard terms and conditions

•    Preparation of accounts receivable tracking reports as requested by the Service Recipient

		[• months]	The Business	$58,000

	(c) Accounts Payable Provide the following services: • Administration of new vendors and change of conditions to current vendors, as requested by the Service Recipient • Administration of payment processing as requested by the Service Recipient	[• months]	The Business	$67,000

Provide the following purchasing services:

•    Access to and use of the existing framework procurement system in respect of the Business;

•    Assistance with maintaining ISO certification regarding purchase of certain products;

•    Administration of the enterprise master data;

•    Administration of the procurement of energy, including forward contracts, under Shared Contracts in accordance with Section 5.14 of the Purchase Agreement.

		[• months]	The Business	[•]

Business Applications Schedule

BP Only Applications			BP Only Applications
Application	Function	Region	Application	Function	Region
Acomba	Customer Quoting	NAM	Perficient Tax Links	Middleware between Oracle and Vertex	NAM
AutoCad	Engineering Design	NAM	Pipe Data	Customer Quoting	NAM
Bar Code Scanning	Bar Coding	NAM	Promation	ERP	NAM
BizTalk	Middleware	NAM	PRS-AS400	Bar Coding / Production Tracking	NAM
BoA Cash Pro	Treasury/Banking Management	NAM	QP	Customer Quoting	NAM
BoA Works	Expense Management (Pcard)	NAM	Ross	ERP (Legacy)	NAM
BoxCar	Engineering Design (Box Culverts)	NAM	SCF	Interface with Oracle (AP)	NAM
Brick Complaint System	Complaint Tracking Workflow	NAM	Socrates	Quote Configuration	NAM
Brick Portal	Customer Facing Portal	NAM	STARS	Safety Tracking	NAM
Business Objects	Reporting	NAM	Take Off - Cambridge	Customer Quoting	NAM
Ceridian	Payroll	NAM	Taxcient	Tax Certificates	NAM
DOM	Scheduling / Time Tracking	NAM	TD Web Business Banking	Treasury Management	NAM
Ecova	Interface with Oracle (AP)	NAM	Tears	Time Entry and Labor Reporting	NAM
Envirolis	Environmental / Land Management	NAM	Vertex O Series	Sales & Use Tax	NAM
E-Payables	Interface with Oracle (AP)	NAM
Essbase	NAM Financial Reporting	NAM
ET Culvert	Engineering Design (Box Culverts)	NAM	Shared Applications with Lehigh Hanson
eVerify	I9 Verification	NAM	Application	Function	Region
FiveCubits	Custom Ticket Interface	NAM	ABS	Interface with SAP (AR)	NAM
GAAP	ERP (Legacy)	NAM	AFE Workflow	Capex Workflow	NAM
GetPAID	Credit Management	NAM	ART	Application Security Access Requests	NAM
HEC	Engineering Design	NAM	AssureNET (Trintech)	Account Reconciliation	NAM
HEC Interface	Engineering Interface	NAM	BenefitConnect	Pension	NAM
Hyperscom - JDE Green Screen	Bar Coding	NAM	Business Warehouse	Reporting	NAM
iAvenue	Customer Quoting	NAM	CIC+	Paperless Pay	NAM
IBM Gentran	EDI Middleware	NAM	Employee Portal	Employee Portal	NAM
Intent AutoCad	Engineering Design	NAM	Enterprise		NAM
Intent Interface	Engineering Interface	NAM	HPDR	Job/Contract information	NAM
Intent Inventor	Engineering Design	NAM	HPQC	Regression Testing	NAM
Kenexa	Recruiting	NAM	IDEA	Audit	NAM
Kronos Workforce Central	Timekeeping	NAM	JD Edwards	HR / Payroll	NAM
Laying Schedule	Engineering Scheduling	NAM	More4Apps	Budget Wizard (Projects)	NAM
LEED	Reporting	NAM	MP2	Maintenance	NAM
Lien Writer	Job liens	NAM	Norse System / AccuTerm	Maintenance	NAM
MathCAD		NAM	Phoenix	Fuel Management System	NAM
MEM - Mindwireless	Mobile Expense Management	NAM	Production Schedule System	Production Scheduling	NAM
MS Sharepoint	Collaboration	NAM	SAP R/3	Investment Management	NAM
Noetix Views	Data views to provide reporting for BO	NAM	SIT	Safety Tracking	NAM
OnBase	ECM	NAM	Take Off - GP	Customer Quoting	NAM
OnDemand - Imaging	ECM - TD Bank	NAM	Transform	Banking Report Configuration	NAM
Oracle E-Business Suite	ERP	NAM	Vertex Returns	Sales & Use Tax Returns Preparation	NAM
Order System	Customer Quoting	NAM	WPB	End User Training	NAM

Exhibit B

Specified Covered Employees

[•].

STRICTLY PRIVATE & CONFIDENTIAL

FORM OF UK TRANSITION SERVICES AGREEMENT

by and between

HANSON PACKED PRODUCTS LIMITED

and

LSF9 STARDUST HOLDINGS LLC

Dated as of [•], 2015

UK TRANSITION SERVICES AGREEMENT

THIS UK TRANSITION SERVICES AGREEMENT, dated as of [•], 2015 (this “Agreement”), is made by and between Hanson Packed Products Limited (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL”), and LSF9 Stardust Holdings LLC, a Delaware limited liability company (the “Purchaser”) (each of HPPL, on the one hand, and the Purchaser, on the other hand, a “Party”, and collectively, the “Parties”). HPPL and/or its Affiliates, as applicable, are referred to herein as the “Service Provider”, and the Purchaser and the UK Companies (as defined below), as applicable, are referred to herein as the “Service Recipient”. Capitalized terms used but not defined herein shall have the respective meanings for such terms set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, HBMA Holdings LLC, a Delaware limited liability company (the “US Seller”), Structherm Holdings Limited, an English private limited company (the “UK Seller”), Hanson America Holdings (4) Limited, an English private limited company (the “CDN Seller”), HPPL (together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”), and the Purchaser are parties to that certain Purchase Agreement, dated as of December 23, 2014 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Sellers the Shares and all of HPPL’s right, title and interest in the UK Loan Notes;

WHEREAS, in connection with the conduct of the Business (as defined below) in the United Kingdom, the Service Recipient desires to receive from the Service Provider, and the Service Provider desires to provide to the Service Recipient, the Services (as defined below), in each case on a transitional basis and subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Lehigh Hanson Inc., a Delaware corporation, and the Purchaser intend to enter into the North American Transition Services Agreement in respect of transition services to be provided in North America; and

WHEREAS, this Agreement is being executed and delivered pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions.

(a) In this Agreement, the following terms shall have the following meanings:

“Business” means the business of developing, manufacturing and selling concrete and clay building products, engaged in by the UK Companies and wholly owned subsidiaries of the UK Companies in the United Kingdom.

“Change of Control” means the direct or indirect acquisition of either the majority of the voting stock or of all or substantially all of the assets of a Person by another entity in a single transaction or a series of related transactions.

“Exhibit A” means the schedule of Services attached hereto.

“Exhibit B” means the schedule of Specified Covered Employees attached hereto.

“UK Companies” means Hanson Building Products Limited (formerly known as Pimco 2495 Limited), an English private limited company, and Structherm Limited, an English private limited company.

“Services” means the services provided by or on behalf of the Service Provider to the Business, as described in and with the exceptions set forth on Exhibit A. Each Service is described in a separate subsection of Exhibit A.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

(b) The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Accessing Party”	Section 14(a)
“Agents”	Section 13(b)(i)
“Agreement”	Preamble
“Authorization”	Section 6(b)
“CDN Seller”	Recitals
“Charges”	Section 3(a)
“Confidential Information”	Section 13(a)
“Covered Employee”	Section 10(a)
“Cutover”	Section 2(h)
“Cutover Plan”	Section 2(h)
“Force Majeure”	Section 11(a)
“HPPL”	Preamble
“Indemnified Party”	Section 7(a)
“Indemnifying Party”	Section 7(a)
“Loss”	Section 7(a)
“Mandatory Change”	Section 2(i)
“Party/Parties”	Preamble
“Project Manager”	Section 4
“Purchase Agreement”	Recitals
“Purchaser”	Preamble
“Receiving Party”	Section 13(a)
“Security Regulations”	Section 14(a)
“Sellers”	Recitals
“Service Provider”	Preamble

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Definition	Location
“Service Provider Personnel”	Section 15(l)
“Service Recipient”	Preamble
“Specified Covered Employee”	Section 10(c)
“Systems”	Section 14(a)
“Third-Party Materials”	Section 6(b)
“Third-Party Providers”	Section 6(a)
“TUPE”	Section 10(c)
“UK Seller”	Recitals
“US Seller”	Recitals

Section 2. Services.

(a)

(i) Commencing on the Closing Date and continuing throughout the term of this Agreement, the Service Provider shall provide to the Service Recipient, in connection with the Service Recipient’s operation of the Business, the Services, subject to the terms and conditions set forth herein. Except as otherwise set forth on Exhibit A, (y) the Services shall be substantially equivalent in nature, scope and volume as those provided by the Service Provider to the Business in the ordinary course during the twelve (12) months prior to the Closing Date (provided that upon the Service Recipient’s request, the Service Provider shall expand the volume of the IT, HR and payroll Services in connection with new employees of the Service Recipient, and provided, further, that the Charges for such Services shall be increased proportionately to reflect such addition), and (z) the standard of quality, efficiency, and timeliness for the Services shall be consistent with the levels at which such Services were provided by the Service Provider to its Affiliates during such twelve (12) month period.

(ii) The Service Recipient understands that the Service Provider may be providing services similar to the Services provided hereunder, or services that involve the same resources as those used to provide the Services, to the Service Provider’s business units and Affiliates, and, accordingly, the Service Provider may modify any of the Services or the manner in which such Services are provided in connection with changes to the Service Provider’s business units or Affiliates in the ordinary course of the Service Provider’s business; provided that no such modification shall cause a material adverse effect on the Service Recipient’s receipt of the Services or eliminate any Service in its entirety other than pursuant to Section 8(b),Section 8(c), or Section 8(d). The Service Provider shall provide the Service Recipient with 10 days’ prior written notice of any such modifications, and shall take into account any reasonable requests of the Service Recipient. In the event that the Service Recipient requests that the Services described on Exhibit A be modified, and the Service Provider agrees to such modification, the Parties may amend Exhibit A in writing. Notwithstanding the foregoing, unless entered into in the ordinary course of business and in a manner consistent with past practice, in all material respects, the Service Provider shall not enter into any material new contract, agreement or third party arrangement with respect to the Services without providing notice to the Service Recipient, in each case, other than to replace an existing third party contract, agreement or arrangement which has ended or will end during the term of this Agreement.

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(b) The Service Recipient understands that the Services provided hereunder are transitional in nature and are furnished by the Service Provider solely for the purpose of facilitating the transactions contemplated by the Purchase Agreement. The Service Recipient further understands that the Service Provider is not in the business of providing Services to third parties and shall not provide the Services beyond the term of this Agreement. The Service Recipient agrees to use its reasonable best efforts to transition the Services to its own internal organization or other third party service provider as promptly as practicable after the Closing and, in any event, to transition the Services to its own internal organization or other third party service provider no later than the expiration of the term of this Agreement.

(c) The Service Recipient understands that certain Services may be provided to it by the Service Provider pursuant to agreements between the Service Provider and various third party vendors. At the reasonable request of the Service Provider or any such vendor, the Service Recipient shall reasonably cooperate with any third party providing Services on behalf of the Service Provider in order to facilitate the provision and receipt of such Services. The Service Recipient acknowledges that such Services are dependent on such reasonable cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent that such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of such failure (but in no event later than fourteen (14) days after such failure), describing in reasonable detail the nature of such failure.

(d) The Service Recipient shall provide the information and documentation of the Service Recipient that are necessary for the Service Provider to provide the Services in accordance with the standards set forth in Section 2(a)(i). The Service Recipient shall provide such information and documentation in such form as may be reasonably requested by the Service Provider from time to time. The Service Recipient acknowledges that certain Services are dependent upon such information and documentation, and that its failure to provide such information and documentation shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of any such failure (but in no event later than fourteen (14) days after such failure), describing in reasonable detail the nature of such failure.

(e) Each Party shall reasonably cooperate with the other Party in order to facilitate the provision and receipt of the Services. The Service Recipient acknowledges that such Services are dependent upon such reasonable cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of any such failure (but in no event later than fourteen (14) days after such failure), describing in reasonable detail the nature of such failure. The Service Recipient shall comply in all material respects with all applicable policies and procedures of the Service Provider in effect as of the Closing Date in connection with its receipt of the Services and any subsequent changes to such policies and procedures required by applicable Law or in order to implement the Cutover.

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(f) For purposes of Sections 2(c) through 2(e), notice shall be provided to the Service Recipient’s Project Manager (as defined below), and may be provided by e-mail to the address for the Project Manager designated by the Service Recipient.

(g) The Service Provider shall perform the Services in accordance with applicable Law and shall modify the Services to comply with any change in applicable Law and neither Party shall be required to perform any obligation under this Agreement to the extent performance of such obligation is prohibited by, or would require the applicable Party to violate, any applicable Law.

(h) Cutover Plan from the Transition Services to Stand-Alone. The Service Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third party service provider of the provision of each of the Services (such transition, the “Cutover”). The Project Manager representing the Service Provider shall meet with the Project Manager representing the Service Recipient within thirty (30) days following the date hereof to discuss the initial development of a plan for the Cutover (the “Cutover Plan”), and shall provide the Service Recipient with all information reasonably requested by the Service Recipient that is necessary for the development and implementation of the Cutover Plan. The Project Manager representing the Service Recipient shall provide the Project Manager representing the Service Provider with a copy of the Cutover Plan as soon as reasonably practicable, and the Service Provider shall cooperate, and shall use commercially reasonable efforts to cause its third party vendors to cooperate, in a timely implementation of the Cutover Plan. Any aspect of the Cutover Plan which would impose any obligation on the Service Provider or any of its Third-Party Providers shall be subject to the prior written consent of HPPL. The Service Provider shall be entitled to engage third party resources to provide assistance in developing or implementing all or part of the Cutover Plan, the costs and expenses of which shall be agreed between the Service Provider and the Service Recipient. Each Party shall perform its obligations under the Cutover Plan.

(i) The Service Recipient shall promptly notify the Service Provider upon becoming aware of a change that is required (y) to enable the Service Recipient to comply with any material terms and conditions of any third party contract entered into on or prior to the Closing Date or any terms and conditions of this Agreement applicable to the Service Recipient in connection with the provision of the applicable Service, and (z) in order for the Service Recipient to comply with existing, new or changes in any Law (each a “Mandatory Change”). Upon receipt of a notice relating to a Mandatory Change, the Service Provider and the Service Recipient shall each cause their respective Project Managers to use commercially reasonable efforts to negotiate in good faith the terms and pricing at which the Service Provider would implement such Mandatory Change consistent with the methodology used to determine the then-existing Charges; provided that if the Project Managers are not able to reach a mutual agreement on such terms and pricing within ten (10) Business Days of the date of the notice of such Mandatory Change, the Service Provider shall not be obligated to implement any such Mandatory Change.

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Section 3. Payment.

(a) The monthly charge for each Service (the “Charges”) is set forth on Exhibit A. The Charges shall be subject to proration for any partial months in which the Services are provided. Upon termination of a Service, the Charges for such Service as set forth on Exhibit A shall be terminated, and all outstanding Charges with respect to such terminated Service shall become immediately due and payable and the Service Recipient shall pay, within thirty (30) days of such date of termination, to the Service Provider such Charges.

(b) In addition to the Charges, the Service Recipient shall reimburse the Service Provider for all out-of-pocket costs and expenses described in Exhibit A that are incurred in connection with delivering the Services, excluding license fees payable to third party licensors, other than out-of-pocket costs and expenses that are reflected in the Charges.

(c) Within twenty-one (21) days after the last day of each calendar month, the Service Provider shall provide to the Service Recipient an invoice for the preceding month’s Services, which shall include: (i) all Charges due under Section 3(a), and (ii) all amounts due under Section 3(b). Undisputed amounts stated in each such invoice shall be paid by the Service Recipient in full within thirty (30) days after the invoice is received by the Service Recipient to an account designated by the Service Provider. If the Service Recipient has a good faith dispute over any of the charges or Services referenced in the invoice, it may withhold such disputed amount and must pay the amount of the undisputed portion of the invoice and provide written notice to the Service Provider of the dispute on or before the applicable due date.

(d) Without prejudice to the Service Provider’s other rights and remedies, where any undisputed amount remains unpaid ten (10) days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at the Prime Rate published in the Wall Street Journal plus 2%.

(e) All amounts expressed to be payable under this Agreement by the Service Recipient to the Service Provider are exclusive of VAT. If VAT is or becomes chargeable in respect of all or any of the amounts paid to the Service Provider under this Agreement, the Service Recipient shall pay to the Service Provider, in addition to any amounts otherwise payable under this Agreement, an amount equal to any amount of VAT so chargeable for which the Service Provider is liable to account (and the Service Provider shall promptly provide an appropriate VAT invoice to the Service Recipient).

(f) Where under the terms of this Agreement, a Party or one of its Affiliates is required to reimburse or indemnify the Service Provider for any cost or expense, that Party or Affiliate shall reimburse or indemnify (as the case may be) the Service Provider for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Service Provider reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.

(g) All sums payable by the Service Recipient under this Agreement shall be paid free and clear of all set-offs, deductions or withholdings (including for or on account of Tax) unless a deduction or withholding for or on account of Tax is required by Law, in which

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event the Service Recipient shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Service Provider (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been required to be made.

Section 4. Project Managers.

The Service Provider and the Service Recipient shall each appoint one person to act as its project manager (each, a “Project Manager”) to (a) deal with issues arising out of the performance of this Agreement, and (b) facilitate the orderly provision and receipt of the Services. The initial Project Managers shall be [            ] for the Service Provider and [            ] for the Service Recipient. Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its respective Project Manager for problem resolution. Either Party may replace its Project Manager at any time by providing notice in accordance with Section 12, such replacement to be effective as of the date of the other Party’s receipt of such notice.

Section 5. Intellectual Property.

All data, information and Intellectual Property created by the Service Provider in connection with the Services shall remain the property of the Service Provider. The Service Recipient acknowledges and agrees that it shall not acquire any right, title or interest (including any license rights or rights of use, except as necessary to receive the Services) in any data, information or Intellectual Property that is owned or licensed by the Service Provider, by reason of the provision of the Services provided hereunder. The Service Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any property relating to Intellectual Property owned or licensed by the Service Provider, and the Service Recipient shall reproduce any such notices on any and all copies thereof. The Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the Service Provider, and the Service Recipient shall promptly notify the Service Provider of any such attempt, regardless of whether by the Service Recipient or any third party, of which the Service Recipient becomes aware. Nothing in this Agreement shall affect any rights maintained by, or granted to, a party under the Purchase Agreement.

Section 6. Sub-Contracting; Third Party Agreements.

(a) The Service Provider may delegate or sub-contract its duties under this Agreement to unaffiliated third parties (collectively, “Third-Party Providers”); provided that the Service Provider remains responsible for all acts or omissions of such Third Party Providers in connection with the Services, subject to the limitations on liability and the other provisions set forth in this Agreement. The Service Recipient acknowledges that the Services provided through Third-Party Providers or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third-Party Provider, and the Service Recipient agrees to use commercially reasonable efforts to comply with such terms and conditions; provided that the Service Provider notifies the Service Recipient of any such terms and conditions in advance.

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(b) The Parties acknowledge and agree that that it may be necessary to obtain from Third-Party Providers consent for (i) the Service Provider to use third party applications, systems, networks, services and the like (collectively, “Third-Party Materials”) in the provision of Services, and/or (ii) the Service Recipient to receive Services (each such consent, an “Authorization”). The Service Provider shall use its commercially reasonable efforts to obtain all Authorizations necessary to allow Service Provider to provide Third-Party Materials to the Service Recipient and to allow Third-Party Materials to be utilized by the Service Recipient in connection with the Services. The Service Recipient agrees to cooperate and use commercially reasonable efforts to assist the Service Provider to procure all Authorizations necessary to enable the Service Provider to perform and the Service Recipient to receive the Services in accordance with this Agreement. If the Service Provider is unable to obtain any such Authorization in a timely manner, the Parties shall cooperate in good faith to agree on a reasonable alternative arrangement or a workaround that enables the applicable Services to be provided without such Authorization. Failure to obtain any such Authorization, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof. Any third party costs associated with obtaining or maintaining any Authorization shall be borne equally by the Service Provider and the Service Recipient.

Section 7. Indemnification.

(a) Each Party and each of its Affiliates, and each of the respective officers, directors, employees, successors and assigns of any of the foregoing (each, an “Indemnified Party”) shall be indemnified and held harmless by the other Party (the “Indemnifying Party”) for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal counsels’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), to the extent arising out of or resulting from: (i) a breach of this Agreement by the other Party; or (ii) any wilful breach by the other Party in performing any of its obligations under this Agreement.

(b) Limitations on Liability.

(i) Notwithstanding anything to the contrary contained in this Agreement, no action or inaction by any Party or any of its Affiliates shall be deemed to be a breach of this Agreement for any purpose hereunder, and no Indemnified Party shall have any claim or recourse against another Party with respect to such action or inaction, under this Section 7 or otherwise, to the extent (x) the other Party or any of its Representatives was required to take or not to take such action pursuant to the terms of this Agreement or applicable Law or (y) such Party or any of its Representatives has directed or requested the other Party or any of its Representatives to take or not take such action.

(ii) The liability of either Party for Losses of any kind whatsoever arising from or relating to any Service or under or in connection with this Agreement (whether for breach of contract, tort, negligence, misrepresentation, breach of statutory duty, or otherwise) shall not exceed the aggregate amount of Charges paid or payable hereunder during the 12-month period following the date hereof (whether disputed or otherwise), by the Service Recipient herein; provided that the foregoing limitation on liability shall not apply in the case of Losses: (x) suffered by a Party resulting from the negligence, fraud or fraudulent misrepresentation of the other Party; (y) suffered by the Service Recipient resulting from the intentional abandonment of a Service by the Service Provider; or (z) incurred in connection with the enforcement of a Party’s indemnification rights hereunder.

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(iii) For all purposes of this Section 7, the “Losses” of an Indemnified Party shall be net of: (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the UK Companies) in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the UK Companies) receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party; and (ii) any Tax benefit available to the Indemnified Party or any of its Affiliates (including, in the case of the Purchaser, the UK Companies) arising in connection with the accrual, incurrence or payment of any such Losses.

(iv) Each Party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss, and the Indemnified Party shall not be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

(v) None of the Parties shall have any liability under or in connection with this Agreement (whether for breach of contract, tort, negligence, misrepresentation, breach of statutory duty, or otherwise) for loss of business, contracts, revenue or profits, loss of goodwill or reputation, or for any punitive, incidental, consequential, special or indirect damages, nor for any form of liquidated damages, regardless of whether such damages were foreseeable.

(c) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days after such determination (provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is actually prejudiced by such failure), stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(d) If an Indemnified Party receives notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Losses under this Section 7, within thirty (30) days after the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such Third-Party Claim), such Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by such Indemnified Party in respect thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim

9

at its expense and through counsel of its choice if it gives notice of its intention to do so to such Indemnified Party within thirty (30) days of the receipt of such notice from such Indemnified Party. Assumption of the defense of any Third-Party Claim by the Indemnifying Party shall not prejudice the right of the Indemnifying Party to claim at a later date that such Third-Party Claim is not a proper matter for indemnification pursuant to this Section 7. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, such Indemnified Party may participate in such defense at its own expense. Such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, such Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or the Indemnifying Party withdraws from the defense of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against such Indemnified Party for such Third-Party Claim. If such Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 7(c) and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. Such Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall have the right to settle any Third-Party Claim for which it obtains a full release of such Indemnified Party in respect of such Third-Party Claim or to which settlement such Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(e) The Parties acknowledge and agree that the indemnification provisions of this Section 7 shall be the sole and exclusive remedies of the Parties for any breach of or failure to perform and comply with any covenant or agreement in this Agreement or any other matter, and any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement.

Section 8. Term; Termination and Effects of Termination.

(a) The term of this Agreement shall begin on the date hereof and continue until the earlier of (i) the eighteen (18) month anniversary of the Closing Date and (ii) with respect to a given Service, the last date of such Service as set forth on Exhibit A.

(b) In the event that (i) there is nonperformance of any Service as a result of an event described in Section 11(a), (ii) the provision of a Service would violate applicable Law, (iii) the Service Provider cannot obtain all Authorizations necessary for the provision of a Service, or (iv) the provision of a Service is materially affected by an unexpected information technology risk, including, but not limited to, complete system shutdown or disruptions, the Parties shall cooperate with each other in good faith to achieve a reasonable arrangement in order to permit the Service Recipient to continue to receive the affected Service. All costs for any such alternative arrangement shall be shared equally between the Service Provider and the Service Recipient.

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(c) One or more Services may be terminated prior to the expiration of the applicable term of this Agreement with respect to such Service upon the mutual written agreement of the Parties.

(d) The Purchaser may terminate any Service on at least thirty (30) days’ written notice to HPPL; provided that, to the extent a Service proposed to be terminated is bundled with one or more other Services as set forth on Exhibit A, then all of such Services must be terminated together.

(e) HPPL may terminate this Agreement with immediate effect by written notice to the Purchaser on or at any time after (i) the Service Recipient has failed to pay any undisputed amount due to the Service Provider pursuant to Section 3 for a period of not less than sixty (60) days from the date such amount becomes due, (ii) in the event of a Change of Control of any of the Purchaser or the UK Companies, or (iii) (A) the Purchaser passes a resolution for winding up or a court of competent jurisdiction makes an order for winding up or dissolution of the Purchaser, (B) the making of an administration order in relation to the Purchaser or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Purchaser, (C) the Purchaser makes an application to a court of competent jurisdiction for protection from its creditors generally, or (D) any procedure equivalent to any of the events in Sections 8(e)(iii)(A) through (C) occurs in any other jurisdiction with respect to the Purchaser.

(f) Upon termination or expiration of this Agreement, the Service Recipient shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration. To the extent that the Service Provider agrees to provide any post-termination or post-expiration support services to the Service Recipient, the terms and pricing of such support services shall be memorialized in a separate and distinct agreement between the Parties. In addition, each Party shall, at the receiving Party’s option, return or destroy the Confidential Information of the other Party; provided, however, that a Party shall not be obligated to return or destroy (as applicable) Confidential Information of the other Party (i) that is stored electronically for archival or back-up purposes and is not reasonably accessible because of undue burden or cost, (ii) if destruction is prohibited by applicable Law or regulation, or (iii) that such Party is obligated to retain for legal or compliance purposes.

(g) Service Recipient may step-in and supervise Service Provider’s performance of, or perform for itself, a Service (a) upon the occurrence of an event described in Section 8(b), (b) if Service Provider fails to procure an Authorization necessary for Service Provider to provide a Service or (c) if Service Recipient is directed by a governmental authority to step-in.

Section 9. Insurance.

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

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Section 10. Covered Employees.

(a) From the date hereof until the last date on which any Service is provided hereunder and for a period of eighteen (18) months thereafter, except for the Specified Covered Employees, the Service Recipient and its Affiliates shall not, and the Service Recipient shall cause its Affiliates not to, without the Service Provider’s prior written consent, directly or indirectly, solicit for employment, employ or retain, as an employee, consultant or independent contractor, any officer or employee of the Service Provider or any of its subsidiaries who is at any time engaged in providing any Service hereunder (each, a “Covered Employee”); provided that this paragraph shall not preclude the Service Recipient or any of its Affiliates from employing any Covered Employee who seeks employment with the Service Recipient or any of its Affiliates in response to a general solicitation of employment made by the Service Recipient or any of its Affiliates in a trade journal or other publication not targeted at any Covered Employee of the Service Provider or any of its subsidiaries.

(b) In the event that during the term of this Agreement the Service Recipient or any of its Affiliates hires a Covered Employee, with the prior written consent of the Service Provider and not otherwise in violation of Section 10(a): (i) the Service Provider shall no longer be obligated to provide any portion of the Service previously provided by such Covered Employee; and (ii) the Parties shall agree in good faith a reduction in the Charges, if applicable, to reflect the fact that such Covered Employee is no longer providing any portion of the Service that had previously been provided hereunder by such Covered Employee.

(c) It is the intention of the Parties that, on termination of this Agreement, each of the employees set forth on Exhibit B (each such employee, a “Specified Covered Employee”) will transfer by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) to the Service Recipient.

(d) If for any reason on termination of this Agreement either TUPE does not apply or any Specified Covered Employee does not become a Transferred Specified Covered Employee, (i) the Service Provider shall be entitled, at its option, to terminate the employment of such Specified Covered Employee or to transfer such Specified Covered Employee to another of its business functions; and (ii) the Service Recipient shall pay, or cause to be paid, to the Service Provider an amount equal to all of the severance and transfer costs, as applicable, payable pursuant to the terms of such Specified Covered Employee’s employment arrangement or otherwise incurred by the Service Provider in connection with any such transfer. If any Specified Covered Employee becomes an employee of the Business during the term of this Agreement, the provisions of Sections 10(b)(i) and 10(b)(ii) shall apply in respect of such Specified Covered Employee.

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Section 11. Force Majeure.

(a) Subject to Section 11(b) below, neither Party shall be liable to the other Party for delay in performance caused by the following (each, an event of “Force Majeure”): (i) acts of God, the elements, epidemics, explosions, landslides, lightning, earthquakes, fires, storms (including to tornadoes and hurricanes, or tornado and hurricane warnings), sinkholes, floods or washouts; (ii) general labor trouble, including general strikes or injunctions (except as otherwise caused by the non-performing Party); (iii) the inability to obtain material, equipment or transportation due to the foregoing; (iv) national defense requirements, wars, blockades, insurrections, sabotage, and riots, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); (v) significant disruptions in telecommunication, internet or utility networks; or (vi) any applicable Law, regulation or rule, or the enforcement thereof, by any governmental or regulatory agency having jurisdiction, that substantially limits or prevents a Party from performing its obligations hereunder.

(b) The Service Provider shall endeavor to provide uninterrupted Services through the term of this Agreement. In the event, however, that the Service Provider is wholly or partially prevented from providing any Service either temporarily or permanently by reason of an event of Force Majeure, or the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of any Service for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities, in each case for the avoidance of being non-compliant with any Laws, the Service Provider shall not be obligated to deliver such Service during such periods; provided that (i) the Service Provider agrees to give reasonable prior written notice of any scheduled interruption or suspension; (ii) the Service Provider shall use commercially reasonable efforts to limit the disruption to the Business caused by such interruption or suspension; and (iii) in the event of a Force Majeure, the Service Provider implements its business continuity and disaster recovery plans. If any Service is interrupted or suspended due to an event of Force Majeure, (A) the Service Recipient shall be entitled to a pro rata reduction of fees payable for the affected Services, which reduction shall be based on the number of days during the applicable month that such Service is interrupted or suspended; (B) the Service Recipient shall have the right to immediately terminate the affected Service and/or any Service linked to the affected Service; and (C) in the event of such termination as set forth above, the Service Provider shall have no further obligation to provide such Service or Services.

Section 12. Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the Parties at the following addresses (or at such other address of a Party as shall be specified in a notice given in accordance with this Section 12):

(a) If to the Service Provider:

[•]

[•]

Attention: [•]

Facsimile: [•]

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With copy to:

[•]

[•]

Attention: [•]

Facsimile: [•]

(b)	If to the Service Recipient:

[Name]

[Address]

Facsimile:

Attention:

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

Section 13. Confidentiality of Information.

(a) Except as provided below, all data and information of each Party and its Affiliates, and their respective employees, agents, subcontractors or vendors, disclosed to or otherwise obtained by the other Party or its Affiliates, or their respective employees, agents, subcontractors or vendors (the “Receiving Party”), pursuant to this Agreement, including information relating to or received from third parties, shall be deemed confidential (“Confidential Information”). The Receiving Party shall not use any Confidential Information for any purpose other than that for which such Confidential Information was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties (other than Agents as set forth in Section 12(b)) any Confidential Information for a period of two (2) years after the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the disclosing Party only as is necessary to provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the disclosing Party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:

(i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement or other obligation of confidentiality;

(ii) is already in the Receiving Party’s possession, provided that such information is not known by the Receiving Party (after reasonable inquiry) to be subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing Party; or

(iii) becomes available to the Receiving Party on a non-confidential basis from a Person (other than the disclosing Party), provided that such Person is not known by the Receiving Party (after reasonable inquiry) to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing Party.

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(b) Notwithstanding Section 13(a), Confidential Information may be disclosed by the Receiving Party:

(i) to the Receiving Party’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including the Receiving Party’s and its Affiliates’ attorneys, accountants and consultants, and in the case of the Service Provider, any third parties engaged to provide the Services) (collectively, “Agents”) as is necessary to provide or receive Services hereunder, as applicable; provided that the Receiving Party ensures that such Agents comply with this Section 13; or

(ii) if required, based on the written advice of the Receiving Party’s legal counsel (which may be by email and from internal counsel), by applicable Law; provided that the Receiving Party agrees to promptly give written notice of such requirement to the disclosing Party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and shall cooperate with the disclosing Party as reasonably requested by such Party in connection with such actions. In the event that such protective order or other remedy is denied, or the disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, and the Receiving Party or any of its Agents are nonetheless legally required to disclose such information, the Receiving Party or its Agents, as the case may be, shall furnish only that portion of the Confidential Information that the Receiving Party’s counsel (which may be internal counsel) advises the Receiving Party in writing (including email) is legally required, and the Receiving Party shall exercise its reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information.

(c) If, at any time, either Party determines that the other Party has disclosed or sought to disclose Confidential Information in violation of this Agreement, that any unauthorized personnel of the other Party has accessed Confidential Information, or that the other Party or any of its personnel has engaged in activities that have led to the unauthorized access to, use of, or disclosure of such Party’s Confidential Information, such Party shall immediately terminate any such personnel’s access to such Confidential Information and immediately notify the other Party. In addition, either Party shall have the right to deny personnel of the other Party access to such Party’s Confidential Information upon notice to the other Party in the event that such Party reasonably believes that such personnel pose a security concern. The Parties shall cooperate in investigating any apparent unauthorized access to or use of any Confidential Information.

Section 14. Security.

(a) If either Party (the “Accessing Party”) is given access to any of the other Party’s computer systems or software (collectively, “Systems”) or physical facilities in connection with performance or receipt of the Services, the Accessing Party shall comply with all of the other Party’s security policies, procedures and requirements (collectively, “Security Regulations”), to the extent the Accessing Party is or has been made aware of them, and shall not tamper with, compromise or circumvent any security or audit measures employed by the other Party. In the event of any conflict between this Agreement and any Security Regulations, this Agreement shall govern. The Accessing Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use, and only to the extent necessary in connection with the provision or receipt, as applicable, of the Services.

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(b) The Accessing Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems or physical facilities of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations. Other than with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), the personnel of the Accessing Party who are involved in the day-to-day commercial management of the Business (if the Accessing Party is the Service Recipient) or of the cement or aggregates business of the Service Provider (if the Accessing Party is the Service Recipient) shall use reasonable efforts not to access any pricing information (unless otherwise publicly available) with respect to (i) in the case of the personnel of the Service Provider, the products of the Business or cement or aggregates products acquired by the Business from third parties, or (ii) in the case of the personnel of the Service Recipient, the cement or aggregates products of the Service Provider that are sold to third parties. The Service Recipient acknowledges and agrees that its failure to provide any such consent when requested by the Service Provider shall relieve the Service Provider of its obligation to provide any Services provided by any such personnel of the Service Provider, to the extent that such failure renders such provision commercially impracticable and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient if it determines that the provision of any Service would be so commercially impracticable (but in no event later than thirty (30) days after such determination), describing in reasonable detail its reasons for such determination.

(c) If, at any time, the Accessing Party determines that any of its personnel has (i) circumvented or sought to circumvent the Security Regulations of the other Party, (ii) accessed the Systems or physical facilities of the other Party, or (iii) engaged in activities that have led to the unauthorized access, use, destruction, alteration or loss of data, information or software, the Accessing Party shall immediately terminate any such personnel’s access to the other Party’s Systems or physical facilities and immediately notify the other Party. In addition, the other Party shall have the right to deny the Accessing Party’s personnel access to its Systems or physical facilities upon notice to the Accessing Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 14(c) or otherwise pose a security concern. The Accessing Party shall cooperate with the other Party in investigating any apparent unauthorized access to the other Party’s Systems or physical facilities.

Section 15. General Provisions.

(a) Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to a Section or Exhibit, such reference is to a Section of, or an Exhibit to, this Agreement unless otherwise indicated;

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(ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “the date hereof”, when used in this Agreement, refer to the date of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom; and

(ix) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(b) Public Announcements. Neither Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and, to the extent practicable, the Parties shall consult with each other as to the timing and contents of any such press release, public announcement or communication.

(c) Severability. If any term or other provision of this Agreement is or becomes invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

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(d) Entire Agreement.

(i) This Agreement (including Exhibit A and Exhibit B) and the Purchase Agreement together set out the entire agreement between the Parties in respect of the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(ii) It is agreed that neither Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party which is not expressly set out in this Agreement or the Purchase Agreement, provided that this Section 15(d) shall not exclude any liability for (or remedy in respect of) recklessness, fraud or fraudulent misrepresentation.

(e) Assignment. A Party shall not assign this Agreement by operation of Law or otherwise without the prior written consent of the other Party (which consent may be granted or withheld in the sole and absolute discretion of the other Party), except that a Party may assign its rights and obligations under this Agreement to an Affiliate without the prior written consent of the other Party; but only if such assigning Party remains liable in the event that its Affiliate fails to perform the obligations of such Party set forth herein.

(f) Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or (ii) by a waiver in accordance with Section 15(g).

(g) Waiver. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, or (ii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver or variation thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(h) No Third Party Beneficiaries. A Person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

(i) Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean pounds sterling and all payments hereunder shall be made in pounds sterling.

(j) Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

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(k) Dispute Resolution.

(i) In the event there is a dispute between the Service Provider and any of the Service Recipient, arising out of or relating to this Agreement or any Exhibit, any such Party may, at any time, give notice to the other Party requesting to discuss actions that might be taken to resolve such dispute. Promptly upon one such Party’s receipt of such notice, such Party’s Project Manager shall contact the other Party’s Project Manager and negotiate in good faith and use commercially reasonable efforts to resolve the disputed issue. If such Parties shall have failed to reach a resolution of the dispute within thirty (30) days after receipt of the notice of such dispute, either Party may at any time within fifteen (15) days after the expiration of such thirty (30) day period, give written notice to the other Party requesting that the respective Chief Financial Officers of the Service Provider and the Service Recipient discuss such dispute, and, as promptly as practicable after such notice has been given, each of the Service Provider and the Service Recipient shall cause such Chief Financial Officers to negotiate in good faith with respect to such dispute and use commercially reasonable efforts to resolve such dispute within fifteen (15) days of the matter being submitted to them. If the Chief Financial Officers cannot reach agreement, then either Party has the right to bring an Action against the other Party in accordance with Section 15(k)(ii).

(ii) The Courts of England and Wales shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims). Each Party irrevocably waives any right that it may have to object to an Action being brought in the Courts of England and Wales, to claim that the Action has been brought in an inconvenient forum, or to claim that the Courts of England and Wales do not have jurisdiction.

(iii) The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be [•] of [inset address of service agent] and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes not to revoke the authority of this agent and if HPPL, acting reasonably, requests the Purchaser to do so it shall promptly appoint another such agent with an address in England and advise HPPL. If, following such a request, the Purchaser fails to appoint another agent, HPPL shall be entitled to appoint one on behalf of the Purchaser at the Purchaser’s expense.

(l) Independent Contractor Status. The Service Provider shall be an independent contractor of the Service Recipient. Nothing contained in this Agreement shall create or be deemed to create the relationship of employee and employer between the Service Provider and the Service Recipient. The relationship created between the Service Provider and the Service Recipient pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. Neither Party shall, by reason hereof, be deemed to be a partner or a joint venturer of the other Party in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Neither Party is now, shall become, or shall be deemed to be an agent or representative of the other Party. Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement. All employees and

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representatives of the Service Provider (including any personnel of its Affiliates or third party contractors) (the “Service Provider Personnel”) providing Services hereunder will be deemed for all purposes of employment including, but not limited to, compensation and employee benefits, to be employees or representatives of the Service Provider, as the case may be, and not employees or representatives of the Service Recipient. In performing Services, such Service Provider Personnel will be under the direction, control and supervision of the Service Provider and the Service Provider will have the sole right and responsibility to exercise all authority with respect to the employment, engagement (including termination of employment or engagement), assignment and compensation, and shall be solely responsible for the acts or omissions of such Service Provider Personnel. The Service Provider shall be exclusively responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment and related taxes or withholdings and premiums and remittances with respect to the Service Provider Personnel and all related fringe benefits program expenses such as insurance costs, pension or retirement plans, 401(k) plans, profit sharing plans, vacation, sick leave, severance pay and similar matters solely with respect to the period in which such Service Provider Personnel is employed or engaged by the Service Provider.

(m) Survival. Section 1 (Definitions), Section 3 (Payment), Section 5 (Intellectual Property), Sections 7(b) and 7(e) (Limitations on Liability), Section 12 (Notices), Section 13 (Confidentiality of Information), Section 14 (Security) and Section 15 (General Provisions), shall survive any expiration or termination of this Agreement. Sections 7(a), 7(c) and 7(d) (Indemnification) shall survive any expiration or termination of this Agreement for a period of eighteen (18) months following the date thereof.

(n) Conflicts. If any provision set forth on Exhibit A or Exhibit B limits, qualifies or conflicts with another provision of this Agreement, the provisions of this Agreement shall control, except as such limitation, qualification or conflict may be expressly permitted under this Agreement.

(o) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in any number of counterparts, and by each Party on separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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This Agreement is signed by duly authorized representatives of the Parties:

HANSON PACKED PRODUCTS LIMITED

By:
Name:
Title:

LSF9 STARDUST HOLDINGS LLC

By:
Name:
Title:

[Signature Page to NAM Transition Services Agreement]

Exhibit A to UK Transition Services Agreement

Services

The Services consist of the following:

Function	Service Description	Term	Scope/ Facility	Monthly Charge
1. IT

(a) Business Systems and Applications

Maintain the following software support and related services:

•    ERP office systems, administration functions;

•    Reporting databases, management and administration software;

•    Front Office Software used for sales processing, transport management, manufacturing, order management;

•    Standard desktop software, including email and intranet applications and subsystems;

•    Access to such applications as were used in the Business during the 12 months prior to the Closing Date, including any applications listed in the schedule of business applications attached hereto that references use by the Business.

		18 months	The Business	£122,000

(b) Standard Help Desk and Technical Support

Provide access to standard help desk and technical support for the applications specified in 1.a. above and for standard help desk and technical support for any computer equipment deployed by the IT function in support of the Business.

		18 months	The Business

(c) Voice Systems

Provide telecommunications services and use of related equipment and infrastructure, including:

•    Full MDM and Mobile device support;

•    Standard helpdesk and technical support for the foregoing telecommunications services.

		18 months	The Business

Function	Service Description	Term	Scope/ Facility	Monthly Charge

(d) Data Network Services

Provide access and use of computer networks and manage those networks, including:

•    Current LAN including wireless where deployed, WAN, Firewalls and Internet and any new LAN, WAN, Firewall security;

•    Management of site access in respect of the addition, deletion and alteration of Business data, as requested by the Service Recipient;

•    Network and email access supporting the Business’ company domain and associated sub domains;

•    Standard help desk and technical support for the foregoing data network services.

		18 months	The Business

(e) Hardware Services Associated with Networking (WAN)

Provide procurement assistance, configuration, access, support, maintenance and use of, or in respect of, the following computer services:

•    PCs, Laptops and Thin Client terminals;

•    Printers, scanner/copier/printers and other peripherals;

•    Servers, including ERP, application & database, thin client and file & print hardware;

•    Standard help desk and technical support for the foregoing hardware and hardware serving applications to the Business under 1.a.

		18 months	The Business

Function	Service Description	Term	Scope/ Facility	Monthly Charge
2. HR & Payroll	(a) Payroll Services Provide the following payroll processing services: • Processing salaried and hourly paid data from sites and staff; • Processing changes to employee information; • Reporting from the payroll system; • Support migration of employees records to the Service Recipient; • Preparation of Forms P11D; • Assistance with submission of all necessary payroll forms to HMRC, as approved by the Service Recipient.	18 months	The Business	£7,400

(b) HR Services

Provide administration services, including, but not limited to: open vacancy support, new employee starters / leavers, status changes and interfaces to vendors, leave administration.

Provide access to the Service Provider’s Learning Management System for purposes of (i) scheduling training in respect of human resources services with third party vendors, the cost of which will be borne directly by the Service Recipient, and (ii) scheduling training provided by employees of the Service Provider.

Provide access to the Service Provider’s existing suite of HR policies and protocols, including in respect of disciplinary process and grievance process, and to a member of the Service Provider’s HR team in respect of such policies and protocols; provided that the Service Recipient shall retain responsibility for all decisions and actions taken with regard to such matters and policies.

The Service Recipient shall be responsible for all matters in respect of pay negotiation, tribunal process, and terms and conditions reviews, including arranging and paying for any external legal support as required; provided that the Service Provider shall make available to the Service Recipient a member of the Service Provider’s HR team to answer questions in order to assist the Service Recipient in relation to such matters.

		18 months	The Business	£14,8000

Function	Service Description	Term	Scope/ Facility	Monthly Charge
3. Finance, Controlling & Tax[1]

(a) Accounting/Financial Reporting

Provision of accounting services to include:

•    Maintenance of General ledger incorporating posting of all transactions;

•    Maintenance of internal controls documentation and monthly reporting on compliance with internal controls;

•    Managing the month end close process;

•    Issuance of all established accounting reports;

•    Preparation of all balance sheet reconciliations as appropriate based on the Service Provider’s existing formats;

•    Preparation and submission of statutory accounts as approved by the Service Recipient;

•    Processing of budgeting and forecasting data in respect of models and production of outputs, as requested by the Service Recipient;

•    Preparation of basic VAT and Aggregates Levy returns, to be approved by the Service Recipient on the basis of tax advice procured by the Service Recipient independent from the Services, and providing such information to assist the Service Recipient with any HMRC queries;

•    Preparation of basic CT tax returns, to be approved by the Service Recipient on the basis of tax advice procured by the Service Recipient independent from the Services, and providing such information to the Service Recipient to allow the Service Recipinet to address any HRMC queries.

		18 months	The Business	£111,000

[1]	Note to draft: Please note that current standard monthly financial reporting is conducted in accordance with IFRS and not GAAP. GAAP conversion services will not be provided to the Business following the Closing. Only regulatory or statutory reporting services that were provided to the Business during the twelve (12) months prior to the Closing will be provided.

Function	Service Description	Term	Scope/ Facility	Monthly Charge

Provide access to the necessary personnel and processes required to support the Service Recipient to perform standard accounting activities, such as fixed assets and capital accounting and accruals. These personnel will support the Service Recipient’s personnel to assist them with monthly reporting, account reconciliation, financial controls and financial reporting necessary to enable the Service Recipient to complete period end / year end.

(b) Accounts Receivables

•    Manage invoice / credit note production;

•    Provide the following Sales Ledger services from JDE including, but not limited to: query resolution, cash collection, ledger administration, statements and weekly reporting to the Recipient, aged debt reporting;

•    Manage remittance advice and provide cash allocation;

•    Administration of credit limits with changes notified by the Service Recipient and provision of information relating to customers of the Business in order to allow the Service Recipient to make credit assessments;

•    Administration the on-stop process subject to the Service Recipient approval to proceed;

•    Administration of new customer data setup subject to an approved request from the Service Recipient against standard terms and conditions;

•    Provision of existing reporting services in respect of accounts receivable.

		18 months	The Business

(c) Accounts Payable

Provide the following services:

•    Administration of Business information regarding new vendors or change of conditions to current vendors, as requested by the Service Recipient;

•    Administration of purchase approval authority and associated delegated authority, as requested and approved by the Service Recipient;

•    Provision of existing reporting services in respect of accounts payable.

		18 months	The Business

Function	Service Description	Term	Scope/ Facility	Monthly Charge

(d) Expenses

Provide expenses services, including:

•    Expense administration on the basis of the Service Recipient’s approval of, and payment terms for, expense reimbursement for employees using Concur;

•    New employee requests sent to the Service Provider as approved by the Service Recipient;

•    Support migration of employees records to the Service Recipient.

		18 months	The Business

(e) Fleet & Mobile Telephone

Provide the following services that are currently provided by the employees of the Service Provider:

•    Administration of mobile telephone fleet, including, but not limited to: new employee starters / leavers, status changes and interfaces with vendors;

•    Administration of car fleet, including, but not limited to: new employee starters / leavers, status changes and interfaces with vendors;

•    Administration of Fuel Card processes, including, but not limited to: new employee starters / leavers, status changes and interfaces with Payroll.

		18 months	The Business

(f) Cashiers

Provide the following cashier and banking services based on requests by and the approval of the Service Recipient:

•    Administration of bank accounts including, but not limited to, administration of approved signatories, Direct Debit and Standing Orders, TT payments, banking entries, cheque receipts and payments, account reconciliation;

•    Purchase card administration, including but not limited to, liaison with card vendors and users approved by the Service Recipient.

		18 months	The Business

Function	Service Description	Term	Scope/ Facility	Monthly Charge
	(g) Scanning Provide the following scanning services: • Administration of the scanning processes for Invoices, GRN, PoD and STARS related data.	18 months	The Business

4. Procurement	Provide the following purchasing services: • Access to and use of the existing framework procurement system in respect of the Business; • Assistance with maintaining ISO certification regarding purchase of certain products; • Administration of the enterprise master data; • Administration of the procurement of energy, including forward contracts, under Shared Contracts in accordance with Section 5.14 of the Purchase Agreement.	18 months	The Business	£9,800

5. Insurance	Provide the following insurance administrative services: • Administration of insurance coverage (which insurance coverage shall be obtained from a third party directly by the Service Recipient); • Administration of submission of claims and providing information to the Service Recipient regarding disputed claims.	18 months	The Business	£7,800

6. Land and Mineral Resources	(a) Land / Property & Planning Provide the following administrative services: • Administration of records in respect of property, property leases, rents (payable and receivable), mineral royalties and ratings payments and assessments. • Administration of records in respect of town and country planning matters.	18 months	The Business	£10,300

(b) Geological Services & Landscape

Provide services in respect of the administration of records regarding mineral resources, reserves information recording, geotechnical and quarry development matters.

		18 months	The Business

Function	Service Description	Term	Scope/ Facility	Monthly Charge
	(c) Technical & Draughting Preparation of plans, maps, technical illustrations and other graphic output requested by and in support of the work of the Service Recipient.	18 months	The Business

7. Marketing Materials and On-Line Services	(a) Marketing Materials Provide administration services in respect of the production of current marketing materials as requested and approved by the Service Recipient.	18 months	The Business	£4,700

(b) On-Line

Provide administration of web based services, including:

•    Administration the Service Recipient’s web presence and associated reporting;

•    Assist with specific site maintenance and content updates.

8. Sustainability

(a) Environment

Provide the following administrative services:

•    Maintenance of records and reports in respect of environmental processes, which will be managed by the Service Recipient;

•    If a consultant has not already been engaged by the Service Recipient, advice and support in connection with the terms of reference, selection and appointment of a consultant to be engaged by the Service Recipient to be responsible for energy and carbon compliance;

•    Co-operate with the consultant retained by the Service Recipient and provide administrative services for compliance and reporting.

Provide support for the purposes of transferring existing ISO/BS accreditations to the Service Recipient for subsequent compliance and maintenance by the Service Recipient.

		18 months	The Business	£38,000

Function	Service Description	Term	Scope/ Facility	Monthly Charge

Service Provider to cooperate with the Service Recipient in respect of 50001 matters or other methods to achieve ESOS compliance.

Transfer existing Sustainability Data relating to the Business so that the Service Recipient can collate its own data for the Services Recipient’s future Sustainability Reports.

Assist the Services Recipient by responding to advance questions prior to the Service Recipient’s own attendance at industry and trade associations events.

Assist the Services Recipient’s operational management with their renewal of environmental permits by responding to questions with regard to the Service Recipient’s applications.

In the event of a breach of permit by the Service Recipient, employees of the Service Provider shall attend the relevant site with and assist the Service Recipient’s own operational management in responding to questions they may raise in such circumstances.

Notwithstanding the foregoing, it is agreed that the Service Provider shall not be liable or responsible for any alleged Environmental compliance failures or breaches of permit by the Service Recipient that may arise during the term of the Agreement.

(b) Health & Safety

•    Support the transfer of records regarding health and safety matters relating to the Business to the Service Recipient’s operations and sites.

•    Transfer existing data relating to the Business to the Service Recipient’s own new Entropy system, it being understood and agreed that the Service Recipient will use such data and the new data it collates to undertake its own monthly SHE reports and audits.

•    Provide access to a person where necessary in the Service Provider’s Health & Safety team to attend sites with (and assist) the Service Recipient’s own operational management in their carrying out of site visits and respond to questions that arise with regard to such site visits; also to respond to questions from the Service Recipient’s operational management regarding SHE compliance and practice.

		18 months	The Business

Function	Service Description	Term	Scope/ Facility	Monthly Charge

•    In the event of a breach of Health & Safety regulation by the Service Recipient or in the event of on-site attendance by the HSE, EA or EHO, attend where necessary the relevant site with and assist the Service Recipient’s own operational management in responding to questions they may raise in such circumstances.

•    Assist and cooperate with the Service Recipient with regard to the transfer of service under the IDC Occupational Health contract (subject to the Service Recipient’s liability for its proportion of related costs) and until such transfer is completed, request any required attendance on site by the provider, in conjunction with the Service Recipient, in the event of relevant incidents.

•    Assist the Service Recipient with regard its own investigations of LTI’s, POI’s, occupational ill health and dangerous SHE incidents by responding to questions raised by the Service Recipient’s operational management during the course of such investigations.

•    Assist the Service Recipient with regard to RIDDOR reporting by responding to questions raised by the Service Recipient’s operational management where necessary.

•    Copy the Service Provider’s Safety Alerts to the circulation list provided by the Service Recipient.

•    With regard to the Service Recipient’s own usage of the online PICS system to check the status of contractors, respond to the questions of the Service Provider’s operational management with regard to their accessing the system and what steps might be appropriate in the event the relevant contractor does not have the desired status within such database.

•    If a consultant has not been engaged by the Service Recipient, advise and support the Service Recipient in respect of the terms of reference, selection and appointment of a consultant to be engaged by the Service Recipient to be responsible for health and safety compliance. Co-operate with the consultant engaged by the Service Recipient and provide administrative services for compliance and reporting.

•    Provide access to the Service Provider’s Learning Management System for purposes of (i) scheduling training in respect of health and safety services with third party vendors, the cost of which will be borne directly by the Service Recipient, and (ii) scheduling training provided by employees of the Service Provider.

Function	Service Description	Term	Scope/ Facility	Monthly Charge
Notwithstanding anything to the contrary in the Agreement, it is agreed that the Service Recipient will indemnify and hold harmless the Service Provider against any Losses arising from all SHE matters described in this section 8 in the event and to the extent the Service Provider may be liable to third parties for the same. The Service Recipient (including Hanson Building Products Ltd (UK)) will be liable, and retain responsibility, for Environmental and Health & Safety management and compliance at the Service Recipient’s sites. Accordingly the Service Recipient shall not hold the Service Provider liable with respect to any such breaches.

(c) Audit

Provide support in respect of the adoption of IMS and Entropy systems by the Service Recipient, including in respect of adopting audit processes and associated reporting, which processes will be managed by the Service Recipient.

		18 months	The Business

9. Location

Office Space[2]

Provide the following services to no more than [ten (10)] employees of the Business:[3]

•    Access to secure office space including desk, chair and personal storage;

•    Access to a network data point for appropriate data services, telephone access and printing facilities;

•    Access to common use welfare facilities and parking.

		18 months	[Bedford Chipping Sodbury]	£[4,500]

[2]	The Service Provider currently maintains a small number of staff in Howley Park, who are in the process of being relocated. For the avoidance of doubt, no charges will apply in respect of such interim occupation (if any).
[3]	Note to draft: Number of Business personnel who will require location services from the Service Provider to be discussed.

Function	Service Description	Term	Scope/ Facility	Monthly Charge
10. Training and Knowledge Transfer

The Service Provider will use reasonable endeavours to provide on-the-job training and to transfer knowledge relating to the Services to any employees or consultants of the Service Recipient that are designated by the Service Recipient as responsible for delivering the Services following the termination of this Agreement in respect of such Services.

Where requested by the Service Recipient, the Service Provider will also use reasonable endeavours to assist the Service Recipient with the selection of employees or consultants (to be retained directly by the Service Recipient) to perform the Services or to perform duties that were performed prior to the Closing by personnel of the Service Provider in respect of the Business.

All such training, knowledge transfer and assistance with the selection of employees or consultants shall be conducted by telephone, at a Business site or at a site managed by the Service Provider, in each case as mutually agreed by the Service Provider and the Service Recipient. In respect of any on-site training sessions provided by the Service Provider to any new employees or consultants of the Service Recipient, such training shall be provided to a list of trainee attendees, and in accordance with a schedule, to be mutually agreed by the Service Provider and the Service Recipient.

The standard of quality, efficiency, and timeliness for any on-the-job training, knowledge transfer or assistance with the selection of employees or consultants provided to the Service Recipient, shall be consistent with the levels at which such Services were provided by the Service Provider in respect of its own employees and consultants in the ordinary course during the twelve (12) months prior to the Closing Date.

Each month, the Service Provider will determine a monthly charge reflecting its costs and expenses for providing any on-the-job training, transfer of knowledge or assistance with the selection of employees or consultants, which shall not include any costs or expenses that are otherwise reflected in the Charges for any other Services. In addition, the Service Recipient will reimburse the Service Provider for all out-of-pocket costs and expenses incurred in connection with providing any of the foregoing Services as well as the out-of-pocket costs and expenses incurred by any employee, consultant or Third Party Provider in connection with providing any of the foregoing Services at a Business site.

		18 months	The Business	As described in the Service Description

Business Applications Schedule

Internal Provision?	Supplier Name	Description	Exclusive to the Business?	Name	Version	Comment
N	Advanced Business Solutions Ltd	Payroll (OpenPay/OpenPeople)	N	OpenHR & OpenPeople		Products include: Open Personnel, Escrow, OpenPay, Progress AppServer, Progress Workgroup, e-OpenPeople. The application is externally supported (by ABS) but internally hosted

N	Advanced Business Solutions Ltd	Structherm—ERP Application	Y	Exchequer	MS SQL	The application is externally supported (by ABS) but internally hosted

N	Advanced Business Solutions Ltd	Formpave—ERP Application	Y	Exchequer	MS SQL	The application is externally supported (by ABS) but internally hosted

N	Beoley Mills Software Ltd	Mobile device application to allow the approval of JDE Purchase Orders	N	Approval Express	2.7.9	The application is externally supported (by Beoley Mills) but internally hosted

N	BMC Software Inc	SDE - IT Helpdesk	N	BMC - Service Desk Express	10.1.2.29	Annual costs not included as licenced, managed & costed at HeidelbergCement Group Level

N	Bottomline Technologies	BACs Payment Management (formerly Albacs-IP)	N	ePay

N	BSI—Entropy	Entropy - Environmental management software	N	Entropy		The application is externally supported (by BSI—Entropy) but internally hosted

N	Concur	Expense Management Software	N	Concur

N	Excelpoint Ltd	EIM Forms (Contact Reports, PDR, ITSR)	N	EIM	1.1.1668	Software upgrade imminent to v2.0.1057

N	Applied	ExpertCAD (Flooring and Precast)	Y	AutoCAD Expert

N	AllStar Business Solutions Ltd	Fuel Card Management	N			No associated IT captured costs for hosted solution. Any costs collected are managed within Hanson UK SSC

N	Gate Software Limited	JDE Security Software	N	All Out Security

N	GXS	EDI Service Provider	N	Freeway	5

N	Halcyon Software Ltd	iSeries Server Job Scheduler	N	Advanced Job Scheduler	11	Budgeted in Infra

N	Halcyon Software Ltd	iSeries Server Job Monitoring/Messenger	N	Message Management Suite	4.2	Budgeted in Infra

Internal Provision?	Supplier Name	Description	Exclusive to the Business?	Name	Version	Comment

Y	Hanson UKIT	SOP—Sales Order Processing	Y	SOP	N/A	No external licences associated to this software as internally developed iSeries application built using RPGIII over DB2 developed over circa 20 years

Y	Hanson UKIT	STARS Document Management & Portal	N	STARs	N/A	No licence costs associated as internally developed software using Java/SQL/.Net technology

Y	Hanson UKIT	Learning Management System (LMS)	N	LMS	N/A	Built using IBM Process Server Standard (£4,125pa plus £22,500 but not exclusive to LMS or BP)

Y	Hanson UKIT	DS.net	N	DS.Net	N/A	No licence costs associated as internally developed software however the development does utilise Hopewiser software separately listed

Y	HeidelbergCement Group	PISYS – Purchasing & Procurement Group consolidated Reporting tool	N	PiSys	N/A	No licence costs associated as Group developed software for group purchasing using SAP/BW

Y	HeidelbergCement Group	Intranet	N	MS SharePoint	V3	No UK BP Specific licence costs as licenced at a Heidelberg Cement group level

Y	HeidelbergCement Group	Integrated Management System (IMS)	N	MS SharePoint	V3	No UK BP Specific licence costs as licenced at a Heidelberg Cement group level

N	Hopewiser Ltd	Address Management Software utilised in DS.Net	N	AtlasClean		Utilised in DS.Net

Y	IBM via Modexe	Blueworks Components that support the Learning Management System	N			LMS—Full licence covers all HUK

N	IBM Cognos (Impromptu)	BI & Reporting	N	Cognos Impromptu Administrator		2 x User Licence

N	IBM Cognos (Powerplay)	BI & Reporting	N	Cognos Series 7 Powerplay		100 x User Licence

N	Infor	Red Bank Commercial & Operations System	Y	System21

N	Oracle Corporation	Finance & Purchasing Core System	N	JDE EnterpriseOne	8.10	Charged as proportion of group licence

N	Kalamazoo Secure Solutions Ltd	Cheque Printing	N			Utilised within UK SSC

N	Kronos	Time & Attendance	Y	iSeries Central Suite	6.1

Internal Provision?	Supplier Name	Description	Exclusive to the Business?	Name	Version	Comment

N	MJC2 Limited	NCATS Logistics Optimiser	N	NCATs		£98,500 Annual Costs specific to BP (as per PO 47119606) However this is at a preferential rate due to other deployments of the software elsewhere in the UK

N	Northgate Arinso	Landsnet	N	Landsnet

N	Technology Services Group	Structherm - Finance System (Legacy)	Y	Sage Line 100	Line 100	Costs Captured at Structherm - System kept despite replacement with Exchequer to allow historic reporting (&legal commitment)

N	Synertec Limited	Document Management Inc Printing (Prism)	Y	Prism

N	Tax Computer Systems Ltd	Tax Management Software	N	Alphatax

N	Computer Aided Business Systems Ltd	AutoCAD - Design tools	Y	Autodesk AutoCAD Design Suite Standard 2014 Non- Language Specific	DS STD 2014	8 seats as per licence agreements

N	Microsoft Corporation	Windows 7	N	Windows 7	Windows 7	Group Framework Agreement Centrally managed in Heidelberg (no UK/BP Specific cost)

N	Microsoft Corporation	MS Office 2010	N	Office 2010	Office 2010	Group Framework Agreement Centrally managed in Heidelberg (no UK/BP Specific cost)

N	Microsoft Corporation	Server 2008	N	Server 2008	Server 2008	Group Framework Agreement Centrally managed in Heidelberg (no UK/BP Specific cost)

N	McAfee	Virus Scanning & Anti-Spyware	N	McAfee VirusScan Enterprise & AntiSpyware Enterprise	8.8.0	Group Framework Agreement Centrally managed in Heidelberg (no UK/BP Specific cost)

N	Pursuit	Estimating & CRM toolset for Floors & Precast	Y	Estimating & CRM toolset for Floors & Precast

Exhibit B

Specified Covered Employees

[TO COME].

[The parties hereto agree that HPPL shall notify the Purchaser of the names and titles of the Specified Covered Employees not less than 15 Business Days following December 23, 2014, provided that the number of Specified Covered Employees shall not exceed 15 without the prior written consent of the Purchaser. The Purchaser agrees that it shall consider in good faith the inclusion of additional employees (beyond those designated by HPPL in accordance with the previous sentence) reasonably requested by HPPL upon receipt (not later than 10 Business Days prior to the Closing Date) of one or more written requests from HPPL.]

STRICTLY PRIVATE & CONFIDENTIAL

FORM OF CEMENT SUPPLY AGREEMENT

THIS CEMENT SUPPLY AGREEMENT (this “Agreement”) is made as of this      day of                 , 2015 (the “Effective Date”) by and between Lehigh Cement Company, LLC, a Delaware limited liability company (“Seller”) and Hanson Pipe & Precast LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. HBMA Holdings LLC, a Delaware limited liability company (the “US Seller”), Structherm Holdings Limited, an English private limited company (the “UK Seller”), Hanson America Holdings (4) Limited, an English private limited company (the “CDN Seller”), Hanson Packed Products Limited (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL”, and together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”), and LSF9 Stardust Holdings LLC, a Delaware limited liability company, are parties to that certain Purchase Agreement, dated as of December 23, 2014 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Sellers the Shares (as defined in the Purchase Agreement) and all of HPPL’s right, title and interest in the UK Loan Notes (as defined in the Purchase Agreement);

B. Seller has supplied or currently supplies cement to those facilities of Buyer identified on Exhibit A, attached hereto and incorporated herein by this reference (“Buyer Plants”); and

C. The parties desire to enter into this Agreement in order to set out their agreement on their respective rights and obligations with respect to the supply of cement to Buyer Plants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Term. This Agreement shall commence on the Effective Date and continue for a period of five years from the Effective Date (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement.

Section 2. Cement Purchase and Supply. For purposes of this Agreement the term “Contract Year” refers to a calendar year and that part of the calendar year in which this Agreement commences and in which it expires. Subject to the terms and conditions of this Agreement, including, without limitation, Sections 3, 5 and 6 below, Buyer shall purchase and Seller shall supply, or cause to be supplied, not less than 80% of all the Cement used at each Buyer Plant during each Contract Year. Weights shall be determined by certified truck or railcar certificates issued at Seller’s plant or terminal or, where applicable, other facility.

Section 3. Cement Specifications; Forecasting. For purposes of this Agreement, the term “Cement” refers to Portland cement conforming to the requirements of ASTM C 150 for Type I, such other cementitous material identified on Exhibit A with respect to a particular Buyer Plant or such other specifications as the parties may mutually agree upon in writing from time to time during the Term with respect to a particular Buyer Plant. The Cement purchase requirements of this Agreement shall not apply if and to the extent a Buyer Plant requires a type or specification of Cement that Seller does not manufacture and is otherwise unwilling to supply. As soon as practicable following the date hereof, Buyer shall provide Seller in writing with notice of its forecast of the tons of Cement per Buyer Plant it expects to purchase during the remainder of the current Contract Year. On or before 60 days prior to the commencement of each Contract Year during the Term, Buyer shall provide Seller with a forecast of its expected Cement purchases during the following Contract Year. In each case the forecast shall be made by Buyer in good faith, but shall be for planning purposes only. Subject to Buyer’s obligations in Section 2 above, Buyer shall not be required to purchase such estimated quantities. Buyer shall provide monthly updates of such forecast and the parties shall cooperate to schedule the Cement to be sold per Buyer Plant hereunder during the applicable Contract Year on a monthly basis where reasonably practicable.

Section 4. Price and Payment.

4.1 Prices for Cement will be the then prevailing market price for Cement sold in like quantities and qualities to customers similarly situated. The current Cement prices per short ton, F.O.B. the point of delivery indicated on Exhibit A, at each Buyer Plant currently purchasing Cement are set out in Exhibit A. Not less than 90 days prior to the commencement of each Contract Year after the Effective Date Seller shall deliver notice of the Cement prices at each Buyer Plant for the ensuing Contract Year and Seller shall give Buyer 60 days’ prior written notice of any change to prices for Cement during such Contract Year. If Buyer at any time believes that Seller’s Cement price at any Buyer Plant does not represent the fair market price available for like quantities and qualities of Cement in the market for a particular Buyer Plant taking into account “in bin” delivery, the matter shall be addressed in the manner set forth in Section 5 below.

4.2 Notwithstanding any contrary provision in Section 4.1 above, Buyer may request a firm quote for bid jobs, including bids on projects that may overlap multiple Contract Years and the parties acknowledge that they may negotiate special pricing for Cement for bid jobs.

4.3 Except as the parties may mutually agree from time to time during the Term, payments for Cement delivered hereunder are due net 30 days from receipt of invoice. Any undisputed amount due and payable under this Agreement that remains unpaid when due shall be delinquent and such unpaid amount shall bear interest until paid at the Prime Rate published in the Wall Street Journal on the date a particular payment is due, plus 2%.

Section 5. Market Price Determination.

5.1 Matching Price. For purposes of this Agreement the term “Qualified Cement Shipper” means a person or legal entity engaged in the transportation of bulk materials, including Cement, on a regular commercial basis in the area where the relevant Buyer Plant is located, and the term “Qualified Cement Supplier” means a person or legal entity engaged in the production and sale of Cement on a regular commercial basis in the area where the relevant Buyer Plant is located. If Buyer believes that the Cement price offered by Seller at any Buyer Plant does not represent the fair market price then available for comparable Cement delivered to such Buyer Plant taking into account “in bin” delivery, Buyer may notify Seller in writing (the “Matching Price Notice”) of the price at which it is able to secure such supply of comparable Cement from a Qualified Cement Supplier and a Qualified Cement Shipper, on an arms-length basis at a total price, including the Cement sales price and the transportation cost (such total price, the “Available Delivered Cement Market Price”). Such Matching Price Notice shall state the delivery location or locations, Cement quantities, the relevant Buyer Plant or Plants and the time period to which such notice applies. Such notice shall be executed by an officer of Buyer and shall certify that such Available Delivered Cement Market Price has been determined on a bona fide, arms-length basis and reflects the total consideration to be paid for such comparable Cement and its transportation to the Buyer Plant. The notice shall not identify the Qualified Cement Supplier(s) or Qualified Cement Shipper(s). Seller shall have five days after receipt of such Matching Price Notice to request Buyer to provide to an independent auditor designated by Seller such information and documentation as is reasonably available to Buyer in order to allow such auditor to verify that such Available Delivered Cement Market Price has been determined on the bona fide, arms-length basis described above. Within ten days after Seller’s receipt from Buyer of the Matching Price Notice of its determination of the Available Delivered Cement Market Price, or if Seller requests a review by an independent auditor as provided in this section, within 5 days of such auditor’s receipt of the documents and information to be provided to such auditor by Buyer, Seller shall notify Buyer whether it will meet the lower Available Delivered Cement Market Price or any objections to Buyer’s determination of the Available Delivered Cement Market Price. If Seller elects to meet such Available Delivered Cement Market Price, that price shall be the price of Cement for the Buyer Plant or Plants to which such Matching Price Notice applies. If Seller declines to match such price (including for bid jobs, pursuant to Section 4.2 above, in respect of which Seller and Buyer are unable to negotiate special pricing), Buyer and Seller shall be excused from their respective Cement purchase or supply obligations under this Agreement with respect to the Buyer Plant or Plants subject to the Matching Price Notice until the earlier of the shipment of the total quantity of Cement subject to the matching price offer or expiration of the time period during which such matching price applies.

5.2 Audits. Seller shall have the right to have an independent accounting firm retained by Seller conduct an audit of Buyer’s records to verify Buyer’s compliance with the minimum purchase requirements of this Agreement as they may be modified from time to time in accordance with the provisions of Sections 5.1 and 6. Seller shall provide Buyer reasonable notice of its intention to conduct such audit and the name of the audit firm. Such audit shall be conducted during normal business hours and Buyer shall make available to such audit firm at its principal place of business all business records reasonably necessary for such audit. The audit firm shall provide a report to Buyer and Seller of the results of its audit, but the audit firm shall be instructed by Seller not to include in such report the identity of Buyer’s cement suppliers. Seller will be responsible for the cost of such audit; provided, however, that if such audit reveals that Buyer purchased during the period subject to the audit less Cement from Seller than required by this Agreement (a “Shortfall”) and the amount of the Shortfall is in excess of 10% of the applicable purchase requirements then Buyer shall reimburse Seller for the cost of the audit up to an annual amount equal to $30,000.

5.3 Purchase Shortfall. Within ten (10) days after Buyer’s receipt from Seller of a notice or audit report identifying a Shortfall, Buyer shall, at its option, (i) elect to purchase a quantity of Cement equal to that deficiency in the succeeding Contract Year (provided that this option shall not be available to Buyer if the Shortfall occurred or was identified in an audit during the final Contract Year) in addition to the minimum quantity required to be purchased by Buyer under this Agreement in such succeeding Contract Year, or (ii) pay Seller as liquidated damages due to such Shortfall an amount equal to twenty percent (20%) of the price for Cement as of the end of the Contract Year in which such Shortfall occurred multiplied by the number of tons of the Shortfall in such Contract Year. If option (i) is exercised and Buyer fails to purchase the amount of Cement required in the succeeding Contract Year, Buyer shall pay to Seller at the end of such succeeding Contract Year an amount equal to twenty percent (20%) of the price for Cement as of the end of such succeeding Contract Year multiplied by the number of tons which Buyer failed to purchase during such succeeding Contract Year, plus interest on such amount at the rate set forth in Section 4.3 above from the beginning of such succeeding Contract Year until paid. If option (i) is exercised and a Force Majeure event affecting Seller prevents Buyer from purchasing all of the Cement required to complete option (i), then the time period for Buyer’s compliance with option (i) shall be extended by the length of time such Force Majeure event lasts.

Section 6. Seller Elections. From January 1 2017, Seller shall have the right at any time and from time to time during the Term to elect to cease to supply all or any of the Buyer Plants or to elect to supply less than 80% of the Cement requirements of all or any of the Buyer Plants. Seller shall provide Buyer with written notice of any and each such election not less than 180 days prior to the effective date of such election and Seller agrees to cooperate with Buyer in a commercially reasonable manner to assist the Buyer to transition to an alternative supply. Any such election by Seller to cease or reduce its Cement supply to any Buyer Plant shall be subject to any firm quotes that Seller may have provided to Buyer in writing with respect to such Buyer Plant. If at any time during the Term Buyer re-opens any plant that had ceased using Cement due to its closure either prior to this Agreement or during the Term, Seller shall have the right and option to supply Cement to such plant under the terms and conditions of this Agreement. In each case Buyer shall promptly notify Seller in writing of the re-opening of a plant, and Seller shall notify Buyer of its election to supply such re-opened plant and its determination of the fair market price for Cement at such plant within 30 days of its receipt of notice from Buyer. Seller’s failure to timely provide Buyer notice of its election shall be deemed an election not to supply Cement to such re-opened Plant. Buyer shall have the right during the Term to terminate this Agreement in accordance with the terms of Section 5.18(c) of the Purchase Agreement.

Section 7. Delivery. All Cement purchased hereunder shall be delivered F.O.B. the place of delivery identified on Exhibit A with respect to each Buyer Plant or as otherwise agreed upon by the parties from time to time during the Term. Title and risk of loss to Cement shall pass from Seller to Buyer upon delivery. If the place of delivery is Seller’s plant or a terminal, delivery shall occur when Cement has been loaded onto either the railcars or trucks at the cement plant or terminal for shipment to Buyer. If the place of delivery is a Buyer Plant, delivery shall occur when the railcars or trucks are at the Buyer Plant and ready for unloading. If the place of delivery is the Seller’s plant or terminal and Buyer fails to make arrangements for transportation from the point of delivery to Buyer Plant or Plants, Seller may at its discretion arrange for transportation for Buyer’s account on such terms as Seller considers reasonable. Seller makes no representations regarding the cost or availability of truck or rail transportation from Seller’s point of origin to Buyer Plants.

Section 8. Taxes and Other Charges. The price referred to herein includes any surcharges or similar fees imposed by Seller as a component of the price of Cement, but excludes any and all applicable taxes, fees or charges now or hereafter imposed by federal, state or local law, regulations or order. Buyer shall pay any and all applicable taxes, fees and charges now or hereafter imposed by federal, state, or local law, regulations or order with respect to the sale, purchase, use, resale, resale transportation or handling of materials (exclusive of corporate franchise taxes or taxes imposed upon or measured by the net income of Seller). If Buyer is entitled under any federal, state or local law or regulation to purchase such materials free of any tax, fee or charges, Buyer shall furnish Seller proper exemption certificates pertaining to such purchase or purchases in advance of deliveries hereunder.

Section 9. Warranties and Limited Remedies.

9.1 Warranties. Seller warrants title to all Cement sold to Buyer under this Agreement and Seller represents and warrants that the Cement shall meet at the time of delivery the specifications set out in Section 3 above.

9.2 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET OUT IN SUBSECTION 9.1 ABOVE, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SELLER DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF CUSTOM OR USAGE.

9.3 Limited Remedy. Buyer’s sole remedy for breach of the express warranty of conformity to the Cement specifications set out in Section 9.1 Seller shall be exclusively limited to, at the sole discretion of Buyer, either (a) replacement of the non-conforming Cement at the point of delivery or (b) a refund of the price paid by Buyer for such Cement; provided, however, that if Seller delivers non-conforming Cement in material quantities to the same Buyer Plant on more than three separate occasions during any consecutive 12 month period and Seller is unable to provide Buyer with adequate assurances reasonably acceptable to Buyer of Seller’s ability to deliver conforming Cement to such Buyer Plant, Buyer shall have the right to terminate its obligations under this Agreement with respect to such Buyer Plant. In the event Buyer requires Seller to replace non-conforming Cement as permitted in paragraph (a) above, Seller shall pay any and all costs and expenses associated with the delivery of replacement Cement as requested by Buyer. The limited remedy set out in this section is exclusive and in lieu of all other remedies for any claim by Buyer arising from the sale of Cement hereunder. In no event shall Seller be liable for special, incidental or consequential damages, losses or expenses, directly or indirectly, arising from any breach of this Agreement or from the production, delivery, sale, handling or use of Cement sold hereunder, whether arising out of contract, negligence, strict tort, warranty or otherwise and, without limiting the foregoing, Seller shall not be responsible for the product in which the Cement sold hereunder is used or sold.

Section 10. Force Majeure.

10.1 Force Majeure. Neither party shall be liable for damages for any delay or failure in performance of this Agreement, other than to make payments due hereunder, resulting from: an act of God, including, but not limited to floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions, acts of public enemy, war, blockades, insurrection, vandalism or sabotage, fire, accident, wreck, explosion, energy supply disruptions or curtailment, strike or labor dispute, embargoes, governmental laws, orders, or regulations which cause interruption in production of Cement at Seller’s plants, the loading, transportation, delivery and unloading of Cement at Buyer’s facilities or the receipt, use or consumption of Cement by Buyer (“Force Majeure”).

10.2 Notice. The party experiencing an event of Force Majeure will send written notice to the other party describing the nature of the Force Majeure and its expected duration. This notice shall be sent within 5 days of the beginning of the event of Force Majeure and within 10 days of the end of such event.

10.3 Duties. The party whose performance is affected by such Force Majeure shall, to the extent practical through commercially reasonable efforts, remedy such condition with all reasonable dispatch; provided, however, that neither party shall be required to settle or otherwise adjust a labor dispute or challenge the validity of any act of a governmental agency against its will. Each party’s obligations hereunder shall be suspended during the period of Force Majeure to the extent affected by such Force Majeure.

10.4 Termination. If the Force Majeure materially impairs a party’s ability to perform for a continuous period of 180 days or for a cumulative number of days in excess of 180 in any 12 month period, the party not affected by the Force Majeure may, in its sole discretion, elect to terminate this Agreement by written notice to the other party, in which case the parties shall have no further obligations under this Agreement other than those accruing prior to such termination.

Section 11. Default and Remedies.

11.1 Default and Cure. If a party (the “Defaulting Party”) fails to comply with any material term or condition of this Agreement, the other party (the “Non-Defaulting Party”) may provide written notice to the Defaulting Party stating the nature of such failure (the “Default Notice”). If the Default Notice relates to (i) a failure by the Defaulting Party to pay any amount due and payable to the Non-Defaulting Party and the Defaulting Party fails to pay such sum within 15 days after receipt of the Default Notice or (ii) a failure by Defaulting Party to comply with any material term or condition of this Agreement, other than the payment of money hereunder and other than as provided in Section 9.3 above, and such failure is not cured within 30 days after the Defaulting Party’s receipt of the Default Notice, or in the event of a cure which requires in excess of 30 days to complete, if the Defaulting Party has not commenced such cure within such 30 day period and thereafter does not diligently prosecute the cure to completion, the Non-Defaulting Party shall be entitled to either suspend or terminate this Agreement without limitation (subject to Sections 9.3 and 11.3) with respect to its other available remedies. Notwithstanding the foregoing, in the event Seller is in breach of this Agreement because of its failure to supply, or cause to be supplied, Cement to one or more Buyer Plants, Buyer shall be entitled to terminate this Agreement in accordance with this Section 11.1 as a result of such breach only with respect to the Buyer Plant or Buyer Plants that are the subject of such breach.

11.2 No Waiver. No waiver by a party of any breach by the other party or any of such other party’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by a party to seek a remedy for any breach by the breaching party be a waiver by the non-breaching party of any rights and remedies with respect to such or any subsequent breach.

11.3 Rights and Remedies Cumulative, Consequential Damages. Except as provided in Section 9.3 above and in this subsection 11.3, no right or remedy herein conferred upon or reserved to a party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Neither party shall have any liability to the other under this Agreement for any punitive, incidental or consequential damages.

11.4 Attorneys’ Fees. In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses, including, without limitation, attorneys’ fees, paid or incurred by such party in connection with such litigation.

Section 12. Notices.

All notices and other communications hereunder (hereinafter collectively referred to as “notices”) required to be given or which may be given hereunder shall be in writing and shall be by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) facsimile, or (d) personal delivery with receipt acknowledged in writing, directed to the addresses set forth below. Either party may designate, by notice given to the other in accordance with the terms of this Section, additional or substitute parties or addresses to which notices should be sent hereunder:

If to Seller:	Lehigh Cement Company LLC
300 East John Carpenter Freeway
Irving, Texas 75082
Attention: President
Facsimile: (469)586-1509

With copy to:

Lehigh Hanson, Inc.
300 East John Carpenter Freeway
Irving, Texas 75082
Attention: General Counsel
Facsimile: (972) 653-6185

If to Buyer:	Hanson Pipe & Precast LLC
[300 East John Carpenter Freeway
Irving, Texas 75082]
Attention: [•]
Facsimile: [•]

[With copy to:

[PURCHASER]
[Address]
Attention: [•]
Facsimile: [•]]

Section 13. Miscellaneous Provisions.

13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Seller’s successors and assigns. This Agreement shall be binding upon and inure to the benefit of Buyer and Buyer’s successors and assigns.

13.2 Entire Agreement. This Agreement sets forth the complete and entire agreement and understanding between Seller and Buyer concerning the sale and purchase of Cement from Seller for use in Buyer Plants, and there are no others, either oral or written, between them other than those in this Agreement.

13.3 Modifications. No subsequent modification, amendment, or addition to this Agreement shall be binding upon Seller or Buyer unless made in written document signed by the party against which enforcement is sought.

13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5 Survival. The obligations of the parties arising from circumstances and events occurring during the Term of this Agreement shall survive termination of this Agreement, including, but not limited to, the obligation to pay for Cement delivered, but not paid for, prior to the effective date of the termination of this Agreement.

13.6 Confidentiality. Except as may be required by law, Buyer and Seller shall maintain the confidentiality of this Agreement and shall not otherwise disclose this Agreement or any of the other terms and provisions hereof.

13.7 Caption. Section captions in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections.

13.8 Governing Law; Dispute Resolution; Waiver of Trial By Jury. All disputes, controversies, claims, contentions and defenses between the parties of any type arising out of or relating to this Agreement (a “Dispute”), including any Dispute relating to the breach, default, termination, invalidity or interpretation hereof, shall be resolved in the manner set forth in this Section 13.8. Prior to initiating an arbitration, the operating officers or other personnel of each party with the same or greater authority to negotiate and resolve a Dispute shall attempt to resolve such Dispute through a face-to-face meeting at a neutral location in Dallas, Texas, or such other location as they may mutually agree upon. Either party may make a demand to meet, and the meeting shall occur within one week of the demand. If such officers or other personnel do not resolve the Dispute within fourteen (14) calendar days of the initial demand, then the Dispute shall be referred to the presidents or chief executive officers of the parties. The presidents or chief executive officers shall negotiate in good faith to resolve such dispute during an additional fourteen (14) day period. Only upon the failure of the presidents or chief executive officers of the parties to resolve the Dispute may either party pursue a resolution of the Dispute as provided herein. Any Dispute not resolved through the procedures specified above shall be resolved by final and binding arbitration in Dallas, Texas or such other location as the parties may agree upon and be administered by the American Arbitration Association (“AAA”) according to the Commercial Arbitration Rules (Commercial Rules) except as specifically provided below. The arbitration shall be conducted in the English language by arbitrators chosen from a list of arbitrators who knowledgeable in the cement industry. If the Dispute involves less than $2,000,000, it shall be decided by one arbitrator. In all other cases, it shall be decided by a majority vote of a panel of three arbitrators. If the parties cannot agree on the arbitrators within thirty (30) days from the filing of a demand for arbitration with the AAA, the arbitrators shall be chosen pursuant to the Commercial Rules. The arbitrators promptly shall conduct a Preliminary Hearing and facilitate expedited exchange of information. The parties shall be entitled to conduct discovery using the procedures permitted by applicable laws of Texas, but the arbitrator shall adjust the time frames in such procedures to facilitate discovery on an expedited basis. The period for conducting and completing discovery shall be limited to three months from the date of the Preliminary Hearing unless extended by the arbitrator. The arbitrators’ written decision and award shall be made within six months from the date of the arbitrators’ appointment, unless such time frame is extended by mutual agreement of the parties. In rendering any decision and award, including any interim measures, the arbitrators shall apply and follow applicable principles of the substantive law of Texas, including those applicable to remedies, subject to the terms of this Agreement, and such law shall govern and control the interpretation of this Agreement. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY AND THE RIGHT OF APPEAL.

13.9 Time. Time is of the essence of this Agreement and the performance of all obligations under this Agreement.

13.10 Severability. If any clause, phrase, provision or portion of this Agreement or the application of same to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Agreement, nor any other clause, phrase, provision or portion of this Agreement, nor shall it affect the application of any clause, phrase, provision or portion of this Agreement to other persons or circumstances.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first set forth above.

BUYER:	SELLER:

Hanson Pipe & Precast LLC	Lehigh Cement Company LLC

By:	By:

Name:	Name:

Title:	Title:

Exhibit A – Buyer Plants and Initial Prices1

Prices indicated are those for [August] 2014, but are subject to adjustment for changes in market prices.

Seller has the option to supply a Plant identified as closed if such Plant is re-opened.

Cement source	Buyer Plant
		[August] 2014 Price		Place of Delivery
Leeds	Athens, GA	[116.00	]	Buyer Plant
	Jackson, MS	[115.20	]	Buyer Plant
	Hattiesburg, MS	[121.30	]	Buyer Plant
	Tarrant, AL	[Closed	]
	Montgomery, AL	[118.00	]	Buyer Plant
	Rome, GA	[116.00	]	Buyer Plant
	West Memphis, AR	[103.80	]	Buyer Plant
	Como, MS	[108.20	]	Buyer Plant
	Pelham, AL	[110.00	]	Buyer Plant
Third Party Plant(1)	Deerfield Beach	[105.40	]	Buyer Plant
	Ft. Myers	[103.60	]	Buyer Plant
Third Party Plant (1)	Gretna, FL	[125.70	]	Buyer Plant
	Deland, FL	[112.70	]	Buyer Plant
	Winter Haven, FL	[112.60	]	Buyer Plant
Union Bridge	Wauregan, OH	[96.00		Providence Terminal
	Wakefield, RI	[96.00	]	Providence Terminal
Mitchell	Dayton, OH	[120.10		Buyer Plant
Cupertino	Sacramento, CA	[93.20	]	Seller Plant
Tehachapi	El Mirage, AZ	[106.00	]	Buyer Plant
Monterrey (LWCC)(2)	Phoenix, AZ	[256.70	]	Buyer Plant
Monterrey (LWCC)(2)	Caldwell, ID	[305.20	]	Buyer Plant
Cape Canaveral (GGBFS) (3)	Haines City, FL	[77.40]		Buyer Plant

(1)	The cement is procured from a third party’s cement plant under a “swap” arrangement with Seller.
(2)	The cementitous product is white cement and is procured from Lehigh White Cement Company, a general partnership in which Seller is a general partner.
(3)	The cementitious product is ground granulated ballast furnace slag.

[1]	Note to draft: To be updated on or around the time of closing.

STRICTLY PRIVATE & CONFIDENTIAL

FORM OF AGGREGATES SUPPLY AGREEMENT

THIS AGGREGATES SUPPLY AGREEMENT (this “Agreement”) is made as of this     day of                 , 2015 (the “Effective Date”) by and between Hanson Quarry Products Europe Limited (company number 300002) with its registered office at Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ (“Seller”) and Hanson Building Products Limited (company number 8960430) with its registered office at Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ, (“Buyer”).

RECITALS

A. HBMA Holdings LLC, a Delaware limited liability company (the “US Seller”), Structherm Holdings Limited, an English private limited company (the “UK Seller”), Hanson America Holdings (4) Limited, an English private limited company (the “CDN Seller”), Hanson Packed Products Limited (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL”, and together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”), and LSF9 Stardust Holdings LLC, a Delaware limited liability company, are parties to that certain Purchase Agreement, dated as of December 23, 2014 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Sellers the Shares (as defined in the Purchase Agreement) and all of HPPL’s right, title and interest in the UK Loan Notes (as defined in the Purchase Agreement);

B. Seller has supplied or currently supplies aggregates to those facilities of Buyer identified on Exhibit A, attached hereto and incorporated herein by this reference (“Buyer Plants”); and

C. The parties desire to enter into this Agreement in order to set out their agreement on their respective rights and obligations with respect to the supply of aggregates to Buyer Plants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Term. This Agreement shall commence on the Effective Date and continue for a period of five years from the Effective Date (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement.

Section 2. Aggregates Purchase and Supply. For purposes of this Agreement, the term “Contract Year” refers to a calendar year and that part of the calendar year in which this Agreement commences and in which it expires. Subject to the terms and conditions of this Agreement, including, without limitation, Sections 3, 5 and 6 below, Buyer shall purchase and Seller shall supply, or cause to be supplied, not less than 80% of all the Aggregates used at each Buyer Plant during each Contract Year. Such usage and commitment shall not be deemed to include or apply in any way to such aggregates as the Buyer can self-supply from its own quarries and pits, nor does this Agreement in any way apply to recycled aggregates. Weights shall be determined by certified truck or railcar certificates issued at Seller’s plant or terminal or, where applicable, other facility.

Section 3. Aggregates Specifications and Forecasting. For purposes of this Agreement, the term “Aggregates” refers to the aggregates products identified in Exhibit A with the specification set out therein, supplied to the particular Buyer Plant as listed in Exhibit A or such other specifications as the parties may mutually agree upon in writing from time to time during the Term with respect to a particular Buyer Plant. The Aggregates purchase requirements of this Agreement shall not apply if and to the extent a Buyer Plant requires a type or specification of Aggregate that Seller does not manufacture and is otherwise unwilling to supply. With regard to forecasting, as soon as practicable following the date hereof, Buyer shall provide Seller in writing with notice of its forecast of the tons of Aggregates per Buyer Plant it expects to purchase during the remainder of the current Contract Year. On or before 60 days prior to the commencement of each Contract Year during the Term, Buyer shall provide Seller with a forecast of its expected Aggregates purchases during the following Contract Year. In each case the forecast shall be made by Buyer in good faith, but shall be for planning purposes only. Subject to Buyer’s obligations in Section 2 above, Buyer shall not be required to purchase such estimated quantities. Buyer shall provide monthly updates of such forecast and the parties shall cooperate to schedule the Aggregates to be sold per Buyer Plant hereunder during the applicable Contract Year on a monthly basis where reasonably practicable.

Section 4. Price and Payment.

4.1 Prices for Aggregates will be as set out in Exhibit A for each of Contract Year 2014 and Contract Year 2015 respectively, and subsequently will be the then prevailing market price for Aggregates sold in like quantities and qualities to customers similarly situated, such subsequent pricing to be subject to the terms of this Agreement. The Aggregates prices per tonne for Contract Year 2014 and Contract Year 2015, at the point of delivery indicated on Exhibit A, at each Buyer Plant currently purchasing Aggregates are set out in Exhibit A. For Contract Years after Contract Years 2014 and 2015, not less than 90 days prior to the commencement of each applicable Contract Year, Seller shall deliver notice of the Aggregates prices at each Buyer Plant for the ensuing Contract Year and Seller shall give Buyer 60 days’ prior written notice of any change to prices for Aggregates during such Contract Year. If for periods from 1 January 2016, the Buyer at any time believes that Seller’s Aggregates prices at any Buyer Plant do not represent the fair market price available for like quantities and qualities of Aggregates in the market for a particular Buyer Plant taking into account the cost of agreed delivery, the matter shall be addressed in the manner set forth in Section 5 below.

4.2 Notwithstanding any contrary provision in Section 4.1 above, Buyer may request a firm quote for bid jobs, including bids and tenders on projects that may overlap multiple Contract Years, and the parties acknowledge that they may negotiate special pricing for Aggregates for tenders and bid jobs or projects.

4.3 Except as the parties may mutually agree from time to time during the Term, payments for Aggregates delivered hereunder are due net 30 days from the month end of receipt of invoice. Any undisputed amount due and payable under this Agreement that remains unpaid when due shall bear interest until paid running on a day to day basis at the rate of 4% per annum above the base rate of Skandinaviska Enskilda Banken AB (publ) from the date when the payment for the Aggregates is due until the date of payment in full by the Buyer and shall accrue after as well as before any judgment. Buyer shall reimburse Seller for all costs and expenses (including legal costs) incurred in the collection of any overdue payments.

4.4 Title to the Aggregates shall not pass to the Buyer until the Seller has received payment in full in cleared funds) of the price due for the Aggregates, including any default interest and/or any applicable taxes). Buyer hereby irrevocably licenses Seller and its agents to enter upon any premises of the Buyer or any premises of a third party where the Aggregates is stored, for the purpose of recovering any Aggregates where title has not passed to the Buyer.

4.5 Risk in the relevant Aggregates shall pass to the Buyer once the Aggregates has been delivered to the Buyer’s Plant and the Buyer shall be responsible for insuring the Aggregates against all normal risks from the point in time that risk passes. Seller shall not be liable for any loss of any kind to the Buyer arising from damage to the Aggregates, once risk has passed to the Buyer.

Section 5. Market Price Determination.

5.1 Matching Price. For purposes of this Agreement the term “Qualified Aggregates Supplier” means a person or legal entity engaged in the production and/or sale of Aggregates on a regular commercial basis in the area where the relevant Buyer Plant is located. If, for orders from 1 January 2016, Buyer believes that the Aggregates price offered by Seller at any Buyer Plant does not represent the fair market price then available for comparable Aggregates delivered to such Buyer Plant taking into account delivery costs, Buyer may notify Seller in writing (the “Matching Price Notice”) of the price at which it is able to secure such supply of comparable Aggregates from a Qualified Aggregates Supplier, on an arms-length basis at a total price, including the Aggregates sales price and the transportation cost (such total price, the “Available Delivered Aggregates Market Price”). Such Matching Price Notice shall state the delivery location or locations, Aggregates quantities, the relevant Buyer Plant or Plants and the time period to which such notice applies. Such notice shall be executed by an officer of Buyer and shall certify that such Available Delivered Aggregates Market Price has been determined on a bona fide, arms-length basis and reflects the total consideration to be paid for such comparable Aggregates and their transportation to the Buyer Plant. The notice shall not identify the Qualified Aggregates Supplier(s). Seller shall have five working days after receipt of such Matching Price Notice to request Buyer to provide to an independent auditor designated by Seller such information and documentation as is reasonably available to Buyer in order to allow such auditor to verify that such Available Delivered Aggregates Market Price has been determined on the bona fide, arms-length basis described above, such information to be provided by the Buyer within two working days of the Seller’s request. Within ten working days after Seller’s receipt from Buyer of the Matching Price Notice of its determination of the Available Delivered Aggregates Market Price, or if Seller requests a review by an independent auditor as provided in this section, within 5 working days of such auditor’s receipt of the documents and information to be provided to such auditor by Buyer, Seller shall notify Buyer whether it will meet the lower Available Delivered Aggregates Market Price or any objections to Buyer’s determination of the Available Delivered Aggregates Market Price. If Seller elects to meet such Available Delivered Aggregates Market Price, that price shall be the price of Aggregates for the

Buyer Plant or Plants to which such Matching Price Notice applies. If Seller declines to match such price (including for bid jobs, pursuant to Section 4.2 above, in respect of which Seller and Buyer have been unable to negotiate special pricing), Buyer and Seller shall be excused from their respective Aggregates purchase or supply obligations under this Agreement with respect to the relevant Buyer Plant or Plants subject to the Matching Price Notice, this Agreement then remaining in force only in respect of those Buyer Plants where sale and purchase of Aggregates between the parties have continued. For the avoidance of doubt, in the event Buyer subsequently wishes to purchase Aggregates from Seller in relation to such Buyer Plants that have been effectively removed from this Agreement pursuant to this Section 5.1, such sales and purchases shall be subject to new agreements and pricing.

5.2 Audits. Seller shall have the right to have an independent accounting firm retained by Seller conduct an audit of Buyer’s records to verify Buyer’s compliance with the minimum purchase requirements of this Agreement as they may be modified from time to time in accordance with the provisions of Sections 5.1 and 6. Seller shall provide Buyer reasonable notice of its intention to conduct such audit and the name of the audit firm. Such audit shall be conducted during normal business hours and Buyer shall make available to such audit firm at its principal place of business reasonable access and all business records reasonably necessary for such audit. The audit firm shall provide a report to Buyer and Seller of the results of its audit, but the audit firm shall be instructed by Seller not to include in such report the identity of Buyer’s Aggregates suppliers. Seller will be responsible for the cost of such audit; provided, however, that if such audit reveals that Buyer purchased during the period subject to the audit less Aggregates from Seller than required by this Agreement (a “Shortfall”) and the amount of the Shortfall is in excess of 10% of the applicable purchase requirements then Buyer shall reimburse Seller for the cost of the audit up to an annual amount equal to £20,000.

5.3 Purchase Shortfall. Within ten (10) days after Buyer’s receipt from Seller of a notice or audit report identifying a Shortfall, Buyer shall, at its option, (i) elect to purchase a quantity of Aggregates equal to that deficiency in the succeeding Contract Year (provided that this option shall not be available to Buyer if the Shortfall occurred or was identified in an audit during the final Contract Year) in addition to the minimum quantity required to be purchased by Buyer under this Agreement in such succeeding Contract Year, or (ii) pay Seller as liquidated damages due to such Shortfall an amount equal to twenty percent (20%) of the price for Aggregates as of the end of the Contract Year in which such Shortfall occurred multiplied by the number of tons of the Shortfall in such Contract Year. If option (i) is exercised and Buyer fails to purchase the amount of Aggregates required in the succeeding Contract Year, Buyer shall pay to Seller at the end of such succeeding Contract Year an amount equal to twenty percent (20%) of the price for Aggregates as of the end of such succeeding Contract Year multiplied by the number of tons which Buyer failed to purchase during such succeeding Contract Year, plus interest on such amount at the rate set forth in Section 4.3 above from the beginning of such succeeding Contract Year until paid. If option (i) is exercised and a Force Majeure event affecting Seller prevents Buyer from purchasing all of the Aggregates required to complete option (i), then the time period for Buyer’s compliance with option (i) shall be extended by the length of time such Force Majeure event lasts.

Section 6. Seller Elections. With regard to all Aggregates orders from 1 January 2017, Seller shall have the right at any time and from time to time during the Term to elect to cease to supply all or any of the Buyer Plants or to elect to supply less than 80% of the Aggregates requirements of all or any of the Buyer Plants. Seller shall provide Buyer with written notice of any and each such election not less than 180 days prior to the effective date of such election and Seller agrees to cooperate with Buyer in a commercially reasonable manner to assist the Buyer to transition to an alternative supply. Any such election by Seller to cease or reduce its Aggregates supply to any Buyer Plant shall be subject to any firm commitments Seller may have provided to Buyer in writing with respect to such Buyer Plant as contemplated by Section 4.2. If at any time during the Term Buyer re-opens any plant that had ceased using Aggregates due to its closure either prior to this Agreement or during the Term, Seller shall have the right and option to supply Aggregates to such plant under the terms and conditions of this Agreement. In each case, Buyer shall promptly notify Seller in writing of the re-opening of a plant, and Seller shall notify Buyer of its election to supply such re-opened plant and its determination of the fair market price for such Aggregates at such plant within 30 days of its receipt of notice from Buyer. Seller’s failure to timely provide Buyer notice of its election shall be deemed an election not to supply Aggregates to such re-opened Plant. Buyer shall have the right during the Term to terminate this Agreement in accordance with the terms of Section 5.18(c) of the Purchase Agreement.

Section 7. Delivery. All Aggregates purchased hereunder shall be delivered to the place of delivery identified on Exhibit A with respect to each Buyer Plant or as otherwise agreed upon by the parties from time to time during the Term. Delivery shall occur when the trucks are at the Buyer Plant and ready for unloading.

Section 8. Taxes and Other Charges. The price referred to herein includes any surcharges or similar fees imposed by Seller as a component of the price of Aggregates, but excludes any and all applicable taxes (including value added taxes), fees or charges now or hereafter imposed by law, regulations or order. Buyer shall pay any and all applicable taxes (including value added taxes), fees and charges now or hereafter imposed by law, regulations or order with respect to the sale, purchase, use, resale, resale transportation or handling of materials (exclusive of corporate franchise taxes or taxes imposed upon or measured by the net income of Seller). If Buyer is entitled under any law or regulation to purchase such materials free of any tax(including value added taxes), fee or charge, Buyer shall furnish Seller proper exemption certificates pertaining to such purchase or purchases in advance of deliveries hereunder.

Section 9. Warranties and Limited Remedies.

9.1 Warranties. Seller warrants title to all Aggregates sold to Buyer under this Agreement and Seller represents and warrants that the Aggregates shall meet at the time of delivery the specifications set out in Section 3 above.

9.2 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET OUT IN SUBSECTION 9.1 ABOVE, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SELLER DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF CUSTOM OR USAGE.

9.3 Limited Remedy. Buyer’s sole remedy for breach of the express warranty of conformity to the Aggregates specifications set out in Section 9.1 shall be exclusively limited to, at the sole discretion of Buyer, either (a) replacement of the non-conforming Aggregates at the point of delivery or (b) a refund of the price paid by Buyer for such Aggregates; additionally the Seller shall pay the cost of physical removal of the defective Aggregates, subject to the cap on liability below; provided, however, that if Seller delivers non-conforming Aggregates in material quantities to the same Buyer Plant on more than three separate occasions during any consecutive 12 month period and Seller is unable to provide Buyer with adequate assurances reasonably acceptable to Buyer of Seller’s ability to deliver conforming Aggregates to such Buyer Plant, Buyer shall have the right to terminate its obligations under this Agreement with respect to such Buyer Plant. The limited remedy set out in this section is exclusive and in lieu of all other remedies for any claim by Buyer arising from the sale of Aggregates hereunder. In no event shall Seller be liable for special, incidental or consequential damages, losses or expenses, loss of profit, loss of revenue, loss of opportunity, loss of business, loss or damage to goodwill, loss of anticipated savings, liquidated damages, directly or indirectly, arising from any breach of this Agreement or from the production, delivery, sale, handling or use of Aggregates sold hereunder, whether arising out of contract, negligence, strict tort, warranty or otherwise and, without limiting the foregoing, Seller shall not be responsible for the product in which the Aggregates sold hereunder is used or sold. In respect of any claims for defective, incorrect or contaminated supply, Seller’s total aggregate liability under this Agreement shall be limited to three times the price of the Aggregates which is proved to be defective (“Defective Goods”), save that in the event that such sum is less than the cost of physical removal of the Aggregates, the Seller shall be liable for the additional cost of physical removal up to a maximum of a further sum of £50,000. In respect of all other claims for breach or otherwise, including under Section 11.1, Seller’s total aggregate liability in respect of any breach shall not exceed three times the value of the Aggregates that are affected by such breach or the subject of a dispute. Buyer acknowledges that it bears the costs of all additional expenses, costs, losses, damages and liabilities which may be incurred and the Seller strongly advises the Buyer to insure against the same. However, nothing in this Agreement is intended to and/or shall restrict or exclude either party’s liability for death or personal injury resulting from such party’s negligence, or any liability for recklessness, fraud, or fraudulent misrepresentation or Seller’s intentional abandonment of this Agreement or any other liability that cannot be restricted by law. For the avoidance of doubt, all liabilities for legal fees and costs shall be determined by the relevant court in accordance with its usual practice.

Section 10. Force Majeure.

10.1 Force Majeure. Neither party shall be liable for damages for any delay or failure in performance of this Agreement, other than to make payments due hereunder, resulting from: act of God, including, but not limited to floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions, acts of public enemy, war, blockades, insurrection, vandalism or sabotage, fire, accident, wreck, explosion, energy supply disruptions or curtailment, strike or labor dispute, embargoes, Seller’s unforeseen plant or site downtime, governmental laws, orders, or regulations which cause interruption in production of Aggregates at Seller’s plants, the loading, transportation, delivery and unloading of Aggregates at Buyer’s facilities or the receipt, use or consumption of Aggregates by Buyer (“Force Majeure”).

10.2 Notice. The party experiencing an event of Force Majeure will send written notice to the other party describing the nature of the Force Majeure and its expected duration. This notice shall be sent within 5 days of the beginning of the event of Force Majeure and within 10 days of the end of such event.

10.3 Duties. The party whose performance is affected by such Force Majeure shall, to the extent practical through commercially reasonable efforts, remedy such condition with all reasonable dispatch; provided, however, that neither party shall be required to settle or otherwise adjust a labor dispute or challenge the validity of any act of a governmental agency against its will. Each party’s obligations hereunder shall be suspended during the period of Force Majeure to the extent affected by such Force Majeure.

10.4 Termination. If the Force Majeure materially impairs a party’s ability to perform for a continuous period of 180 days or for a cumulative number of days in excess of 180 in any 12 month period, the party not affected by the Force Majeure may, in its sole discretion, elect to terminate this Agreement by written notice to the other party, in which case the parties shall have no further obligations under this Agreement other than those accruing prior to such termination.

Section 11. Default and Remedies.

11.1 Default and Cure. If a party (the “Defaulting Party”) fails to comply with any material term or condition of this Agreement, the other party (the “Non-Defaulting Party”) may provide written notice to the Defaulting Party stating the nature of such failure (the “Default Notice”). If the Default Notice relates to (i) a failure by the Defaulting Party to pay any amount due and payable to the Non-Defaulting Party and the Defaulting Party fails to pay such sum within 15 days after receipt of the Default Notice or (ii) a failure by Defaulting Party to comply with any material term or condition of this Agreement, other than the payment of money hereunder and other than as provided in Section 9.3 above, and such failure is not cured within 30 days after the Defaulting Party’s receipt of the Default Notice, or in the event of a cure which requires in excess of 30 days to complete, if the Defaulting Party has not commenced such cure within such 30 day period and thereafter does not diligently prosecute the cure to completion, the Non-Defaulting Party shall be entitled to either suspend or terminate this Agreement without limitation (subject to Sections 9.3 and 11.3) with respect to its other available remedies. Notwithstanding the foregoing, in the event Seller is in breach of this Agreement because of its failure to supply, or cause to be supplied, Aggregates to one or more Buyer Plants, Buyer shall be entitled to terminate this Agreement in accordance with this Section 11.1 as a result of such breach only with respect to the Buyer Plant or Buyer Plants that are the subject of such breach.

11.2 No Waiver. No waiver by a party of any breach by the other party or any of such other party’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by a party to seek a remedy for any breach by the breaching party be a waiver by the non-breaching party of any rights and remedies with respect to such or any subsequent breach.

11.3 Rights and Remedies Cumulative, Consequential Damages. Except as provided in Section 9.3 above and in this subsection 11.3, no right or remedy herein conferred upon or reserved to a party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Neither party shall have any liability to the other under this Agreement for any punitive, incidental or consequential damages.

11.4 Legal Fees. In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party costs and expenses, including, without limitation, legal professional fees, paid or incurred by such party in connection with such litigation, in accordance with the determination of the relevant court.

Section 12. Notices.

All notices and other communications hereunder (hereinafter collectively referred to as “notices”) required to be given or which may be given hereunder shall be in writing and shall be by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) facsimile, or (d) personal delivery with receipt acknowledged in writing, directed to the addresses set forth below. Either party may designate, by notice given to the other in accordance with the terms of this Section, additional or substitute parties or addresses to which notices should be sent hereunder:

If to Seller:	Hanson Quarry Products Europe Limited

Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ

Attention: Managing Director, Hanson Aggregates

Facsimile: [ ]

If to Buyer:	Hanson Building Products Limited, Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ Attention: [ ]
Facsimile: [ ]

Section 13. Miscellaneous Provisions.

13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Seller’s successors and assigns. This Agreement shall be binding upon and inure to the benefit of Buyer and Buyer’s successors and assigns.

13.2 Entire Agreement. This Agreement sets forth the complete and entire agreement and understanding between Seller and Buyer concerning the sale and purchase of Aggregates from Seller for use in Buyer Plants, and there are no others, either oral or written, between them other than those in this Agreement.

13.3 Modifications. No subsequent modification, amendment, or addition to this Agreement shall be binding upon Seller or Buyer unless made in written document signed by the party against which enforcement is sought.

13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5 Survival. The obligations of the parties arising from circumstances and events occurring during the Term of this Agreement shall survive termination of this Agreement, including, but not limited to, the obligation to pay for Aggregates delivered, but not paid for, prior to the effective date of the termination of this Agreement.

13.6 Confidentiality. Except as may be required by law, Buyer and Seller shall maintain the confidentiality of this Agreement and shall not otherwise disclose this Agreement or any of the other terms and provisions hereof.

13.7 Caption. Section captions in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections.

13.8 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of England, and the parties hereto submit to the exclusive jurisdiction of the English courts in respect of all disputes hereunder.

13.9 The Parties do not intend that any of the terms of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

13.10 Time. Time is of the essence of this Agreement and the performance of all obligations under this Agreement.

13.11 Severability. If any clause, phrase, provision or portion of this Agreement or the application of same to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Agreement, nor any other clause, phrase, provision or portion of this Agreement, nor shall it affect the application of any clause, phrase, provision or portion of this Agreement to other persons or circumstances.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first set forth above.

BUYER:	SELLER:

Hanson Building Products Limited	Hanson Quarry Products Europe Limited

By:	By:

Name:	Name:

Title:	Title:

Exhibit A – Buyer Plants and Initial Prices

Prices stated below are those for the remainder of Contract Year 2014 and for all of Contract Year 2015.

Materials, price and specifications

Supply business unit SAP	supplied from	Business Unit	Site Supplied to	Product	2014 Unit Cost	2015 Unit Cost
6128	Condover Quarry	7131401	Hams Hall Thermalite 401	0/2 mm Siliceous Sand	£14.04	£14.46
6107	Barton Quarry	7650401	Somercotes - Culverts 401	0/4mm Sand	£15.60	£16.07
6107	Barton Quarry	7650401	Somercotes - Culverts 401	0/2mm Sand	£16.25	£16.74
6107	Barton Quarry	7650401	Somercotes - Culverts 401	6/14mm Gravel	£15.19	£15.65
6107	Barton Quarry	7650401	Somercotes - Culverts 401	4/20mm Gravel	£15.19	£15.65
6107	Barton OR Baston	7680401	Hoveringham - F&P 401	0/4mm Sand	£15.42	£15.88
6107	Barton	7680401	Hoveringham - F&P 401	4/10mm Gravel	£12.75	£13.13
6107	Barton	7680401	Hoveringham - F&P 401	4/20mm Gravel	£14.80	£15.24
6129	Sutton Courtney	7727401	Milton Block 401	0/4mm Sand	£14.93	£15.38
6129	Sutton Courtney	7727401	Milton Block 401	4/10mm Gravel	£14.93	£15.38
	Coln	7727401	Milton Block 401	0/4mm Sand	£14.93	£15.38
	Coln	7727401	Milton Block 401	4/10mm Gravel	£14.93	£15.38
6045	Chipping Sodbury	7727401	Milton Block 401	0/4mm Dust	£14.15	£14.57
6025	Baston	7774401	Whittlesey - Block 401	4/10mm Gravel	£9.43	£9.71
6025	Baston	7774401	Whittlesey - Block 401	Building Sand Washed SDS	£14.83	£15.27
6035	Baston	7774401	Whittlesey - Block 401	0/4mm Sand	£14.26	£14.69
6035	Baston	7774401	Whittlesey - Block 401	2/6mm Gravel	£7.50	£7.73

SPECIFICATIONS

BS EN 12620 Aggregates for Concrete

BS EN 13139 Aggregates for Mortar

BS EN 13242 Aggregates for unbound and hydraulically bound – civil engineering work/road construction

STRICTLY PRIVATE & CONFIDENTIAL

FORM OF CEMENT SUPPLY AGREEMENT

THIS CEMENT SUPPLY AGREEMENT (this “Agreement”) is made as of this     day of             , 2015 (the “Effective Date”) by and between Hanson Cement ( a trading name of Castle Cement Limited company number 2182762) with its registered office at Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ (“Seller”), and Hanson Building Products Limited (company number 8960430) with its registered office at Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ (“Buyer”).

RECITALS

A. HBMA Holdings LLC, a Delaware limited liability company (the “US Seller”), Structherm Holdings Limited, an English private limited company (the “UK Seller”), Hanson America Holdings (4) Limited, an English private limited company (the “CDN Seller”), Hanson Packed Products Limited (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL”, and together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”), and LSF9 Stardust Holdings LLC, a Delaware limited liability company, are parties to that certain Purchase Agreement, dated as of December 23, 2014 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Sellers the Shares (as defined in the Purchase Agreement) and all of HPPL’s right, title and interest in the UK Loan Notes (as defined in the Purchase Agreement);

B. Seller has supplied or currently supplies cement to those facilities of Buyer identified on Exhibit A, attached hereto and incorporated herein by this reference (“Buyer Plants”); and

C. The parties desire to enter into this Agreement in order to set out their agreement on their respective rights and obligations with respect to the supply of cement to Buyer Plants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Term. This Agreement shall commence on the Effective Date and continue for a period of five years from the Effective Date (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement.

Section 2. Cement Purchase and Supply. For purposes of this Agreement the term “Contract Year” refers to a calendar year and that part of the calendar year in which this Agreement commences and in which it expires. Subject to the terms and conditions of this Agreement, including, without limitation, Sections 3, 5 and 6 below, Buyer shall purchase and Seller shall supply, or cause to be supplied, not less than 80% of all the Cement used at each Buyer Plant during each Contract Year; provided that in respect of the Buyer’s cement requirements for supply into the Buyer’s two aircrete block plants (as named in Exhibit A hereto), the supply and purchase obligation shall be for 100% of the Buyer’s requirements for such plants during Contract Year 2015 and each subsequent Contract Year during the Term in the event that the Buyer meets the revised technical specifications provided for in Section 3 below. Weights shall be determined by certified truck or railcar certificates issued at Seller’s plant or terminal or, where applicable, other facility.

Section 3. Cement Specifications and Forecasting. For purposes of this Agreement, the term “Cement” refers to the cement and cementitious products identified in Exhibit A with the specification set out therein, supplied to the particular Buyer Plant as listed in Exhibit A or such other specifications as the parties may mutually agree upon in writing from time to time during the Term with respect to a particular Buyer Plant. The Cement purchase requirements of this Agreement shall not apply if and to the extent a Buyer Plant requires a type or specification of Cement that Seller does not manufacture and is otherwise unwilling to supply. With regard to supplies of express Rapid Hardening cement for supply to the Buyer’s two aircrete plants named in Exhibit A, the Parties shall use reasonable endeavours to work together with the aim of replacing the same with standard Rapid Hardening cement (of British Standard coding: BS EN197-1) and for such purposes the Buyer shall work to implement the use of such standard Rapid Hardening cement BS EN197-1 accordingly. With regard to forecasting, as soon as practicable following the date hereof, Buyer shall provide Seller in writing with notice of its forecast of the tons of Cement per Buyer Plant it expects to purchase during the remainder of the current Contract Year. On or before 60 days prior to the commencement of each Contract Year during the Term, Buyer shall provide Seller with a forecast of its expected Cement purchases during the following Contract Year. In each case the forecast shall be made by Buyer in good faith, but shall be for planning purposes only. Subject to Buyer’s obligations in Section 2 above, Buyer shall not be required to purchase such estimated quantities. Buyer shall provide monthly updates of such forecast and the parties shall cooperate to schedule the Cement to be sold per Buyer Plant hereunder during the applicable Contract Year on a monthly basis where reasonably practicable.

Section 4. Price and Payment.

4.1 The current Cement prices per tonne for 2014, at the point of delivery indicated on Exhibit A, at each Buyer Plant currently purchasing Cement are set out in Exhibit A. Prices for 2015 shall be subject to an increase of 3% over those stated in Exhibit A and prices for 2016 shall be subject to a further increase of 3% over those for 2015; provided that for 2016, the 3% price increase for all purchases of Rapid Hardening cement for use in the Buyer’s aircrete plants shall be dependent upon the Buyer having adjusted its required technical specification for such cement to the abovementioned standard fineness BS EN197-1, failing which the following sentences of this Section 4.1 shall apply. For (a) all periods and for all Cement supplied hereunder subsequent to 31 December 2016, and (b) and for any express Rapid Hardening cement for supply to the Buyer’s two aircrete plants in the Contract Year 2016, prices for Cement will be the then prevailing market price for Cement sold in like quantities and qualities to customers similarly situated. For periods after 31 December 2016 and for the year 2016 in respect of any express Rapid Hardening Cement, not less than 90 days prior to the commencement of each Contract Year, Seller shall deliver notice of the Cement prices at each Buyer Plant for the ensuing Contract Year and Seller shall give Buyer 60 days’ prior written notice of any change to prices for Cement during such Contract Year. If for periods from 1 January 2017, or from 1 January 2016 in respect of any express Rapid Hardening Cement, the Buyer at any time believes that Seller’s Cement price at any Buyer Plant does not represent the fair market price available for like quantities and qualities of Cement in the market for a particular Buyer Plant taking into account the cost of agreed delivery, the matter shall be addressed in the manner set forth in Section 5 below. In the event that the Buyer has not replaced its requirement for express Rapid Hardening Cement with standard Rapid Hardening Cement (BS EN197-1) for its aircrete sites by 1 January, 2016, as provided above and if the Buyer has not accepted the Seller’s proposed pricing for such Cement for 2016, this Agreement shall no longer apply in respect of the supply of such Cement to the Buyer’s aircrete sites from 1 January 2016, subject to any accrued rights and obligations of either party in respect of such Cement prior to such date.

4.2 Notwithstanding any contrary provision in Section 4.1 above, Buyer may request a firm quote for bid jobs, including bids and tenders on projects that may overlap multiple Contract Years, and the parties acknowledge that they may negotiate special pricing for Cement for tenders and bid jobs or projects.

4.3 Except as the parties may mutually agree from time to time during the Term, payments for Cement delivered hereunder are due net 30 days from the month end of receipt of invoice. Any undisputed amount due and payable under this Agreement that remains unpaid when due shall bear interest until paid running on a day to day basis at the rate of 4% per annum above the base rate of Skandinaviska Enskilda Banken AB (publ) from the date when the payment for the Cement is due until the date of payment in full by the Buyer and shall accrue after as well as before any judgment. Buyer shall reimburse Seller for all costs and expenses (including legal costs) incurred in the collection of any overdue payments.

4.4 Title to the Cement shall not pass to the Buyer until the Seller has received payment in full in cleared funds) of the price due for the Cement, including any default interest and/or any applicable taxes). Buyer hereby irrevocably licenses Seller and its agents to enter upon any premises of the Buyer or any premises of a third party where the Cement is stored, for the purpose of recovering any Cement where title has not passed to the Buyer.

4.5 Risk in the relevant Cement shall pass to the Buyer once the Cement has been delivered to the Buyer’s Plant and the Buyer shall be responsible for insuring the Cement against all normal risks from the point in time that risk passes. Seller shall not be liable for any loss of any kind to the Buyer arising from damage to the Cement, once risk has passed to the Buyer.

Section 5. Market Price Determination.

5.1 Matching Price. For purposes of this Agreement the term “Qualified Cement Supplier” means a person or legal entity engaged in the production and/or sale of Cement on a regular commercial basis in the area where the relevant Buyer Plant is located. If Buyer believes that the Cement price offered by Seller at any Buyer Plant does not represent the fair market price then available for comparable Cement delivered to such Buyer Plant taking into account delivery costs, Buyer may notify Seller in writing (the “Matching Price Notice”) of the price at which it is able to secure such supply of comparable Cement from a Qualified Cement Supplier, on an arms-length basis at a total price, including the Cement sales price and the transportation cost (such total price, the “Available Delivered Cement Market Price”). Such Matching Price Notice shall state the delivery location or locations, Cement quantities, the relevant Buyer Plant or Plants and the time period to which such notice applies. Such notice shall be executed by an officer of Buyer and shall certify that such Available Delivered Cement Market Price has been determined on a bona fide, arms-length basis and reflects the total consideration to be paid for such comparable Cement and its transportation to the Buyer Plant. The notice shall not identify the Qualified Cement Supplier(s). Seller shall have five working days after receipt of such Matching Price Notice to request Buyer to provide to an independent auditor designated by Seller such information and documentation as is reasonably available to Buyer in order to allow such auditor to verify that such Available Delivered Cement Market Price has been determined on the bona fide, arms-length basis described above, such information to be provided by the Buyer within two working days of the Seller’s request. Within ten working days after Seller’s receipt from Buyer of the Matching Price Notice of its determination of the Available Delivered Cement Market Price, or if Seller requests a review by an independent auditor as provided in this section, within 5 working days of such auditor’s receipt of the documents and information to be provided to such auditor by Buyer, Seller shall notify Buyer whether it will meet the lower Available Delivered Cement Market Price or any objections to Buyer’s determination of the Available Delivered Cement Market Price. If Seller elects to meet such Available Delivered Cement Market Price, that price shall be the price of Cement for the Buyer Plant or Plants to which such Matching Price Notice applies. If Seller declines to match such price (including for bid jobs, pursuant to Section 4.2 above, in respect of which Seller and Buyer have been unable to negotiate special pricing), Buyer and Seller shall be excused from their respective Cement purchase or supply obligations under this Agreement with respect to the Buyer Plant or Plants subject to the Matching Price Notice until the earlier of the shipment of the total quantity of Cement subject to the matching price offer or expiration of the time period during which such matching price applies.

5.2 Audits. Seller shall have the right to have an independent accounting firm retained by Seller conduct an audit of Buyer’s records to verify Buyer’s compliance with the minimum purchase requirements of this Agreement as they may be modified from time to time in accordance with the provisions of Sections 4.1, 5.1 and 6. Seller shall provide Buyer reasonable notice of its intention to conduct such audit and the name of the audit firm. Such audit shall be conducted during normal business hours and Buyer shall make available to such audit firm at its principal place of business reasonable access and all business records reasonably necessary for such audit. The audit firm shall provide a report to Buyer and Seller of the results of its audit, but the audit firm shall be instructed by Seller not to include in such report the identity of Buyer’s cement suppliers. Seller will be responsible for the cost of such audit; provided, however, that if such audit reveals that Buyer purchased during the period subject to the audit less Cement from Seller than required by this Agreement (a “Shortfall”) and the amount of the Shortfall is in excess of 10% of the applicable purchase requirements then Buyer shall reimburse Seller for the cost of the audit up to an annual amount equal to £20,000.

5.3 Purchase Shortfall. Within ten (10) days after Buyer’s receipt from Seller of a notice or audit report identifying a Shortfall, Buyer shall, at its option, (i) elect to purchase a quantity of Cement equal to that deficiency in the succeeding Contract Year (provided that this option shall not be available to Buyer if the Shortfall occurred or was identified in an audit during the final Contract Year) in addition to the minimum quantity required to be purchased by Buyer under this Agreement in such succeeding Contract Year, or (ii) pay Seller as liquidated damages due to such Shortfall an amount equal to twenty percent (20%) of the price for Cement as of the end of the Contract Year in which such Shortfall occurred multiplied by the number of tons of the Shortfall in such Contract Year. If option (i) is exercised and Buyer fails to purchase the amount of Cement required in the succeeding Contract Year, Buyer shall pay to Seller at the end of such succeeding Contract Year an amount equal to twenty percent (20%) of the price for Cement as of the end of such succeeding Contract Year multiplied by the number of tons which Buyer failed to purchase during such succeeding Contract Year, plus interest on such amount at the rate set forth in Section 4.3 above from the beginning of such succeeding Contract Year until paid. If option (i) is exercised and a Force Majeure event affecting Seller prevents Buyer from purchasing all of the Cement required to complete option (i), then the time period for Buyer’s compliance with option (i) shall be extended by the length of time such Force Majeure event lasts.

Section 6. Seller Elections. From 1 January 2017 (and subject to any termination of this Agreement in respect of supplies of express Rapid Hardening Cement to the Buyer’s aircrete sites as provided in Section 4.1 above), Seller shall have the right at any time and from time to time during the Term to elect to cease to supply all or any of the Buyer Plants or to elect to supply less than 80% or 100% (as applicable) of the Cement requirements of all or any of the Buyer Plants. Seller shall provide Buyer with written notice of any and each such election not less than 180 days prior to the effective date of such election and Seller agrees to cooperate with Buyer in a commercially reasonable manner to assist the Buyer to transition to an alternative supply. Any such election by Seller to cease or reduce its Cement supply to any Buyer Plant shall be subject to any firm commitments Seller may have provided to Buyer in writing with respect to such Buyer Plant. If at any time during the Term Buyer re-opens any plant that had ceased using Cement due to its closure either prior to this Agreement or during the Term, Seller shall have the right and option to supply Cement to such plant under the terms and conditions of this Agreement. In each case Buyer shall promptly notify Seller in writing of the re-opening of a plant, and Seller shall notify Buyer of its election to supply such re-opened plant and its determination of the fair market price for Cement at such plant within 30 days of its receipt of notice from Buyer. Seller’s failure to timely provide Buyer notice of its election shall be deemed an election not to supply Cement to such re-opened Plant. Buyer shall have the right during the Term to terminate this Agreement in accordance with the terms of Section 5.18(c) of the Purchase Agreement.

Section 7. Delivery. All Cement purchased hereunder shall be delivered to the place of delivery identified on Exhibit A with respect to each Buyer Plant or as otherwise agreed upon by the parties from time to time during the Term. Delivery shall occur when the trucks are at the Buyer Plant and ready for unloading.

Section 8. Taxes and Other Charges. The price referred to herein includes any surcharges or similar fees imposed by Seller as a component of the price of Cement, but excludes any and all applicable taxes (including value added taxes), fees or charges now or hereafter imposed by law, regulations or order. Buyer shall pay any and all applicable taxes (including value added taxes), fees and charges now or hereafter imposed by law, regulations or order with respect to the sale, purchase, use, resale, resale transportation or handling of materials (exclusive of corporate franchise taxes or taxes imposed upon or measured by the net income of Seller). If Buyer is entitled under any law or regulation to purchase such materials free of any tax (including any value added tax), fee or charge, Buyer shall furnish Seller proper exemption certificates pertaining to such purchase or purchases in advance of deliveries hereunder.

Section 9. Warranties and Limited Remedies.

9.1 Warranties. Seller warrants title to all Cement sold to Buyer under this Agreement and Seller represents and warrants that the Cement shall meet at the time of delivery the specifications set out in Section 3 above.

9.2 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET OUT IN SUBSECTION 9.1 ABOVE, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SELLER DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF CUSTOM OR USAGE.

9.3 Limited Remedy. Buyer’s sole remedy for breach of the express warranty of conformity to the Cement specifications set out in Section 9.1 shall be exclusively limited to, at the sole discretion of Buyer, either (a) replacement of the non-conforming Cement at the point of delivery or (b) a refund of the price paid by Buyer for such Cement; additionally the Seller shall pay the cost of physical removal of the non-conforming Cement, subject to the cap on liability below; provided, however, that if Seller delivers non-conforming Cement in material quantities to the same Buyer Plant on more than three separate occasions during any consecutive 12 month period and Seller is unable to provide Buyer with adequate assurances reasonably acceptable to Buyer of Seller’s ability to deliver conforming Cement to such Buyer Plant, Buyer shall have the right to terminate its obligations under this Agreement with respect to such Buyer Plant. The limited remedy set out in this section is exclusive and in lieu of all other remedies for any claim by Buyer arising from the sale of Cement hereunder. In no event shall Seller be liable for special, incidental or consequential damages, losses or expenses, loss of profit, loss of revenue, loss of opportunity, loss of business, loss or damage to goodwill, loss of anticipated savings, liquidated damages, directly or indirectly, arising from any breach of this Agreement or from the production, delivery, sale, handling or use of Cement sold hereunder, whether arising out of contract, negligence, strict tort, warranty or otherwise and, without limiting the foregoing, Seller shall not be responsible for the product in which the Cement sold hereunder is used or sold. In respect of any claims for defective, incorrect or contaminated supply, Seller’s total aggregate liability under this Agreement shall be limited to three times the price of the Cement which is proved to be defective (“Defective Goods”), save that in the event that such sum is less than the cost of physical removal of the Cement, the Seller shall be liable for the additional cost of physical removal up to a maximum of a further sum of £50,000. In respect of all other claims for breach or otherwise, including under Section 11.1, Seller’s total aggregate liability in respect of any breach shall not exceed three times the value of the Cement that is affected by such breach or the subject of a dispute. Buyer acknowledges that it bears the costs of all additional expenses, costs, losses, damages and liabilities which may be incurred and the Seller strongly advises the Buyer to insure against the same. However, nothing in this Agreement is intended to and/or shall restrict or exclude either party’s liability for death or personal injury resulting from such party’s negligence, or any liability for recklessness, fraud, or fraudulent misrepresentation or Seller’s intentional abandonment of this Agreement or any other liability that cannot be restricted by law. For the avoidance of doubt, all liabilities for legal fees and costs shall be determined by the relevant court in accordance with its usual practice.

Section 10. Force Majeure.

10.1 Force Majeure. Neither party shall be liable for damages for any delay or failure in performance of this Agreement, other than to make payments due hereunder, resulting from: act of God, including, but not limited to floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions, acts of public enemy, war, blockades, insurrection, vandalism or sabotage, fire, accident, wreck, explosion, energy supply disruptions or curtailment, strike or labor dispute, embargoes, Seller’s unforeseen plant or site downtime, governmental laws, orders, or regulations which cause interruption in production of Cement at Seller’s plants, the loading, transportation, delivery and unloading of Cement at Buyer’s facilities or the receipt, use or consumption of Cement by Buyer (“Force Majeure”).

10.2 Notice. The party experiencing an event of Force Majeure will send written notice to the other party describing the nature of the Force Majeure and its expected duration. This notice shall be sent within 5 days of the beginning of the event of Force Majeure and within 10 days of the end of such event.

10.3 Duties. The party whose performance is affected by such Force Majeure shall, to the extent practical through commercially reasonable efforts, remedy such condition with all reasonable dispatch; provided, however, that neither party shall be required to settle or otherwise adjust a labor dispute or challenge the validity of any act of a governmental agency against its will. Each party’s obligations hereunder shall be suspended during the period of Force Majeure to the extent affected by such Force Majeure.

10.4 Termination. If the Force Majeure materially impairs a party’s ability to perform for a continuous period of 180 days or for a cumulative number of days in excess of 180 in any 12 month period, the party not affected by the Force Majeure may, in its sole discretion, elect to terminate this Agreement by written notice to the other party, in which case the parties shall have no further obligations under this Agreement other than those accruing prior to such termination.

Section 11. Default and Remedies.

11.1 Default and Cure. If a party (the “Defaulting Party”) fails to comply with any material term or condition of this Agreement, the other party (the “Non-Defaulting Party”) may provide written notice to the Defaulting Party stating the nature of such failure (the “Default Notice”). If the Default Notice relates to (i) a failure by the Defaulting Party to pay any amount due and payable to the Non-Defaulting Party and the Defaulting Party fails to pay such sum within 15 days after receipt of the Default Notice or (ii) a failure by Defaulting Party to comply with any material term or condition of this Agreement, other than the payment of money hereunder and other than as provided in Section 9.3 above, and such failure is not cured within 30 days after the Defaulting Party’s receipt of the Default Notice, or in the event of a cure which requires in excess of 30 days to complete, if the Defaulting Party has not commenced such cure within such 30 day period and thereafter does not diligently prosecute the cure to completion, the Non-Defaulting Party shall be entitled to either suspend or terminate this Agreement without limitation (subject to Sections 9.3 and 11.3) with respect to its other available remedies. Notwithstanding the foregoing, in the event Seller is in breach of this Agreement because of its failure to supply, or cause to be supplied, Cement to one or more Buyer Plants, Buyer shall be entitled to terminate this Agreement in accordance with this Section 11.1 as a result of such breach only with respect to the Buyer Plant or Buyer Plants that are the subject of such breach.

11.2 No Waiver. No waiver by a party of any breach by the other party or any of such other party’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by a party to seek a remedy for any breach by the breaching party be a waiver by the non-breaching party of any rights and remedies with respect to such or any subsequent breach.

11.3 Rights and Remedies Cumulative, Consequential Damages. Except as provided in Section 9.3 above and in this subsection 11.3, no right or remedy herein conferred upon or reserved to a party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Neither party shall have any liability to the other under this Agreement for any punitive, incidental or consequential damages.

11.4 Legal Fees. In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party costs and expenses, including, without limitation, legal professional fees, paid or incurred by such party in connection with such litigation, in accordance with the determination of the relevant court.

Section 12. Notices.

All notices and other communications hereunder (hereinafter collectively referred to as “notices”) required to be given or which may be given hereunder shall be in writing and shall be by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) facsimile, or (d) personal delivery with receipt acknowledged in writing, directed to the addresses set forth below. Either party may designate, by notice given to the other in accordance with the terms of this Section, additional or substitute parties or addresses to which notices should be sent hereunder:

If to Seller:	Hanson Cement

Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ

Attention: Managing Director, Hanson Cement

Facsimile: [ ]

If to Buyer:	Hanson Building Products Limited, Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ Attention: [ ]
Facsimile: [ ]

Section 13. Miscellaneous Provisions.

13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Seller’s successors and assigns. This Agreement shall be binding upon and inure to the benefit of Buyer and Buyer’s successors and assigns.

13.2 Entire Agreement. This Agreement sets forth the complete and entire agreement and understanding between Seller and Buyer concerning the sale and purchase of Cement from Seller for use in Buyer Plants, and there are no others, either oral or written, between them other than those in this Agreement.

13.3 Modifications. No subsequent modification, amendment, or addition to this Agreement shall be binding upon Seller or Buyer unless made in written document signed by the party against which enforcement is sought.

13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5 Survival. The obligations of the parties arising from circumstances and events occurring during the Term of this Agreement shall survive termination of this Agreement, including, but not limited to, the obligation to pay for Cement delivered, but not paid for, prior to the effective date of the termination of this Agreement.

13.6 Confidentiality. Except as may be required by law, Buyer and Seller shall maintain the confidentiality of this Agreement and shall not otherwise disclose this Agreement or any of the other terms and provisions hereof.

13.7 Caption. Section captions in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections.

13.8 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of England, and the parties hereto submit to the exclusive jurisdiction of the English courts in respect of all disputes hereunder.

13.9 The Parties do not intend that any of the terms of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

13.10 Time. Time is of the essence of this Agreement and the performance of all obligations under this Agreement.

13.11 Severability. If any clause, phrase, provision or portion of this Agreement or the application of same to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Agreement, nor any other clause, phrase, provision or portion of this Agreement, nor shall it affect the application of any clause, phrase, provision or portion of this Agreement to other persons or circumstances.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first set forth above.

BUYER:	SELLER:

Hanson Building Products Limited	Hanson Cement (Castle Cement Limited)

By:	By:

Name:	Name:

Title:	Title:

Exhibit A – Buyer Plants and Initial Prices

Prices stated below are those for the remainder of 2014.

Prices for 2015 and 2016 shall be subject to the increases provided for in the Agreement, and prices for the remainder of the term shall also be provided for in accordance with the terms above.

Short Name	Cementitious source site	Product	Type	Product Designation	2014 Full load price
Milton	Port Talbot	Regen	Bulk	GGBS	£65.72
Milton	Padeswood	Ordinary Portland	Bulk	CEM1 52.5N	£81.60
Whittlesey	Ketton	Multicem	Packed	CEM11 - A-LL 32.5R	£93.85
Whittlesey	Ketton	Ordinary Portland	Bulk	CEM1 52.5N	£81.60
Whittlesey	Scunthorpe	Regen	Bulk	GGBS	£65.72
Hams Hall	Padeswood	Rapid Hardening	Bulk	CEM1 52.5R	£87.32
Newbury	Padeswood	Rapid Hardening	Bulk	CEM1 52.5R	£89.60
Somercotes	Clitheroe	Ash Blends	Bulk	CEM11 - B-V 42.5N	£71.50
Somercotes	Clitheroe	Ordinary Portland	Bulk	CEM1 52.5N	£81.60
Somercotes	Padeswood	Rapid Hardening	Bulk	CEM1 52.5R	£84.11
Hoveringham	Clitheroe	Ash Blends	Bulk	CEM11 - B-V 42.5N	£71.50
Hoveringham	Ketton	Cement	Packed	CEM11 - A-LL 32.5R	£102.07
Hoveringham	Ketton	Portland Limestone	Bulk	CEM11 A-LL 32.5R	£81.60
Hoveringham	Ketton	Rapid Hardening	Bulk	CEM1 52.5R	£84.11
Coleford	Ketton	Ordinary Portland	Bulk	CEM1 52.5N	£81.60
Coleford	Port Talbot	Regen	Bulk	GGBS	£65.92
Red Bank (Measham)	Clitheroe	Cement	Packed	CEM11 - A-LL 32.5R	£100.00
Red Bank (Measham)	Clitheroe	Ordinary Portland	Bulk	CEM1 52.5N	£81.60
Red Bank (Measham)	Ketton	Ordinary Portland	Bulk	CEM1 52.5N	£81.60

Bulk small load charges:

Lot Code 9	Lot Code 8	Lot Code 7	Lot Code 6	Lot Code 5	Lot Code 4
28 tonnes plus	25.01 tonnes to 27.99 tonnes	23.01 tonnes to 25 tonnes	20 tonnes to 23 tonnes	15 tonnes to 19.99 tonnes	Less than 15 tonnes
As Above	+ £1.85	+ £1.85	+ £4.45	+ £9.99	+ £20.10

Packed small load charges:

Lot Code 9	Lot Code 8	Lot Code 7	Lot Code 6	Lot Code 5	Lot Code 4
Not Applicable	Not Applicable	18 Pallets or more	14 to 17 Pallets	11 to 13 Pallets	10 Pallets or fewer
		+ £0.00	+ £4.30	+ £9.30	+ £19.30

Additional charges may be applied by the Seller as below:

Deliveries & collections after 12:00 noon on Saturdays attract a £3.00 per tonne premium.

Deliveries & collections agreed for Sundays and bank holidays attract a £10.00 per tonne premium.

Waiting time is chargeable after the first hour on site at £20.00 per quarter hour or part thereof.

Where a full load is returned there will be a charge of £6.00 per tonne.

Where a load is cancelled less than 12 hours prior to dispatch, a charge of £325 per load will be applied.

STRICTLY PRIVATE & CONFIDENTIAL

Dated 201[•]

FORM OF DEED OF ASSIGNMENT

THIS DEED is made on             201[•]

AMONG:

(1)	HANSON PACKED PRODUCTS LIMITED (formerly known as Hanson Building Products Limited), an English private limited company, having its registered office at Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ with registered number 00026306 (the “Assignor”);

(2)	HANSON BUILDING PRODUCTS LIMITED (formerly known as Pimco 2945 Limited), an English private limited company, having its registered office at Hanson House, 14 Castle Hill, Maidenhead, Berkshire, SL6 4JJ with registered number 8960430 (“HBP”); and

(3)	LSF9 STARDUST HOLDINGS LLC, a Delaware limited liability company (the “Assignee”),

(each a “party” and together the “parties”). Capitalized terms used but not defined herein shall have the respective meanings for such terms set forth in the Purchase Agreement (as defined below).

WHEREAS:

(A)	On [•], 2014, the Assignee entered into a purchase agreement with HBMA Holdings LLC, Structherm Holdings Limited, Hanson America Holdings (4) Limited, the Assignor, and Heidelbergcement AG (the “Purchase Agreement”), pursuant to which the Assignee agreed, among other things, to purchase from the Assignor its right, title and interest in the UK Loan Notes, in each case free and clear of all Encumbrances.

(B)	The Assignor and HBP are parties to the UK Loan Notes, pursuant to which the Assignor has loaned to HBP £405,000,000 (being the aggregate principal amount outstanding under the UK Loan Notes as at the date of this Deed).

(C)	Pursuant to the terms of the Purchase Agreement, the parties to this Deed have agreed that the Assignor shall assign to the Assignee all of its right, title, interest and benefit in and to the UK Loan Notes upon the terms and subject to the conditions set out in this Deed with effect from the date of this Deed[1].

THIS DEED WITNESSES as follows:

[1]	Note to HC: Please confirm that there are no restrictions on transfer of the UK Loan Notes under any financing / security arrangements (or if there is any restriction, that such restriction will be released prior to the assignment).

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1.	Assignment

1.1	The Assignor hereby unconditionally, irrevocably and absolutely assigns all of its right, title, interest and benefit in and to the UK Loan Notes to the Assignee, free and clear of all Encumbrances, with effect from the date of this Deed.

1.2	The Assignor and the Assignee hereby give notice to HBP of the assignment of the UK Loan Notes pursuant to clause 1.1 and instruct HBP to direct all future correspondence, dealings, deliveries and payments in respect of the UK Loan Notes to the Assignee.

1.3	HBP hereby:

(a)	acknowledges its receipt of the notice of the assignment of the UK Loan Notes pursuant to clause 1.2 of this Deed;

(b)	acknowledges and agrees that as a result of such assignment, the Assignee shall be entitled to all of the Assignor’s right, title, interest and benefit in and to the UK Loan Notes; and

(c)	undertakes to register the transfer of the UK Loan Notes from the Assignor to the Assignee in its register as of the date of this Deed.

1.4	The parties agree that from the date of this Deed, the Assignor no longer has any rights in relation to the UK Loan Notes.

2.	Further Assurance

Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may reasonably be required to give full effect to this Deed.

3.	No Third Party Rights

Except as expressly set forth in the Purchase Agreement, a Person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

4.	Counterparts

This Deed may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in any number of counterparts, and by each party on separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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5.	Governing Law and Jurisdiction

This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

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IN WITNESS whereof this Deed has been duly executed and delivered as a deed on the date written above.

SIGNED as a DEED by HANSON PACKED PRODUCTS LIMITED acting by one director in the presence of:	) ) ) ) ) Director
Witness’s Signature
Witness’s Name:
Address:

SIGNED as a DEED by HANSON BUILDING PRODUCTS LIMITED acting by one director in the presence of:	) ) ) ) ) Director
Witness’s Signature
Witness’s Name:
Address:

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SIGNED as a DEED by LSF9 STARDUST HOLDINGS LLC acting by one director in the presence of:	) ) ) ) ) Director
Witness’s Signature
Witness’s Name:
Address:

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